Exhibit 2.1

EXECUTION VERSION
AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

by and among

HCM ACQUISITION CORP,

ELÍAS SACAL CABABIÉ,

ES AGRUPACIÓN, S.A. DE C.V.,

MURANO GLOBAL B.V.,

MPV INVESTMENT B.V.,

MURANO GLOBAL INVESTMENTS LIMITED.,

MURANO GLOBAL CAYMAN,

and

MURANO P.V., S.A. DE C.V.

dated as of August 2, 2023

i

Exhibits

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Resignation Letter
Exhibit D	Form of Warrant Assumption Agreement
Exhibit E	Form of Amended and Restated Bylaws of the Company
Exhibit F	Form of Power of Attorney

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
This Amended and Restated Business Combination Agreement, dated as of August 2, 2023 (this “Agreement”), is made and entered into by and among HCM ACQUISITION CORP., a Cayman Islands exempted company incorporated with limited liability (“HCM”), MURANO PV, S.A. DE C.V., a Mexican corporation (the “Company”), Elías Sacal Cababie, an individual (“ESC”), ES Agrupación, S.A. de C.V., a Mexican corporation (the “ESAGRUP” and collectively with ESC, the “Seller”), Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (with registered number 149873) having its registered office at 50 La Colomberie, St. Helier, JE2 4QB, Jersey (“PubCo”), Murano Global B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89192877 (“Dutch Murano”), MPV Investment B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89196651, (“Murano Holding” and together with Dutch Murano, the “Dutch Entities”) and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo” and together with the Company, Seller, PubCo, Dutch Murano and Murano Holding, the “Murano Parties”, and the Murano Parties together with HCM, each a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, HCM and certain of the Murano Parties entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of March 13, 2023 (the “Original Agreement Date”);
WHEREAS, the Parties now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;
WHEREAS, pursuant to this Agreement, Dutch Murano and Murano Holding are being replaced within the transaction structure and therefore their respective obligations under this Agreement are limited to their express representations and warranties and covenants hereunder;
WHEREAS, HCM is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, PubCo is a newly formed entity and was formed for the purpose of effecting the transactions contemplated hereby, including to act as the publicly traded holding company of its Subsidiaries (as defined below), including the Company, and HCM after the Closing (as defined below);
WHEREAS, New CayCo is a wholly-owned, direct Subsidiary of PubCo, and was formed for the sole purpose of effecting the Merger (as defined below) with HCM;
WHEREAS, prior to the Closing Date (as defined below), but as part of a plan (for U.S. federal income tax purposes) that is memorialized in this Agreement: (i) the Company shall reimburse Seller for 16,413,927 shares of Company Common Stock in consideration of MXN$16,413,927, (ii) ESC shall subscribe for additional shares in PubCo for a cash subscription price of $1,500,000 (the “Cash Subscription”) in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares, and (iii) PubCo shall subscribe for a number of shares in the Company, such that after giving effect to such subscription PubCo will hold 99.99% of the shares of Company Common Stock in consideration for cash in the amount of the Cash Subscription (the transactions contemplated by clauses (i) through (iii), collectively, the “Subscriptions”) and the remaining 0.001% will be held by Murano Management S.A. de C.V. in accordance with Mexican law requirements;
WHEREAS, prior to the Closing Date, subject to Section 6.6(a), the Murano Parties and the Group Companies shall effect an internal reorganization of certain of their assets and Subsidiaries to effect the structure set forth on Section 4.6(b) of the Company Disclosure Letter (the “Reorganization”);
WHEREAS, prior to the Effective Time, the legal form of PubCo shall be converted from a Jersey private company with limited liability to a Jersey public limited liability company on the terms and subject to the conditions set forth in this Agreement (the “PubCo Reorganization”);
WHEREAS, following consummation of the PubCo Reorganization, upon the terms and subject to the conditions of this Agreement, and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), at the Effective Time, (i) New CayCo will merge with and into HCM, the separate corporate existence of New CayCo will cease, and HCM will be the surviving company (the “Surviving Company”) and a wholly-owned direct subsidiary of PubCo (the “Merger”) and (ii) HCM will change its name to “Murano Global Hospitality Corp.”;
WHEREAS, upon the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the HCM Ordinary Shares (as defined below) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to the Merger Shares (as defined below);
WHEREAS, each of the Parties hereto intends that, for United States federal income tax purposes, (A) the transfer of property by Seller to PubCo in consideration for the issuance of PubCo Ordinary Shares, taken together with the Merger, will be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, and (B) PubCo will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with such transactions (other than a transfer by a shareholder that is a “United States person” that owns directly or by attribution five percent or more of PubCo (by vote or value) as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i) and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8) (the “Intended Tax Treatment”);
WHEREAS, each of the Parties hereto acknowledges that, for United States federal income tax purposes, the Merger may also independently qualify as a “reorganization” under Section 368(a) of the Code, and in such event, this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS, the board of directors of PubCo has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) authorized any one director of PubCo to enter into this Agreement and the other documents contemplated hereby on behalf of PubCo;
WHEREAS, the management board of Dutch Murano has (i) approved the Original Agreement and the documents contemplated thereby and the transactions contemplated thereby, and (ii) declared it advisable for Dutch Murano to enter into this Agreement and the other documents contemplated hereby;
WHEREAS, the management board of Murano Holding has (i) approved the Original Agreement and the documents contemplated thereby and the transactions contemplated thereby, and (ii) declared it advisable for Murano Holding to enter into this Agreement and the other documents contemplated hereby;
WHEREAS, the board of directors of the Company has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (iii) recommended the adoption of this Agreement and the transactions contemplated hereby by the Company’s stockholders;
WHEREAS, the board of directors of New CayCo has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it to be advisable and in the best interests of New CayCo for New CayCo to enter into this Agreement and the other documents and transactions contemplated hereby and (iii) recommended the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by PubCo, as New CayCo’s sole shareholder;
WHEREAS, PubCo, in its capacity as the sole shareholder of New CayCo has, by its execution and delivery hereof, approved and adopted this Agreement, and the transactions contemplated hereby, including the Merger, in accordance with the Cayman Companies Act;
WHEREAS, the board of directors of HCM has (i) determined that it is advisable an in the best interests of HCM for HCM to enter into this Agreement and the documents and transactions contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, by the HCM Shareholders;

WHEREAS, in furtherance of the Merger, HCM shall provide an opportunity to its eligible (as determined in accordance with the HCM’s Governing Documents (as defined below)) shareholders to have their outstanding HCM Class A Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in HCM’s Governing Documents in connection with obtaining the HCM Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) and certain other Persons who own HCM Class A Ordinary Shares, HCM Class B Ordinary Shares and HCM Private Placement Warrants as of the date hereof (collectively with the Sponsor, the “Sponsor Parties”) have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor Parties have agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) irrevocably cause to be terminated, forfeited or surrendered (as applicable) and cancelled prior to the Effective Time, for no consideration and without further right, obligation or liability of any kind or nature on the part of HCM, the Company, New CayCo, the Surviving Company or any other Person, 1,250,000 HCM Class A Ordinary Shares and all of the outstanding HCM Private Placement Warrants held by the Sponsor as of immediately prior to Closing;
WHEREAS, at the Closing, PubCo, the Sponsor and certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by HCM and the Company), which shall be effective as of the Closing; and
WHEREAS, at the Closing, PubCo and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by HCM and the Company), which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:
“Acquisition Proposal” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Group Companies or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) any Group Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Group Companies; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of any Group Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Group Companies; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Group Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Group Companies.
“Action” means any claim, action, litigation, suit (whether civil, criminal, administrative, judicial or investigative), audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority, arbitrator or mediator.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the

UK Criminal Finances Act 2017, the Corruption (Jersey) Law 2006, the Federal Criminal Code (Código Penal Federal) of Mexico, the Federal Public Officers Liabilities Act (Ley Federal de Responsabilidades Administrativas de los Servidores Públicos) of Mexico, the Federal Anti-Corruption in Public Contracts Act (Ley Anticorrupción en Contrataciones Públicas) of Mexico, the National Anticorruption System Act (Ley General del Sistema Nacional Anticorrupción) of Mexico, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Anti-Money Laundering Laws” means all applicable Laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” the Federal Law to Prevent and Identify Transactions with Proceeds from Illegal Origin (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) of Mexico, and the rules and regulations thereunder, and the Terrorist Asset-Freezing (Jersey) Law 2011, the Terrorism (Jersey) Law 2002, the Proceeds of Crime (Jersey) Law 1999, the Money Laundering (Jersey) Order 2008 and the Sanctions and Asset-Freezing (Jersey) Law 2019 and the rules and order thereunder.
“Antitrust Approval” means the merger clearance and approval to be issued by COFECE in connection with the transactions contemplated hereby and in the Ancillary Agreements, or in lieu, the expiration of applicable statute of limitations under the Mexican Federal Economic Competition Law (Ley Federal de Competencia Económica) for purposes of such transactions receiving due approval after filing of the relevant merger control notice.
“Antitrust Authority” means Mexico’s Comisión Federal de Competencia Económica (“COFECE”).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence by the Antitrust Authority relating to the transactions contemplated hereby, including any additional information that may be requested during the course of the process before and by the Antitrust Authority that is required to obtain the Antitrust Approval.
“Business Combination” has the meaning set forth in HCM’s Governing Documents.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks or relevant Antitrust Authorities in New York, New York, Mexico City, Mexico, the Cayman Islands or the Bailiwick of Jersey are authorized or required by Law to close.
“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments and marketable securities (to the extent convertible to cash within 30 days), calculated (i) net of outstanding but uncleared checks, wires and drafts, (ii) inclusive of checks, wires and drafts in transit or received but not yet posted and (iii) exclusive of Restricted Cash, in each case of such Person as of such time.
“Certificates of Liens/No Liens” shall mean certificates of liens/no liens (certificado de existencia o inexistencia de Gravámenes) issued by the Public Registry of Property of the jurisdiction of each Owned Real Property issued after the Original Agreement Date, showing that the representations set forth in Section 4.20(c) are true and correct as of the Closing Date for each Owned Real Property.
“Company Award” means, any agreement by means of which the Company grants any Person a right to receive compensation in the form of equity of the Company.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Group Companies.
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Group Companies, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the Original Agreement Date, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Group Companies operate, (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, landlords, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.3 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the written request of, HCM; provided, further, that any Event referred to in clauses (a), (b), (d), (e), (f), or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Group Companies, taken as a whole, relative to similarly situated companies in the industry or geography in which the Group Companies conduct their respective operations.
“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Group Companies, including the Merger and the Reorganization, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow a Group Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over a Group Company, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the HCM Disclosure Letter.
“Dollars” or “$” means lawful money of the United States.
“Ensenada Properties” shall have the meaning set forth in Section 4.20 of the Company Disclosure Letter.
“Environmental Laws” means any and all applicable Laws, and any governmental order or binding agreement with any Governmental Authority (a) relating to or regulating Hazardous Materials, pollution (or the cleanup thereof), or the protection or management of the environment or natural resources, zoning and ecological planning or protection of historic, cultural or archeological assets, human health or workplace safety, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, handling, disposal or Remediation of, any Hazardous Materials; (c) concerning worker health and safety; or (d) relating to urban development, use of land, construction and civil protection. Environmental Laws shall include all applicable federal, state or municipal laws, regulations (reglamentos), codes or Mexican official norms relating to the regulation or protection of the environment, including, Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente, Mexico’s Ley de Aguas Nacionales, Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos, and their respective regulations (reglamentos), as amended.
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extension” means an extension to the deadline for HCM to consummate its initial Business Combination in accordance with its Governing Documents and the Prospectus.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means (i) with respect to any corporation, company or sociedad anónima, its certificate of incorporation (as the case may be), memorandum and/or articles of incorporation, organization or association (escritura constitutiva), as amended and its by-laws (estatutos), as amended, and (with respect to PubCo) any consent issued to PubCo by the Jersey Financial Services Commission the Control of Borrowing (Jersey) Order 1958, as amended (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company or sociedad de responsabilidad limitada, its articles of organization (escritura constitutiva), as amended, by-laws (estatutos), and its operating agreement, as amended; and (v) with respect to any trust, its trust agreement; in each case, as may be amended, modified or replaced.
“Government Official” means any employee or official of a Governmental Authority, an employee of a state-owned or controlled enterprise, a political party or a member of a political party, or a candidate for political office.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, or government-owned or controlled company, even if the company is only partially owned or controlled by the government and operates as a commercial entity, and including the Antitrust Authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Grand Island I Properties” shall have the meaning set forth in Section 4.20 of the Company Disclosure Letter.
“Grand Island II Property” shall have the meaning set forth in Section 4.20 of the Company Disclosure Letter.
“Group Company” and “Group Companies” means, collectively, PubCo, New CayCo, the Company and each of their Subsidiaries.
“Hazardous Material” means any pollutant, contaminant, chemical, industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, petroleum or any fraction or product thereof, derivative, compound, mixture, asbestos or asbestos-containing material, polychlorinated biphenyl, and, radioactive substances, and other substance, material or waste, in any physical state which is corrosive, reactive, toxic, explosive or infectious and which presence in the indoor or outdoor environment could result in liability or an obligation to clean up or remediate pursuant to Environmental Law. Any used recipients or containers that may have contained or stored such substances, including above-ground or underground storage tanks or underground or aboveground pipelines will also be deemed a “Hazardous Material” as set forth under this definition.
“HCM Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of HCM.
“HCM Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of HCM.
“HCM Ordinary Shares” means HCM Class A Ordinary Shares and HCM Class B Ordinary Shares.
“HCM Ordinary Warrant” means a warrant to purchase one HCM Class A Ordinary Share at an exercise price of $11.50 that was included in the units sold as part of HCM’s initial public offering.

“HCM Private Placement Warrant” means a warrant to purchase one HCM Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor or its designees.
“HCM Share Redemption” means the valid election of an eligible (as determined in accordance with HCM’s Governing Documents) holder of HCM Class A Ordinary Share to redeem all or a portion of the HCM Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with HCM’s Governing Documents) in connection with obtaining the HCM Shareholder Approval or an Extension.
“HCM Shareholder Approval” means the approval of each of the Transaction Proposals by an affirmative vote of the holders of the requisite number of HCM Ordinary Shares entitled to vote thereon, whether in person or by proxy at a shareholders’ meeting duly called by the board of directors of HCM and held for such purpose (or any adjournment or postponement thereof), in accordance with HCM’s Governing Documents and the Cayman Companies Act.
“HCM Shareholders” means the holders of HCM Ordinary Shares as of the applicable time.
“HCM Transaction Expenses” means, without duplication, the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of HCM or HCM’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of the Original Agreement, this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) deferred underwriting commissions (whether disclosed in any HCM SEC Filings or otherwise agreed to with any of HCM’s financial advisors), (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting and tax advisors, the Trustee and transfer or exchange agent, as applicable, (iii) costs and expenses related to the preparation, filing and distribution of the Extension and other SEC filings, or (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated as of January 20, 2022, between HCM and the Sponsor; provided, however, that exclusively for purposes of measuring the HCM Expenses Cap in Section 8.7(b) HCM Transaction Expenses shall not include (v) Transfer Taxes, (w) any fees and expenses incurred in connection with negotiation, documentation, preparation, execution, performance or implementation of the Reorganization or the Reorganization Documents, (x) fees and expenses of Loyens & Loeff N.V or Ogier (Jersey) LLP incurred in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, (y) any fees or expenses incurred in connection with the negotiation, documentation, preparation, execution, approval, performance or implementation of the amendment and restatement of this Agreement, or (z) the payment to the Trust Account of any deposit, fee, credit or otherwise in connection with any Extension, for an aggregate amount (considering items (v) through (z) hereof) of up to U.S.$500,000.
“HCM Warrants” means the HCM Ordinary Warrants and the HCM Private Placement Warrants.
“IFRS” means the International Financial Reporting Standards.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) deferred compensation or any earned and unpaid profits interest or profit sharing (Participación de los Trabajadores en las Utilidades) payment owed by a Group Company or any bonus, severance, retention or change of control payments that was declared, accrued otherwise payable by a Group Company, (h) any liabilities for Taxes that are accrued and unpaid, (i) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally.
“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world, including: (i) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and Internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of any Group Company or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship and moral rights); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) trade secrets, industrial secret rights, know-how, processes, methods and other confidential information or proprietary rights (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, Mexico’s Ley Aduanera and its regulations and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Intervening Event” means any change, event, occurrence or circumstance first occurring or arising after the date hereof that is material to the Group Companies, taken as a whole, and that was not known or reasonably foreseeable to the Board of Directors of HCM prior to the execution of this Agreement, which event or circumstance becomes known to the Board of Directors of HCM prior to the HCM Shareholder Approval and which does not relate to (i) any change in the price or trading volume of shares of HCM, (ii) any alternative transaction(s) to the transactions contemplated hereby, or the making or anticipated proposal thereof, (iii) any other market reaction to the transactions contemplated hereby (including by analysts, the media or otherwise), or (iv) any litigation filed by or threatened by HCM arising out of or related to the transactions contemplated hereby (except for litigation filed or threatened by any Governmental Authority); provided, that in no event shall any action taken by the Parties pursuant to the joint covenants set forth in Section 8.1, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service.
“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.
“Key Holders” means (a) the Persons set forth on Section 1.1(a) of the Company Disclosure Letter and (b) the Sponsor and each Person that owns HCM Class B Ordinary Shares as of immediately prior to the Effective Time.
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Real Property), directly or indirectly, by any Group Company.

“Lien” means all liens, mortgages, deeds of trust, pledges, charges, hypothecations, encumbrances, personal or in rem collateral, security interests, options, preferential rights, preemptive rights, re-acquisition rights, derechos de reversion, or similar rights, leases, subleases, restrictions, claims, third party rights, or other liens of any kind whether consensual, statutory or otherwise.
“Lookback Period” means the period from and after December 31, 2020.
“Merger Filing Documents” means the Plan of Merger and such other documents as may be required to effect the Merger in accordance with the applicable provisions of the Cayman Companies Act.
“Mexican NIF” means the Mexican Financial Reporting Standards (NIF’s principles) issued by the Mexican Board for Research and Development of Financial Reporting Standards.
“Mexico” means the United Mexican States.
“New CayCo Shareholder Approval” means the approval of PubCo, as the sole shareholder of New CayCo, by way of written shareholder resolution, of the Merger, in accordance with New CayCo’s Governing Documents and the Cayman Companies Act.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any Software subject to an Open Source License.
“Owned Real Property” means all real property owned, directly or indirectly, by any Group Company, described in Section 4.20 of the Company Disclosure Letter, together with all buildings, improvements and fixtures located thereon.
“Permits” means any approvals, authorizations, consents, licenses, concessions, registrations, permits, waivers or certificates of a Governmental Authority.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (iii) Liens, defects or imperfections on title, encumbrances and restrictions on Company Real Property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record, in all cases, that do not materially impair the value or materially interfere with (A) the present uses of such Company Real Property or (B) the intended real estate projects to be developed on or that are being developed over such Company Real Properties, (iv) all matters and exceptions set forth in any title insurance policies or commitments, if any, made available to HCM prior to the date hereof, (v) any encumbrance which is disclosed in an existing survey that has been made available to HCM prior to the date hereof, (vi) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord Liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Real Property of which the Leased Real Property is a party, (vii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Company Real Property or affect or impede the development of the real estate projects to be developed on or that are being developed over such Company Real Properties, (viii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (ix) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (x) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (xi) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any Group Company, (xii) restrictions on transfer under applicable securities Laws (xiii) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group Companies; and (xiv) without limitation of the foregoing, the Liens listed in Section 1.1 of the Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, all information that identifies, could reasonably be used to identify, could reasonably be linked with, or is otherwise associated with an individual person, browser, device or household that is regulated by Laws that govern the privacy and security of such information, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number or equivalent identifier and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other IT systems used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data). Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Peso” or “MXN” means pesos, the legal currency of Mexico.
“Plan of Merger” means the plan of merger in respect of the Merger, required pursuant to the Cayman Companies Act entered into after the date hereof and prior to Closing in a form to be agreed between the Parties.
“PubCo Ordinary Shares” means the ordinary shares, of no par value, of PubCo.
“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the Registration Statement Securities.
“Remediation” means any and all actions necessary to investigate, eliminate, clean up, remove, contain, abate, treat, cover, remediate, restore or in any other way adjust to applicable standards and thresholds under Environmental Laws, the presence, release or threatened release of Hazardous Materials in, on, from, onto or under the Owned Real Property and Leased Real Property or the indoor or outdoor environment as required under such Environmental Laws.
“Restricted Cash” means cash of any Person that is not usable without resulting in (i) a violation of applicable Law or (ii) the breach of a Contract to which such Person is a party.
“Sabadell Mortgages” means (i) the first priority mortgage to be entered into by Murano World, as mortgagor, and Banco Sabadell (collateral agent), as mortgagee, over Private Unit 2 (Lote 56A-2, SM A2, 2da. Etapa Turística, located at Desarrollo Turístico de Cancún, Quintana Roo, Blvd Kukulcan Zona Hotelera KM 16.5, Cancún, Benito Juárez, Quintana Roo, with an area of 30,431.53 square meters), and (ii) the second priority mortgage to be entered into by Murano World, as mortgagor, and Banco Sabadell (collateral agent), as mortgagee, over the “Playa Delfines” property (Manzana 53, Lote 56-P, Sección “A”, Zona Turística de Cancún, Benito Juárez, Quintana Roo, with an area of 4,298.16 square meters). The “Playa Delfines” property is currently under a first priority mortgage entered into on March 31, 2023, by Murano World, as mortgagor, and ALG Servicios Financieros México, S.A. de C.V., S.O.F.O.M., E.N.R., as mortgagee, as collateral of that certain loan agreement entered into on March 31, 2023, by Murano World, as borrower, and ALG Servicios Financieros México, S.A. de C.V., S.O.F.O.M., E.N.R., as lender.
“Sabadell Pledges” means the (i) share pledge agreement, to be entered into by ESC, as pledgor, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Murano World in favor of ESC, (ii) share pledge agreement, to be entered into by Marcos Sacal Cohen and Edgar Armando Padilla Pérez, as pledgors, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Operadora Hotelera G I, and (iii) pledge agreement, to be entered into by Marcos Sacal Cohen and Edgar Armando Padilla Pérez, as pledgors, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Operadora GII.

“Sabadell Refinancing” means the refinancing of the credit agreement with mortgage guarantee, dated October 4, 2019 (as amended from time to time), with the participation of CIBanco as trustee of the F/2000 Trust, as borrower, Operadora Hotelera G I, Operadora GII and Murano Word, as joint and several obligors, Banco Sabadell, as administrative agent and collateral agent, SabCapital, Caixabank, Bancomext, and Nafin, as lenders, with the appearance of the Company and ESC. The refinancing consists, among others, of (i) an amendment to the amortization schedule, (ii) an extension of the current financing, resulting in additional Indebtedness in the amount of USD$45,000,000.00, and (iii) an amendment and extension of the collateral granted to secure the obligations under such refinancing. The purpose of the refinancing will be the funding of the construction and completion of the Grand Island I Properties.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) the United Mexican States; or (f) the Bailiwick of Jersey; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the United Mexican States or (vi) the Bailiwick of Jersey.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, libraries, subroutines and other components thereof, databases, data records and data and all documentation relating thereto.
“Sponsor” means HCM Investor Holdings, LLC.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor Parties, HCM and the Company, as amended or modified from time to time.
“Subsidiary” means, with respect to a Person, a corporation, trust, company, or other entity of which more than 50% of the voting power of the equity securities, participation interests or equity interests is owned or controlled, directly or indirectly, by such Person. With respect to the Murano Parties, the Persons listed in Section 4.1(a) of the Company Disclosure Letter will be considered Subsidiaries as of the Original Agreement Date for all purposes provided herein.
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (impuesto predial), personal property, assessments, sales, acquisition, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, cargo, actualización or addition thereto, including in Mexico any payments due under any social security Laws including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro).
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by any Group Company or Murano Party (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of the Original Agreement, this Agreement or the Ancillary Agreements or otherwise in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, the Trustee and transfer or exchange agent, as applicable, and other advisors and service providers; provided, however, that the Transaction Expenses shall not include Transfer Taxes. For the avoidance of doubt, Transaction Expenses shall not include any HCM Transaction Expenses.
“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties, interest, cargos and actualizaciones) incurred in connection with this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Warrant Agreement” means that certain Warrant Agreement, dated as of January 20, 2022, between HCM and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to HCM by any of the Sponsor, an Affiliate of the Sponsor or any of HCM’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2. Other Defined Terms.
Term	Location
2022 Audited Financial Statements	Section 6.3
2023 Financial Statements	Section 6.3
Affiliate Agreements	Section 4.12(a)(vii)
Agreement	Preamble
Ancillary Agreements	Section 11.10
Authorization Notice	Section 7.7
Cash Subscription	Recitals
Cayman Companies Act	Recitals
Clifford Chance	Section 11.18(b)
Clifford Chance Privileged Communications	Section 11.18(b)
Clifford Chance Waiving Parties	Section 11.18(b)
Clifford Chance WP Group	Section 11.18(b)
Closing	Section 2.4(a)
Closing Date	Section 2.4(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Common Stock	Section 4.5(a)
Company Cure Period	Section 10.1(e)
Company Expenses Overrun	Section
Company Indemnified Parties	Section 6.8(a)
Company Real Property	Section 4.20(a)
Company Registered Intellectual Property	Section 4.21(a)
Confidentiality Agreement	Section 11.10

Term	Location
Constituent Companies	Section 2.2(a)
Converted Warrant	Section 3.4
Corporate Records	Section 4.7(e)
D&O Indemnified Parties	Section 6.8(a)
Dutch Murano	Preamble
Effective Time	Section 2.4(b)
ERISA	Section 4.13(a)
Exchange Agent	Section 3.2(a)
Expenses Cap	Section 8.7(b)
Export Approvals	Section 4.26(a)
Extended End Date	Section 10.1(h)
Financial Statements	Section 4.7(a)(ii)
FTA	Section 4.15(x)
Government Contract	Section 4.29
HCM	Preamble
HCM Cure Period	Section 10.1(g)
HCM Expenses Cap	Section 8.7(b)
HCM Expenses Overrun	Section 8.7(b)
HCM Financial Statements	Section 5.6(d)
HCM Indemnified Parties	Section 6.8(a)
HCM SEC Filings	Section 5.5
HCM Securities	Section 5.12(a)
HCM Shareholders’ Meeting	Section 8.2(b)
Incentive Equity Plan	Section 6.10(a)
Intended Tax Treatment	Recitals
Interim Period	Section 6.1
JOBS Act	Section 5.6(a)
K&S	Section 11.18(a)
K&S Privileged Communications	Section 11.18(a)
K&S Waiving Parties	Section 11.18(a)
K&S WP Group	Section 11.18(a)
Legal Proceedings	Section 4.10
Letter of Transmittal	Section 3.2(b)
Listing Application	Section 6.7
Lock-Up Agreement	Recitals
Merger	Recitals
Modification in Recommendation	Section 8.2(b)
Murano Holding	Preamble
Murano Parties	Preamble
Nasdaq	Section 4.4
New CayCo	Preamble
Offer Documents	Section 8.2(a)(i)
Other Indemnitors	Section 6.8(e)
Parties	Preamble
Party	Preamble
Personal Information Laws and Policies	Section 4.22(a)
Processors	Section 4.22(a)
Prospectus	Section 11.1
Proxy Statement	Section 8.2(a)(i)
Proxy Statement/Registration Statement	Section 8.2(a)(i)

Term	Location
PubCo	Preamble
PubCo Reorganization	Recitals
Q2 Financial Statements	Section 4.7(a)(ii)
Q3 Financial Statements	Section 6.3
Real Property Leases	Section 4.20(b)(iii)
Registrar	Section 2.4(b)
Registration Rights Agreement	Recitals
Registration Statement Securities	Section 8.2(a)(i)
Reorganization	Recitals
Reorganization Documentation	Section 6.6(a)
Seller	Preamble
Sponsor Parties	Recitals
Subscriptions	Recitals
Surviving Company	Recitals
Terminating Company Breach	Section 10.1(e)
Terminating HCM Breach	Section 10.1(g)
Top Vendors	Section 4.28(a)
Transaction Litigation	Section 8.6
Transaction Proposals	Section 8.2(b)
Trust Account	Section 11.1
Trust Agreement	Section 5.8
Trustee	Section 5.8
Warrant Assumption Agreement	Section 3.4
Warrant Exchange	Section 3.4
Written Objection	Section 7.7
Section 1.3. Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d) Unless the context dictates otherwise, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.
(e) Commercially reasonable actions required by COVID-19 Measures shall be deemed to be in the ordinary course of business consistent with past practice so long as any such COVID-19 Measure remains outstanding.
(f) The term “actual fraud” means, with respect to a party to this Agreement, an actual fraud with respect to the representations and warranties; provided, that such actual fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the HCM Disclosure Letter (in the case of HCM) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of HCM, Article V as qualified by the HCM Disclosure Letter, were actually breached when made, with the intention that the other party to this Agreement rely thereon to its detriment.
Section 1.4. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of HCM shall mean the knowledge of the individuals identified on Section 1.4 of the HCM Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II

BUSINESS COMBINATION
Section 2.1. Pre-Merger Transactions.
(a) Subscriptions. Prior to the Closing Date, but as part of a plan (for U.S. federal income tax purposes) that is memorialized in this Agreement, the Company, the Seller, PubCo and Murano Holding shall effect the Subscriptions such that, following consummation of the Subscriptions, ESC will hold 69,100,000 PubCo Ordinary Shares, and PubCo will hold 99.99% of the shares of the Company Common Stock, and the remaining 0.001% will be held by Murano Management S.A. de C.V. in accordance with Mexican law requirements.
(b) PubCo Reorganization. After consummation of the Subscriptions and prior to the Effective Time, PubCo shall effectuate the PubCo Reorganization whereby PubCo shall (i) obtain shareholder approval by way of a special resolution to change its status from a private company to a public company and (ii) amend its Governing Documents to reflect its status as a public company to be listed, in a form to be agreed between the Parties, and, such documents as so amended, shall be the Governing Documents of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.
Section 2.2. The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the applicable provisions of the Cayman Companies Act, the Parties shall cause New CayCo to be merged with and into HCM (New CayCo and HCM sometimes being referred to herein as the “Constituent Companies”), with HCM being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and the Plan of Merger to be executed by the Constituent Companies in accordance with the relevant provisions of the Cayman Companies Act, such Merger to be effective as of the Effective Time.
(b) Upon consummation of the Merger: the separate corporate existence of New CayCo shall cease and HCM, as the Surviving Company of the Merger, shall continue its corporate existence under the Cayman Companies Act, as a wholly-owned subsidiary of PubCo;
Section 2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided in this Agreement, the Plan of Merger and as specified in the Cayman Companies Act and, without limiting the generality of the foregoing, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Constituent Companies, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter be assumed by the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.
Section 2.4. Closing; Effective Time.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by remote exchange of documents or at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York 10036, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as HCM and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, HCM and New CayCo shall, as soon as practicable on the Closing Date, cause the Plan of Merger to be executed and for the Merger Filing Documents to be duly submitted for filing with the Cayman Islands Registrar of Companies (the “Registrar”) in accordance with the applicable provisions of the Cayman Companies Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar, or at such later time as may be permitted by the Cayman Companies Act and agreed by HCM and the Company in writing and specified in the Plan of Merger (the “Effective Time”).
Section 2.5. Closing Deliverables.
(a) At the Closing, the Murano Parties will deliver or cause to be delivered:
(i) to HCM, the written resignations of all of the directors and statutory auditors of the Group Companies (other than those Persons agreed between HCM and Seller to be retained as directors or identified as the initial directors of the Surviving Company, in accordance with the provisions of Section 2.7(a)), each effective as of the Effective Time, in the form attached hereto as Exhibit C, and a copy of the minutes of the shareholders’ meeting of the relevant Group Companies, to be formalized by a Mexican Notary Public, with a certified copy of the public deed to be delivered within ten Business Days of the Closing, (y) approving the applicable resignations of all directors and statutory auditors of the Group Companies, and (z) revoking certain powers of attorney by the Group Companies;
(ii) to HCM, the Registration Rights Agreement, duly executed by PubCo and each of the Company’s stockholders (and their Affiliates) party thereto;
(iii) to HCM, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (a) of the definition of Key Holders;
(iv) to HCM, a certificate of good standing for each Group Company, dated, in each case, no earlier than 30 days prior to the Closing Date;
(v) to HCM, copy of the Corporate Records, which include among other matters, all entries in the relevant corporate books corresponding to the Reorganization;
(vi) to HCM, copy of updated register of members of PubCo upon completion of the Subscriptions;
(vii) to HCM, copy of memorandum and articles of association of PubCo upon completion of PubCo Reorganization;
(viii) to HCM, copy of the stock certificates corresponding to the shareholders of the Mexican Group Companies evidencing shareholder structure as a result of the Reorganization and in connection with the Company, the share certificates evidencing PubCo as owner of 99.99% of the issued and outstanding shares of the Company Common Stock, together with a certified copy by the secretary of the board of directors of each of the Group Companies of the last entry in the stock registry book (libro de registro de acciones) of each Group Company confirming that such entries reflect the shareholder structure in force at Closing;
(ix) to HCM, a property tax non-indebtedness certificate (certificado de no adeudo de impuesto predial) for each Owned Real Property, issued by the corresponding cadastral Governmental Authorities no more than three months prior to the Closing Date, evidencing that (i) all existing constructions at the Owned Real Properties have been appropriately recorded at the cadastral registry, (ii) there are no real property taxes owed with respect to the Owned Real Property (including all existing constructions thereon), and (iii) the applicable Group Companies are the owners of the Owned Real Property based on the relevant cadastral records;

(x) to HCM, a water supply non-indebtedness certificate (certificado de no adeudo de agua) for each Owned Real Property, issued by the corresponding Governmental Authorities no more than three months prior to the Closing Date, evidencing that there are no water duties or fees owned with respect to the Owned Real Properties, or if applicable a certificate evidencing that the Owned Real Property have no service to the municipal water supply system;
(xi) to HCM, a certificate issued by the manager of the condominium regimes applicable to the Owned Real Properties, issued no more than a month prior to the Closing Date, (y) evidencing that there are no pending rights, quotas, fees or any other amounts payable by the Group Companies in connection with the Owned Real Properties and (z) confirming that the Group Companies are not in default of any of its obligations under the applicable condominium rules and regulations; and
(xii) to HCM, with respect to each Murano Party and each Group Company, a certificate from its secretary or other officer certifying as to, and attaching, (A) copies of its Governing Documents and any trust agreements in and any amendments thereto as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each of the documents related to the Transaction Proposals to which it is a party or by which it is bound, and (C) the incumbency of its officers authorized to execute this Agreement or any documents related to the Transaction Proposals to which it is a party or otherwise bound.
(b) At the Closing, HCM will deliver or cause to be delivered:
(i) to the Company, a certificate signed by an officer of HCM, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(ii) to the Company, a certificate from its secretary or other officer certifying as to, and attaching, (A) copies of its Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each of the documents related to the Transaction Proposals to which it is a party or by which it is bound, and (C) the incumbency of its officers authorized to execute this Agreement or any documents related to the Transaction Proposals to which it is a party or otherwise bound;
(iii) to the Company, a certificate of good standing from the Registrar no earlier than 30 days prior to the Closing Date;
(iv) to the Company, the Registration Rights Agreement, duly executed by HCM, the Sponsor and its Affiliates party thereto;
(v) to the Company, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (b) of the definition of Key Holders; and
(vi) to the Company, the written resignations of all of the directors and officers of HCM (other than those Persons identified as the initial directors of HCM after the Effective Time, in accordance with the provisions of Section 2.7(b) and Section 6.9), effective as of the Effective Time.
(c) On the Closing Date, concurrently with the Effective Time, PubCo shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid HCM Transaction Expenses as set forth on the written statement to be delivered to the Company pursuant to Section 8.7 and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to HCM pursuant to Section 8.7; provided, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of any Group Company shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.6. Governing Documents. At the Effective Time, the Governing Documents of New CayCo in effect immediately prior to the Effective Time shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed to “Murano Global Hospitality Corp.”

Section 2.7. Directors and Officers.
(a) The directors and officers set forth on Section 2.7(a) of the Company Disclosure Letter shall be the initial directors and officers of the Surviving Company from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company.
(b) From and after the Effective Time, the Persons identified as the initial directors and officers of PubCo as of the Effective Time in accordance with the provisions of Section 6.9, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 6.9 of the Company Disclosure Letter), respectively, of PubCo, each to hold office in accordance with the post-Effective Time Governing Documents of PubCo.
(c) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be substantially in the form attached as Exhibit E hereto.
Section 2.8. Intended Tax Treatment. The Parties intend that, for United States federal income tax purposes, (A) the transfer of property by Seller to PubCo in consideration for the issuance of PubCo Ordinary Shares, taken together with the Merger, will be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351, and (B) PubCo will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with such transactions (other than a transfer by a shareholder that is a “United States person” that owns directly or by attribution five percent or more of PubCo (by vote or by value) as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)) and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). Each Party shall report the transactions hereunder consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties further acknowledge that the Merger may also independently qualify as a “reorganization” under Section 368(a) of the Code, and in such event, this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
ARTICLE III

EFFECTS OF THE MERGER ON ORDINARY SHARES
Section 3.1. Merger Shares.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of HCM Ordinary Shares, each HCM Ordinary Share that is issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held in the treasury of HCM, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares” hereunder, shall be automatically canceled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of new PubCo Ordinary Shares that are held in the accounts of the Exchange Agent (defined below), solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible (subject to Section 3.1(d)), in each HCM Ordinary Share being exchanged for the issue of one new PubCo Ordinary Share) (the “Merger Shares”).
(b) At the Effective Time, by virtue and as a result of the Merger and without any action on the part of PubCo, HCM, the Surviving Company or any other party:
(i) the sole share in New CayCo that was issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in exchange for the issuance of a single share in the Surviving Company (with identical terms) to PubCo; and
(ii) Surviving Company shall issue such additional new shares (in the Surviving Company) to PubCo as may be required with an aggregate value that is equivalent to the aggregate value of the Merger Shares in consideration for the issuance by PubCo of the Merger Shares to the Persons who had previously held HCM Ordinary Shares, as described in Section 3.1(a) above.
(c) [Intentionally Omitted].
(d) Notwithstanding anything in this Agreement to the contrary, no fractional PubCo Ordinary Shares shall be issued in the Merger. In lieu of any fractional PubCo Ordinary Shares to which each holder of HCM

Ordinary Shares would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole PubCo Ordinary Share and PubCo shall make, or cause to be made, cash settlements with respect to fractional shares eliminated by rounding. The Parties agree that the payment of any cash in lieu of fractional PubCo Ordinary Shares does not constitute separately bargained-for consideration and is merely intended to address rounding off of such shares.
Section 3.2. Exchange Procedures.
(a) Prior to the Closing, PubCo shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of distributing Merger Shares to the Persons who had previously held HCM Ordinary Shares, as described in Section 3.1(a) above. At or before the Effective Time, PubCo shall issue to the Exchange Agent the requisite number of Merger Shares as are required to be subsequently transferred to the holders of HCM Ordinary Shares entitled to receive them pursuant to Section 3.1.
(b) Reasonably promptly after the Effective Time, PubCo shall send or shall cause the Exchange Agent to send, to each record holder of HCM Ordinary Shares as of immediately prior to the Effective Time who is entitled to receive Merger Shares pursuant to Section 3.1(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper issuance of each Merger Share to the Exchange Agent, and which letter of transmittal will otherwise be in customary form) for use in such exchange (each, a “Letter of Transmittal”).
(c) Each holder of HCM Ordinary Shares that is entitled to receive Merger Shares pursuant to Section 3.1(a) shall be entitled to receive an “agent’s message” as evidence of the transfer of the Merger Shares from the Exchange Agent to such Persons by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share by the Exchange Agent.
Section 3.3. Withholding. Notwithstanding any other provision to this Agreement, PubCo, HCM, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes or other amounts as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by PubCo, HCM, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4. HCM Warrants. As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of PubCo pursuant to the penultimate sentence of this Section 3.4), each HCM Warrant that is not held by the Sponsor and that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire HCM Class A Ordinary Shares and shall automatically convert into and represent (pursuant to the execution of, and subject to the terms of, the Warrant Assumption Agreement), immediately following the Effective Time, a right to acquire PubCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement (collectively, the “Warrant Exchange”); provided, that, each Converted Warrant: (a) shall represent the right to acquire the number of PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) shall expire on the five year anniversary of the Closing Date. PubCo shall enter into a warrant assumption agreement as of immediately prior to the Effective Time, such assumption agreement to be substantially in the form attached hereto as Exhibit D (the “Warrant Assumption Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MURANO PARTIES
Except as set forth in the disclosure letter delivered to HCM by the Company on the date hereof (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Murano Parties represent and warrant to HCM as of the Original Agreement Date, the date hereof, and as of the Closing Date (except for those representations made as of a date other than the date hereof which are only made as of such other date), as follows:
Section 4.1. Organization. A complete list of each Group Company and its jurisdiction of incorporation, formation, or organization, as applicable, is set forth on Section 4.1(a) of the Company Disclosure Letter. Each Group Company and each of the Dutch Entities is duly formed or organized and is validly existing under the laws of its jurisdiction, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each Group Company and each Dutch Entity, as amended to the date of this Agreement, are true, correct and complete and comply with all legal formalities under the jurisdiction of their formation to make them valid, binding and enforceable. Each Group Company and each Dutch Entity is duly licensed or qualified as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, as applicable, except where the failure to be so licensed or qualified would not be or would not reasonably be expected to be material to the Group Companies, taken as a whole. Section 2.7(a) of the Company Disclosure Letter lists all of the duly appointed directors and officers of the Group Companies currently in office.
Section 4.2. Due Authorization.
(a) Other than the Company Stockholder Approvals and the consents listed on Section 4.2 of the Company Disclosure Letter, each Murano Party, Group Company, and Dutch Entity has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 4.4) to consummate the transactions contemplated hereby and thereby (including the Reorganization and PubCo Reorganization) and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which each Murano Party, Group Company, and Dutch Entity is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby (including the Reorganization and PubCo Reorganization) have been duly and validly authorized and approved by the shareholders, Board of Directors or similar governing body of such Murano Party and of the Group Company or Dutch Entity, to the extent applicable and required under applicable Law, and no other company corporate, or contractual proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which any Murano Party is or will be a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by a Murano Party, such other documents to which such Murano Party is or will be a party contemplated hereby will be, duly and validly executed and delivered by such Murano Party and this Agreement subject to obtaining the authorizations listed on Section 4.2 of the Company Disclosure Letter, constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which such Murano Party is or will be a party contemplated hereby will, subject to obtaining the authorizations listed on Section 4.2 of the Company Disclosure Letter, constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of such Murano Party, enforceable against such Murano Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, concurso mercantil, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) (i) On or prior to the Original Agreement Date, the shareholders of the Company and (ii) prior to the Closing Date, to the extent required by applicable Law, each Group Company and each Dutch Entity have duly adopted resolutions authorizing and approving the execution, delivery and performance by the Company and by each of the Group Company of the Reorganization, PubCo Reorganization and this Agreement and the other documents to which the Company or the applicable Group Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger and the Reorganization). No other corporate action is required on the part of the Company, the Group Companies, the Dutch Entities or any of its

stockholders to enter into this Agreement or the documents to which the Company or the applicable Group Company or Dutch Entity is or will be a party contemplated hereby or to approve the Reorganization, PubCo Reorganization or Merger other than the Company Stockholder Approvals and the corporate resolutions referred in this Section 4.2(b).
(c) The representative of each Murano Party executing this Agreement has the necessary power and authority to execute this Agreement on its behalf, which powers and authorities have not been modified, limited or revoked in any manner as of the date hereof.
(d) ESC (i) is mentally competent and in all respects of sound mind, (ii) is over the age of 18, (iii) is used to managing his financial affairs, (iv) has not had a conservator or guardian appointed for him pursuant to a court order, (v) is familiar with and fully understands the nature, purpose and effect of this Agreement and the transactions contemplated hereby, and (vi) is a Mexican national, with legal capacity to execute this Agreement and any other ancillary document to which he is or will be a party, and to perform his obligations hereunder and thereunder. The execution by ESC of this Agreement and the ancillary documents to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been validly authorized by all necessary action of ESC. For the avoidance of doubt, ESC represents that he is not married under applicable Law.
Section 4.3. No Conflict.
Subject to the receipt of the Governmental Approvals set forth in Section 4.4 and the consents listed on Section 4.2 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company or each Group Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Reorganization, do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, the Group Companies and the Dutch Entities, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to any Group Company or Dutch Entity, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which any Group Company is a party or by which any Group Company may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of any Group Company.
Section 4.4. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of HCM contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of any Group Company, or on the part of HCM as a result of any Permit held (or required to be held) by any Group Company, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Antitrust Approval; (ii) the filing with the SEC of the Proxy Statement/Registration Statement (and the declaration of the effectiveness thereof by the SEC) and such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby; (iii) applicable requirements under the rules and regulations of the Nasdaq Global Market (“Nasdaq”); (iv) any Governmental Approvals required on the part of any Group Company, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of any Group Company as currently conducted in all material respects; and (v) the filing of the Merger Filing Documents in accordance with the Cayman Companies Act.
Section 4.5. Capitalization of the Company.
(a) As of the Original Agreement Date, the authorized capital stock of the Company consists of 16,413,928 total shares, each with a par value of MXN$1.00 per share, comprised of: 50,000 shares representative of the fixed portion of the capital stock, with a par value of MXN$1.00 (one peso 00/100 Mexican

Legal Currency) per share and 16,363,928 shares representative of the variable portion of the capital stock, with a par value of MXN$1.00 per share (the “Company Common Stock”), all of which are issued and outstanding as of the Original Agreement Date and which represent, on a fully diluted basis, all of the shares representative of the corporate capital of the Company and have been duly recorded in the relevant corporate books of the Company. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including any federal and state applicable securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts to which the Company is a party or otherwise bound governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are certificated, book-entry shares. There are no outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by the Company.
(b) The Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for or with a value that is linked to equity interests in the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of the Company, the sale of treasury shares or other equity interests of the Company, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of the Company.
(c) Since January 1, 2023, no dividends, distributions or capital reductions involving the Company have been approved or made in favor of the Seller or past stockholders of the Company.
Section 4.6. Capitalization of the Group Companies.
(a) The outstanding shares of capital stock or equity interests of each of the Group Companies (other than the Company) (i) have been duly authorized and issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Group Company, and (2) any other applicable Contracts to which such Group Company is a party or otherwise bound governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Group Company or any Contract to which such Group Company is a party or otherwise bound; and (iv) except as provided under Section 4.6(a)(1) of the Company Disclosure Letter, are free and clear of any Liens other than Permitted Liens. Section 4.6(a)(2) of the Company Disclosure Letter describes the capitalization of each of the Group Companies of the Company. Regarding Group Companies that are trusts, Section 4.6(a)(2) of the Company Disclosure Letter contains a true and complete list of (i) all parties acting as settlors, beneficiaries and trustees of such trust, and (ii) any other party having a Lien, right, option or similar with regards to the assets that are part of the trust estates. There are no outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by any of the Group Companies.
(b) Upon Closing of this Agreement and subject to obtaining the authorizations listed under Section 4.2 of the Company Disclosure Letter, the capital distribution of each Group Company (other than the Company) will be as provided under Section 4.6(b) of the Company Disclosure Letter.
(c) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Group Companies, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of such Group Companies, the sale of treasury shares or other equity interests of such Group

Companies, or for the repurchase or redemption of shares or other equity interests of such Group Companies or the value of which is determined by reference to shares or other equity interests of the Group Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate any Group Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or equity interests.
(d) Since January 1, 2023, no dividends, distributions, or capital reductions involving any of the Group Companies have been approved or made in favor of the Seller, Marcos Elias Cohen, their Affiliates or their related parties.
Section 4.7. Financial Statements.
(a) Attached as Section 4.7(a) of the Company Disclosure Letter are:
(i) true and complete copies of the combined audited balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Murano 1000, Murano 2000, Murano 4000, Operadora Hotelera G I, Operadora GII, Murano Management and Operadora Hotelera I421 (as such terms are defined on Section 4.1 of the Company Disclosure Letter) as of and for the period ended September 30, 2021, together with the auditor’s reports thereon (the “Audited Financial Statements”); and
(ii) true and complete copies of the combined unaudited balance sheet and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for year ended December 31, 2022 (the “Combined Audited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b) The Financial Statements, in each case, (i) fairly present in all material respects the financial position of the applicable Group Companies, as at the respective dates thereof, and the results of their operations, their incomes, their changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with IFRS or Mexican NIF, as applicable, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Group Companies.
(c) Except for the material weaknesses described in the Financial Statements, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
(d) Other than the auditing conversion process from Mexican NIF to IFRS, since December 31, 2021, there has been no material change in any of the accounting (and tax accounting) policies, practices or procedures of the Group Companies.
(e) The books and corporate and accounting records of each of the Group Companies (the “Corporate Records”) are complete and correct and have been maintained in accordance with sound business practices and the requirements of IFRS or Mexican NIF, as applicable, and applicable Laws. The Corporate Records of each of the Group Companies contain accurate and complete minutes of all meetings of and corporate company actions or written consents by the shareholders, governing body or equivalent, of such entities. The Company and the Group Companies do not have nor have had a board of directors’ meeting minutes book. The board of directors of the Company and of the Group Companies have not held a board meeting nor adopted any resolutions in lieu of a board meeting since the incorporation of the Company and the Group Companies.
Section 4.8. No Undisclosed Liabilities. There is no liability, debt or obligation of, or claim or judgment against, any Group Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known, liquidated or unliquidated, or due or to become due) required by IFRS or Mexican NIF to be included on a consolidated balance sheet of the Group Companies, except for liabilities, debts, obligations, claims or judgments

(a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of any Group Company, (c) that will be discharged or paid off prior to or at the Closing and that are not material to any Group Company, taken as a whole, or (d) that have arisen in connection with the authorization, negotiation, execution or performance of the Original Agreement, this Agreement or the transactions contemplated thereby or hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Transaction Expenses to be delivered to HCM by the Company pursuant to Section 2.5(c).
Section 4.9. Cash Amounts and Indebtedness. As of December 31, 2022, the aggregate Cash Amounts of the Group Companies is equal to $12,434,719 and the aggregate Indebtedness of the Group Companies is equal to $311,989,960. As of June 30, 2023, the aggregate Cash Amounts of the Group Companies is equal to $19,025,590 and the aggregate Indebtedness of the Group Companies is equal to $383,880,300. There is no outstanding Indebtedness between the Seller, its Affiliates and any related parties, on the one hand, and any of the Group Companies on the other hand.
Section 4.10. Litigation and Proceedings. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, and in each case except as would not reasonably be expected to be material to any Group Company, (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity, against any Group Company or their respective properties or assets or of their respective directors, managers, officers, or beneficiaries (collectively, “Legal Proceedings”); (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, any Group Company or their respective properties or assets or of their respective directors, managers, officers, or beneficiaries and (c) there is no outstanding Governmental Order imposed upon any Group Company, nor are any properties or assets of any Group Company’s respective businesses bound or subject to any Governmental Order.
Section 4.11. Legal Compliance.
(a) Each Group Company is, and during the Lookback Period has been, in compliance in all material respects with all applicable Laws.
(b) Each Group Company maintains a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.
(c) During the Lookback Period, none of the Group Companies or, to the knowledge of the Company, any of the officers, directors or employees thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of any Group Company.
Section 4.12. Contracts; No Defaults.
(a) (a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the Original Agreement Date, a Group Company is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to HCM or its agents or representatives, together with all amendments thereto.
(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);
(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by a Group Company, including any agreement or commitment for future loans, credit or financing, in each case, in excess of MXN$50,000,000;
(iii) any Contract under which any Lien (other than a Permitted Lien) exists that affects any material asset of any Group Company;
(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of a Group Company during the Lookback Period, in each case involving payments in excess of MXN$50,000,000, other than Contracts between the Group Companies;

(v) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of MXN$50,000,000 in any calendar year;
(vi) Each hotel management agreement;
(vii) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Group Company (other than the Company));
(viii) Contracts (other than non-disclosure agreements, non-solicitation provisions typically included in non-disclosure agreements, employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between Group Companies, on the one hand, and Affiliates of any Group Company (other than any Group Company), the officers and managers (or equivalents) of any Group Company, the members or stockholders of any Group Company, any employee of any Group Company or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(ix) Contracts with each current employee or individual consultant or other individual service provider to any Group Company that provide annual base cash compensation (excluding bonus and other benefits) (salario base) in excess of MXN$5,000,000;
(x) Contracts with each employee or individual consultant or other individual service provider to any Group Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby, and Contracts containing a “golden parachute” or “key man” or other provision requiring the continuity of one or more shareholders of any Group Company or any director, officer or employee thereof;
(xi) Contracts containing covenants of any Group Company (A) prohibiting or limiting the right of any Group Company to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting any Group Company’s ability to conduct their business with any Person in any geographic area in any material respect;
(xii) Any collective bargaining (or similar) agreement or Contract between any Group Company, on the one hand, and any labor union or other body representing employees of any Group Company, on the other hand;
(xiii) Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements, incidental trademark licenses incident to marketing or non-exclusive licenses entered into by any Group Company with customers, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which any Group Company (i) grants to a third Person a license, covenant not to sue or other right under any material Company Intellectual Property or (ii) receives from a third Person a license, covenant not to sue or other right under any Intellectual Property that is material to the business of any Group Company (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software with annual fees of less than MXN$1,000,000 and Open Source Licenses);
(xiv) Each Contract requiring capital expenditures by any Group Company after the Original Agreement Date in an amount in excess of MXN$50,000,000 in any calendar year;
(xv) Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the Original Agreement Date and requires aggregate future payments to the Group Companies in excess of MXN$50,000,000 in any calendar year;
(xvi) Contracts granting to any Person (other than any Group Company) a right of first refusal, first offer, re-acquisition right, derecho de reversión or similar preferential right to purchase or acquire equity interests in any Group Company or any assets owned by any Group Company;
(xvii) Contracts documenting derivative or hedging or similar transactions;
(xviii) Contracts executed with any Governmental Authorities;

(xix) Any Contract involving payment obligations by any Group Company in excess of MXN$50,000,000 in any calendar year;
(xx) Any Contract that provides for the indemnification or assumption of any liability of any Person by the Company or the Group Companies;
(xxi) Contracts entered into outside the ordinary course of business or that is otherwise material to any Group Company and that is not included in any of the previous paragraphs; and
(xxii) Any outstanding written commitment to enter into any Contract of the type described in the foregoing subsections of this Section 4.12(a).
(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed or required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of the Group Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to any Group Company, (x) the Group Companies have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and none of the Group Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last 24 months, none of the Group Companies has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by any Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13. Company Benefit Plans.
(a) The Group Companies do not have any plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement or any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and if applicable) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by any Group Company, or to which any Group Company is a party or has or may have any liability different than the benefit plans mandatory under the Mexican Federal Labor Law (Ley Federal del Trabajo) and the Mexican Social Security Law (Ley del Seguro Social) or any statutory plan, program or arrangement that is required under applicable Law, and in each case whether or not, (i) in writing or (ii) funded, (each, a “Company Benefit Plan”).
(b) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of the private insurance provided by the Group Companies to their employees,
(c) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Group Companies to any severance pay or any other compensation or benefits payable or to be provided by the Group Companies, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Group Companies. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or otherwise.
Section 4.14. Labor Relations; Employees.
(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, none of the Group Companies is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by any Group Company, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of any Group Company. During the Lookback Period, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting any Group Company.
(b) Each Group Company is in compliance with all applicable Laws respecting labor and employment including those of the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the Mexican Retirement Savings System (Sistema de Ahorro para el Retiro), the National Workers’ Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), the Income Tax Law (Ley del Impuesto Sobre la Renta) and those related to profit sharing, and all Laws respecting terms and conditions of employment, health and safety, minimum wages and working hours, holiday pay and the calculation of holiday pay, working time, statutory benefits, profit sharing, right to disconnect, remote or home office work, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, forced labor, outsourcing, subcontracting of work or services, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, loans to employees, labor relations, employee leave issues and unemployment insurance, social security dues, housing or retirement contributions, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies.
(c) The Group Companies have not received (i) notice of any unfair labor practice charge or material complaint before any relevant labor and social security authorities or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or in connection with the denial of the rights of free association, (iii) notice of any material charge or complaint with respect to or relating to them before any relevant labor and social security authorities or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, outsourcing, subcontracting, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, unfair labor practices or denial of the rights of free association and collective bargaining and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.
(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of any Group Company is in violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to any Group Company or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(e) During the Lookback Period, none of the Group Companies has entered into a settlement agreement with a current or former officer, employee or independent contractor of any Group Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of any Group Company or (ii) an employee of any Group Company. To the knowledge of the Company, during the Lookback Period, no allegations of sexual harassment, sexual misconduct or discrimination have been made against an officer or employee of any Group Company.
(f) None of the Group Companies has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws, except as would not reasonably be expected to be material to the Group Companies, taken as a whole. Effective as of September 1, 2021, the Group Companies have complied in all material aspects with the Labor Subcontracting Reform enacted April 23, 2021, which comprised amendments to labor, social security and tax laws, including: (i) the prohibition to subcontract personnel; (ii) the requirement to internalize previously outsourced personnel to conduct its core business activities; (iii) the subcontracting of specialized services not comprised under its corporate purpose and main economic activity declared before tax authorities; and (iv) the request to its contractors to submit evidence of their registration as specialized service providers before the Mexican Ministry of Labor and Social Welfare (Secretaría del Trabajo y Prevención Social) and other applicable information under the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado).
(g) No employee of the Group Companies or individual assigned to the business of the Group Companies resides in an outsourcing entity. Each and all specialized services agreements entered into by the Group Companies comply with all requirements under applicable Law and each and all services providers are duly registered before the Mexican Registry of Providers of Services or Specialized Works (Registro de Prestadoras de Servicios Especializados u Obras Especializadas) except for those actions to be carried out by the applicable Group Company, as stated in Section 6.13 of the Company Disclosure Letter.
(h) Except as set forth on Section 4.14(h) of the Company Disclosure Letter, none of the Group Companies have granted any loans to its current or former stockholders, members or employees that have not been settled in full, and such loans that were granted in compliance with the applicable Laws in all material respects.
(i) During the Lookback Period no Group Company has granted to any of its employees any increase in compensation or any increase in benefits or any payment of any bonus other than in the ordinary course of business consistent with past practices, and (B) has not offered, promised or agreed to any future variation in any Contract of employment of any of its employees outside of the ordinary course of business. No negotiations for an increase in the remuneration or benefits of any of the Group Company’s employees are ongoing.
(j) None of the Group Companies have entered into individual employment agreements with current or former employees that do not comply with the specifications provided in the applicable Laws.
Section 4.15. Taxes.
(a) All material Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS.
(b) The Group Companies have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts (taking into account any applicable extensions), and otherwise complied in all respects with all applicable withholding and related reporting requirements.
(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Group Companies.
(d) No claim, assessment, collection, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Group Companies that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with IFRS or Mexican NIF.
(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has any Group Company been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Group Companies.
(f) There are no pending, current or, to knowledge of the Company, threatened legal Actions relating to the assessment or collection of Taxes with respect to any Group Company. None of the Group Companies have entered into any agreements, including a conclusive agreement (acuerdo conclusivo), with any tax Governmental Authority resolving, concluding or compromising any Action for the assessment or collection of Taxes with respect to the Group Companies.

(g) None of the Group Companies has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement, conclusive agreement (acuerdo conclusivo) or any similar agreement with any Governmental Authority with respect to any Taxes that would be binding on any of the Group Companies after the Closing Date.
(h) None of the Group Companies is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any such agreement solely between the Group Companies or Contracts entered into in the ordinary course of business not primarily related to Taxes).
(i) None of the Group Companies (i) is liable for Taxes of any other Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is any Group Company.
(j) No written claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k) None of the Group Companies has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l) None of the Group Companies has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m) Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.
(n) None of the Group Companies will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 351(e)(1) of the Code.
(p) Neither Seller nor any other equityholder of the Company is party to or bound by any Contract to sell or exchange any of the PubCo Ordinary Shares to be received in connection with the transactions contemplated by this Agreement.
(q) None of the Group Companies has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant to any other Tax legislation related to the COVID-19 pandemic that remains unpaid.
(r) The Company has not taken any action, nor to the knowledge of any Group Company are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(s) None of the Group Companies has (i) entered into any agreement that could be deemed to constitute an “asociación en participación” in terms of article 17-B of the Mexican Federal Tax Code; or (ii) acquired an ongoing business for purposes of article 26(IV) of the Mexican Federal Tax Code.
(t) None of the Group Companies has received a CFDI issued by a third party that has been assessed by any taxing Governmental Authority to fall under the scope of Article 69-B of the Mexican Federal Tax Code; provided that any Group Company has received such CFDI, either it did not give Tax effects to the associated CFDI or if tax effects were given, it evidenced to the Governmental Authority that the services or goods were effectively provided. The CFDIs issued in favor of any Group Company support real, bona fide and existing transactions.
(u) None of the Group Companies has entered into any transaction that qualifies as an undue acquisition or transfer of Tax losses, as provided by article 69-B Bis of the Mexican Federal Tax Code.
(v) None of the Group Companies has outsourced or subcontracted personnel as defined under article 15-D of the Mexican Federal Tax Code.
(w) None of the Group Companies has been involved in, part of, a promoter of, a reportable transaction “esquema reportable” within the meaning of Section Six of the Mexican Federal Tax Code (Código Fiscal de la Federación) and which relates to or involves the Seller or any Group Company or which has resulted in a tax benefit without regard to its reportability.
(x) None of the Group Companies has entered nor participated in any transaction or event that may or could be recategorized or reclassified by any Governmental Authority according to their real economic benefit under Article 5-A of the Mexican Federal Tax Code (Código Fiscal de la Federación).
(y) All related-party transactions involving the Group Company have been conducted at arm’s length in compliance with applicable transfer pricing Laws and principles. The Group Companies have maintained documentation in connection with such related-party transactions (including any applicable transfer pricing studies) as may reasonably be expected to be required or requested by any relevant tax Governmental Authority and filed with the relevant tax Governmental Authority any documentation required by applicable Law.
(z) Each Group Company has complied with all applicable provisions under any Free Trade Agreement (“FTA”) used in their import and export operations, whether to apply preferential tariffs or to certify the origin of the exported products for FTA purposes.
Notwithstanding anything to the contrary herein, (i) the representations contained in this Section 4.15 are the sole representations regarding Taxes provided by the Group Companies, and (ii) none of the Group Companies makes any representation or warranty with respect to (A) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, or capital loss carryforward (whether federal, state, local or foreign) of the Group Companies, or (B) the ability of any Group Company to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date.
Section 4.16. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any Group Company.
Section 4.17. Insurance. The Group Companies carry all customary insurance covering property, fire and casualty, product liability, civil responsibility, workers’ compensation, and other forms of insurance held by, or for the benefit of, any Group Company. All such policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. No insurer has denied or disputed coverage of any material claim under any of the Group Company’s insurance policies.
Section 4.18. Permits; Regulatory Matters.
(a) The Group Companies have obtained, and maintain, all Permits required to permit the Group Companies to construct, develop, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted in all material respects.

(b) Each material Permit held by a Group Company is valid, binding and in full force and effect. None of the Group Companies (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (ii) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, non-renewal or impairment of any Permit, or (iii) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.
Section 4.19. Equipment and Other Tangible Property. Each Group Company owns and has good title to, and has the legal and beneficial ownership of, or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of each Group Company as owned by each Group Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group Companies are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use. The properties, assets and rights of the Group Companies include all properties, assets and rights (i) used or held for use in connection with the conduct of the business of the Group Companies and (ii) necessary and sufficient for the continued conduct of the business of the Group Companies after the Closing in substantially the same manner as conducted prior to the Closing.
Section 4.20. Real Property.
(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of (i) all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property and (ii) all Owned Real Property, together with a description of the constructions, use of such real property (i.e., real estate project developed or intended to be developed therein) and information of the title deed. The Leased Real Property and the Owned Real Property are collectively referred to herein as the “Company Real Property.” The Company Real Property constitutes all of the real property owned or leased and used by the Group Companies in connection with the current business operation of the Group Companies.
(b) With respect to each parcel of Leased Real Property:
(i) The Group Company holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Group Company’s, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.
(iii) The Company has delivered to HCM all of the documents listed in Section 4.20(a) of the Company Disclosure Letter, all of which are true, correct and complete copies of all leases, lease guaranties, subleases, bailment agreements (comodatos), agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Group Company, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the Original Agreement Date, except in accordance with this Agreement. The Group Companies do not have other leased properties other than the Leased Real Properties.
(iv) There are no material disputes with respect to the Real Property Leases.
(v) None of the Group Companies owe any brokerage commissions or finder’s fees with respect to any Real Property Lease.
(vi) None of the Group Companies is in default under any of the Real Property Leases, and there does not exist under any Real Property Lease, any event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the date hereof.
(vii) All Real Property Leases are in full force and effect and are currently enforceable in all material respects and, to the knowledge of the Company, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof.
(viii) No security deposit or portion thereof deposited with respect to a Real Property Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Real Property Lease.

(c) The Group Company is the owner of each parcel of Owned Real Property and has good and valid fee simple title thereto. The Owned Real Property is free of any Liens, other than Permitted Liens and the Re-Acquisition Rights. The Seller or the Murano Parties control the Persons holding the Re-Acquisition Rights. All the Owned Real Property is duly registered and is currently assessed by the appropriate Governmental Authorities (including the local catastro offices and public registries of property) for Tax purposes (including for purposes of the impuesto predial). The Group Companies do not have other real properties other than the Owned Real Properties.
(d) Neither the Seller nor any of its Affiliates or any of their related parties own, lease, possess or have any Lien, nor have any of them entered into any Contract with the purpose of buying, selling, leasing, possessing or constituting a Lien over any real property adjacent or tangential to the Company Real Property or necessary for the ingress to or egress from any Company Real Property. During the Lookback Period, the Murano Parties and the Group Companies have not transferred, sold or otherwise conveyed title, use or possession over real property to third parties or to the Seller, its Affiliates or related parties (other than Group Companies) that were formerly owned by any of the Group Companies.
(e) The Company has not received written notice that any Company Real Property is in violation of any zoning laws, and, to the knowledge of the Company, there are no anticipated or pending changes in the current zoning of the Company Real Property. No portion of the Company Real Property, or any of the improvements located thereon, violates in any material respects any applicable Law, or Environmental Law, and all Permits, approvals and licenses necessary for the construction (to the extent any construction works have been conducted), use, occupancy, of the Company Real Property and conduct of the business therein by the Group Company, have been validly issued and are currently in full force and effect, except as would not be reasonably likely to result in any material impairment to the ability of the Group Company to conduct their respective business as presently conducted.
(f) All real property Taxes and assessments and all special assessments, if any, payable by the Group Company pertaining to the Company Real Property, for which the statute of limitation has not elapsed, have been paid in full on or before the date that such real property Taxes fall due, and there are no currently existing delinquencies with respect thereto.
(g) The Company has received no written notice of any material litigation pending with respect to the Company Real Property, and to the knowledge of the Company, there are no facts or circumstances with respect to the Company Real Property that could cause or underlie any Action that could result in any such material litigation.
(h) No Company Real Property is subject to any current condemnation, expropriation or extinción de dominio proceeding or proposed similar Action or agreement for taking in lieu of condemnation, and, to the knowledge of the Company, there is no such threatened or proposed proceeding.
(i) Other than for the Permitted Liens, none of the Group Companies has collaterally assigned, transferred to a trust that is not a Group Company, mortgaged, or granted any other security interest or Lien in any Company Real Property or any interest therein.
(j) The Group Companies are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Company Real Property, and none of the Group Companies has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder.
(k) Each parcel of the Company Real Property (i) has legal access to and from public roads, and has all rights of way (servidumbres) or equivalent in rem rights sufficient for the purposes of the operation of the business thereon, and (ii) is served or has the feasibilities to be served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case, to the extent reasonably necessary for the operation, use and occupancy of such Company Real Property as currently operated and used or as intended for the real estate project to be developed therein, and the applicable Group Company is in full compliance with the terms of any agreements and applicable Laws relating to the supply of any such services to the Company Real Property.

(l) The Company has all franchise, management, food and beverage or other similar agreements or Permits necessary for the current business operation of the Group Companies.
(m) All licenses, permits, consents, authorizations, approvals, registrations and certificates of any Governmental Authority held by any Group Company or for the benefit of the Group Companies business or any Company Real Property in connection with the development, construction, ownership, occupancy, operation, leasing, rental, maintenance or use of the business of the Group Companies, are in full force and effect and have not been revoked, canceled or modified.
(n) No party other than the Group Companies or the hotel operators under the hotel management agreements, has any right to use or occupy the Company Real Property or any portion thereof. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Company Real Property (or any portion thereof). The Group Companies’ possession and quiet enjoyment (posesión, uso y goce pacífico) of the Company Real Property has not been disturbed.
(o) The buildings and improvements on the Company Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, are in compliance with all applicable building codes and are adequate and suitable for their current uses and purposes. There are no physical conditions or defects on any part of the Company Real Property that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the applicable Group Company as presently conducted at each such property or that is or would result in the violation of applicable Law.
Section 4.21. Intellectual Property.
(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or Internet domain name registrar and is owned by a Group Company as of the Original Agreement Date, whether applied for or registered in the United States or any other jurisdiction as of the Original Agreement Date (“Company Registered Intellectual Property”). The Group Companies are the sole and exclusive beneficial and record owners of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable. No Company Registered Intellectual Property is subject to any outstanding Governmental Order adversely affecting the validity or enforceability of, or the Group Companies’ ownership or use of, or rights in or to, any such Company Registered Intellectual Property.
(b) The Group Companies exclusively own the Company Intellectual Property, free and clear of all Liens, and have sufficient and valid rights pursuant to enforceable Contracts to use all other Intellectual Property used in or necessary for the conduct of the businesses of the Group Company as currently conducted and as proposed to be conducted. There exist no restrictions on the disclosure, use, license or transfer of, and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Company Intellectual Property.
(c) The Group Companies, and the conduct of the businesses of the Group Companies, have not during the Lookback Period infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which any Group Company is a named party, or, to the knowledge of the Company, that is threatened, alleging any Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person.
(d) (i) To the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property; and (ii) the Group Companies have not sent to any Person during the Lookback Period any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement, misappropriation or other violation by or misappropriation of any Company Intellectual Property.
(e) Each Group Company takes commercially reasonable measures to protect the confidentiality of all material Trade Secrets included in the Company Intellectual Property. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.

(f) No Governmental Authority, university, college, research institute or other similar organization has sponsored, contributed funding, facilities or personnel, or otherwise been involved with any research or development by any Group Company of any material Company Intellectual Property or any product or technology of any Group Company.
(g) Each Person who created, developed, invented, or otherwise contributed to the creation, development or invention of, any Intellectual Property material to the business of any Group Company for or on behalf of a Group Company, as applicable, has executed a valid and enforceable non-disclosure and assignment agreement containing an irrevocable present assignment of all such Person’s rights, title and interests in and to any such Intellectual Property to a Group Company, as applicable.
(h) The IT Assets used or held for use by any Group Company (i) operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient for the operations of the businesses of any Group Company as currently conducted and as currently proposed to be conducted, (ii) have not materially malfunctioned or failed during the Lookback Period and (iii) are free from any material bugs or other material defects, or any other devices, codes, instructions or features designed to disrupt, disable, or otherwise impair the functioning of any such IT Assets, including any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of information or data (or any parts thereof) stored or processed thereon or thereby.
(i) The Group Companies’ use and distribution of (i) Software developed by a Group Company, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Group Companies has used any Open Source Materials in a manner that requires any Software or any Company Intellectual Property to be subject to Copyleft Licenses.
Section 4.22. Privacy and Cybersecurity.
(a) The Group Companies maintain and are in compliance with, and during the Lookback Period, have maintained and been in compliance with, (i) all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including all applicable Laws governing breach notification, and the Mexican Federal Protection Law of Personal Data (Ley Federal de Protección de Datos Personales en Posesión de Particulares) and its regulations, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Group Companies’ contractual obligations concerning cybersecurity, Personal Information and data privacy and security and the security of the Group Companies’ IT Assets (collectively, (i)-(iii), “Personal Information Laws and Policies”). There are no Actions by any Person (including any Governmental Authority) pending to which any Group Company is a named party or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against any Group Company. None of the Group Companies has received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies. During the Lookback Period, each Group Company has had written Contracts in place with third parties processing Personal Information or other data for or on behalf of the Group Company in connection with the operation of the businesses of any Group Company (“Processors”), their respective customers and any other Person that shares Personal Information with any Group Company, that are materially consistent with all requirements of the Personal Information Laws and Policies.
(b) During the Lookback Period, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Group Companies in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Group Companies’ business or operations. The Group Companies take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. None of the Group Companies has (A) experienced any incident in which confidential or sensitive information or Personal Information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Group Companies.

(c) With respect to all Personal Information held by or on behalf of any of the Group Companies, or otherwise under its control, the Group Companies have, at all times, taken the steps required and reasonably necessary to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse (including by the Group Companies’ officers, employees, independent contractors and consultants), including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Personal Information. The Group Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Group Companies has taken all reasonable actions to protect the integrity and security of IT Assets and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants.
Section 4.23. Environmental Matters.
(a) The Group Companies are and, except for matters which have been fully resolved, have been materially in compliance with all Environmental Laws and have not received any written notice, and to the knowledge of the Company, there is no threatened legal Action, in each case, related to, alleging or asserting any breach of any Environmental Laws.
(b) The Group Companies hold all Permits required pursuant to Environmental Law for the development, construction, operation and maintenance of all Company businesses and all works and activities operating or being developed at any Company Real Property, hereinafter the “Environmental Permits”, which are held in the name of the Company or the appropriate Subsidiary, are in full force and effect, not subject to appeal or to any condition that cannot be reasonably be satisfied by the Company or its Subsidiaries, as the case may be, during the normal course of business.
(c) The Group Companies (i) have complied in all material respects with the conditions and obligations resulting from all of the Environmental Permits required for the development of the Company’s business; and (ii) have not received any written notice from any Governmental Authority or third party related to any legal action asserting or relating with a breach of any obligations under the Environmental Permits which could reasonably result in liability, the imposition of sanctions or the cancellation, revocation, termination, suspension or adverse modification of any such Environmental Permit.
(d) There has been no release of any Hazardous Materials by the Group Companies (i) at, in, on or under any Company Real Property or in connection with the Group Companies’ operations off-site of the Company Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or leased Company Real Property during the time that the Group Companies owned or leased such property or at any other location where Hazardous Materials generated by any Group Company have been transported to, sent, placed or disposed of.
(e) None of the Group Companies have received any written notice, request for information, potentially responsible party letter, notice of violation or potential violation, demand letter, inquiry or complaint from any Governmental Authority or third party alleging that the Group Companies (i) is a potentially responsible party associated with any release or threatened release of Hazardous Materials or (ii) has any material liability arising under any Environmental Laws or an obligation to investigate, clean up or conduct Remediation. None of the Group Companies are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Group Companies or the investigation, sampling, monitoring, treatment, Remediation, removal or cleanup of Hazardous Materials. To the knowledge of the Company, there are no facts or circumstances that could cause or underlie the receipt or occurrence of any such notices, requests for information or Governmental Orders.
(f) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Group Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(g) No Group Company has received, at any time, (i) any environmental reports, assessment, audits, inspections, sampling data or similar documents, nor any (ii) communications or notices from or to any Governmental Authority, which, in the case of clause (i) or (ii), concern any non-compliance of any Group Company or Company Real Property with, or liability of any Group Company under, Environmental Law.
(h) None of the Group Companies have undertaken or assumed (by operation of law or otherwise) any liabilities, or provided an indemnity, with respect to any liabilities for any other person related to Environmental Law or Hazardous Materials.
(i) There is no underground storage tank or underground injection well on any Owned Real Property or Leased Real Property currently or formerly owned or leased, as the case may be, by any of the Group Companies. None of the Group Companies has entered into any Contract that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities arising out of or related to the generation, manufacture, treatment, keeping, deposit, use, transportation or disposal of Hazardous Materials or otherwise arising out of Environmental Laws.
(j) The Group Company do not owe any duties, Taxes or similar contributions (whether federal, state or municipal) relating to the use or supply of water, the discharge or treatment of waste waters, or the use or possession of national or government property (whether federal, state or municipal) including in connection with the use of water or the discharge of wastewater (or as administered by the Mexican National Water Commission (Comisión Nacional del Agua) or by the Mexican Ministry of the Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales)). All water supplied to and used by the Company is supplied and used in full compliance with applicable Laws. All wastewater discharged by the Company is discharged in full compliance with applicable Laws. All national or government property (whether federal, state or municipal) used or possessed by the Group Companies is used or possessed by them in full compliance with applicable Laws.
Section 4.24. Absence of Changes. Since September 30, 2021 through the date of this Agreement, (a) there has not been any Company Material Adverse Effect and (b) there has not been or occurred any event, condition, action, or effect that, if taken during the period from the Original Agreement Date to the Effective Time, would constitute a breach of Section 6.1.
Section 4.25. Anti-Corruption Compliance.
(a) During the Lookback Period none of the Group Companies, Seller, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Group Companies, has offered, promised, authorized or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b) None of the Group Companies, nor any director, officer, employee or agent acting on behalf of any Group Company: (i) has been debarred, suspended, or otherwise determined ineligible for government procurement programs in any jurisdiction; (ii) appears or at any time has appeared on any list of entities or individuals debarred from tendering or participating in any project funded by the World Bank, the International Finance Corporation, or any other multilateral or bilateral aid agency; or (iii) is currently or at any time has been subject to any actions, suits, investigations, proceedings, or audits related to actual or potential violations of Anti-Bribery Laws, fraud, conflicts of interest, kickbacks, or other morality offense, before or by any governmental commission, board, bureau, agency, or instrumentality of the same.
(c) The Group Companies have implemented and maintain anti-corruption compliance policies, procedures, and internal controls reasonably designed to ensure compliance with the Anti-Bribery Laws. None of the Group Companies’ directors or employees is a Government Official. None of the Group Companies’ agents or suppliers is or is beneficially owned or controlled by a Government Official.
Section 4.26. Anti-Money Laundering Laws; Sanctions and International Trade Compliance.
(a) The Group Companies (i) are, and have been in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made all material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, transfer or transaction required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against any Group Company related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.
(b) None of the Group Companies nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Group Companies’ respective agents, representatives or other Persons acting on behalf of any Group Company, (i) is, or has during the five years prior to the date hereof, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.
Section 4.27. Information Supplied. None of the information supplied or to be supplied by or on behalf of any Group Company specifically in writing for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, or necessary to make the statements therein, not misleading or (b) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the HCM Shareholders and at the time of the HCM Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28. Vendors.
(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the Original Agreement Date, the top ten vendors based on the aggregate Dollar value of the Group Companies’ transaction volume with such counterparty during the trailing six (6) months for the period ending December 31, 2022 (the “Top Vendors”).
(b) None of the Top Vendors has, as of the Original Agreement Date, informed in writing the Group Companies that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is otherwise involved in or threatening a material dispute against the Group Companies or their respective businesses.
Section 4.29. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Group Companies, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Group Companies has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (each of clause (i) and (ii), a “Government Contract”). None of the Group Companies have provided any offer, bid, quotation or proposal to sell products made or services provided by the Group Companies that, if accepted or awarded, would lead to any Government Contract.
Section 4.30. No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Group Companies and Dutch Entities, and each of their respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledges and agrees that the Company has made its own investigation of HCM and that HCM nor any of their respective Affiliates, agents or representatives is making, and the Company is not relying upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by HCM in Article V or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of HCM. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the HCM Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of HCM, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of HCM are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.
Section 4.31. Related Party Transactions.
(a) Section 4.31(a) of the Company Disclosure Letter contains a list of all related party transactions and Contracts (including for the avoidance of doubt, with any Murano Parties or their Affiliates) to which any Group Company is party or bound (the “Affiliate Agreements”). All Affiliate Agreements comply with transfer-pricing regulations under applicable Laws and have been conducted at prevailing market prices, on prevailing market terms and on an arms’ length basis. None of the Murano Parties and no officer, or any Person who was a shareholder or officer of any of the Murano Parties or any of their respective Affiliates has any direct or indirect ownership, voting or other financial interest in any competitor, supplier, licensor, lessor, independent contractor or customer of the Murano Parties. None of the Murano Parties or their Affiliates own or hold title to, or possess an interest in, any asset, property or Permit used or held by the Murano Parties or that is necessary for the business of the Group Companies. The business of the Company and the Group Companies is solely and entirely conducted, developed and exploited through the Group Companies.
(b) The Affiliate Agreements listed in Section 4.31(a) of the Company Disclosure Letter will continue in effect after the Closing, and otherwise, as of the Closing, no Group Company will be a party to a related party transaction with any of the Murano Parties or any of their Affiliates, and no Group Company will owe any amount to any Murano Party or any of their Affiliates.
Section 4.32. Reorganization. The Reorganization will be carried out in compliance with the applicable Laws and Governing Documents of the applicable entities. Consummation of the Reorganization will not (i) materially impair the ability of any of the Murano Parties to effect the Merger or the other transactions contemplated hereby or delay the consummation of the Merger or the other transactions contemplated hereby, and (ii) consist or result in the exclusion, sale, disposal, transfer of any properties (including the Company Real Properties), assets and rights of the Group Companies that are used or held for use in connection with the conduct of the business of the Group Companies.
Section 4.33. Disclosure.
(a) Except as expressly set forth in this Agreement or in the Company Disclosure Letter, and except for facts relating to general economic or industry conditions, there is no fact relating to the Group Companies that (individually or considered together with other undisclosed facts) could reasonably be expected to adversely affect the assets, business, financial condition or results of operations of the Group Companies in any material respect.
(b) No representation or warranty or other statement made by the Group Companies in this Agreement, the Company Disclosure Letter, the certificate delivered pursuant to Section 2.5(a)(ii) or otherwise in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.
Section 4.34. Existing Attorneys-in-Fact. Section 4.34 of the Company Disclosure Letter sets forth a true and correct list of (i) all powers of attorney granted or delegated by the Group Companies in effect, (ii) the names of all attorneys-in-fact of the Group Companies and (iii) the powers granted pursuant to such powers of attorney and to such attorneys-in-fact, in each case, as of on or prior to the Closing.
Section 4.35. No Additional Representations or Warranties. Except as provided in this Article IV or in any Ancillary Agreement, none of the Group Companies or their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to HCM or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to HCM or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HCM
Except as set forth in (i) in any HCM SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such HCM SEC Filings will be deemed to modify or qualify the representatives and warranties set forth in Section 5.8 and Section 5.12), or (ii) in the disclosure letter delivered by HCM to the Company (the “HCM Disclosure Letter”) on the Original Agreement Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), HCM represents and warrants to the Murano Parties as of the Original Agreement Date, the date hereof, and as of the Closing Date (except for those representations made as of a date other than the date hereof which are only made as of such other date), as follows:
Section 5.1. Organization. HCM has been duly incorporated and is validly existing as an exempted company and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of HCM’s Governing Documents as amended to the date of this Agreement, previously delivered by HCM to the Company, are true, correct and complete. HCM is duly licensed or qualified and in good standing (or equivalent status, to the extent that such concept exists) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to HCM.
Section 5.2. Due Authorization.
(a) HCM has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been (i) duly and validly authorized and approved by the Board of Directors of HCM and (ii) determined by the Board of Directors of HCM as advisable to HCM and the HCM Shareholders, and recommended for approval by the HCM Shareholders. No other company proceeding on the part of HCM is necessary to authorize this Agreement and the documents contemplated hereby (other than the HCM Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by HCM, to the extent a party thereto, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of HCM, to the extent a party thereto, enforceable against HCM, to the extent a party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming that a quorum (as determined pursuant to HCM’s Governing Documents) is present, each of those Transaction Proposals shall require approval by an affirmative vote of the holders of at least a: (i) simple majority of the outstanding HCM Ordinary Shares in respect of those Transaction Proposals requiring an ordinary resolution as a matter of Cayman Islands law; or (ii) two-thirds majority in respect of those Transaction Proposals requiring a special resolution as a matter of Cayman Islands law, in each case, entitled to vote, who attend (in person or via proxy) and vote thereupon (as determined in accordance with HCM’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of HCM and held for such purpose.
(c) HCM Shareholder Approval is the only approval or consent required to be obtained from HCM Shareholders in connection with entry into this Agreement by HCM and the consummation of the transactions contemplated hereby, including the Merger and the Closing.
(d) The Board of Directors of HCM has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the HCM Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by HCM and the other documents contemplated hereby by HCM and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of HCM, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to HCM, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which HCM is a party or by which HCM may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of HCM, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HCM to enter into and perform their obligations under this Agreement or (ii) be material to HCM.
Section 5.4. Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of HCM, threatened Legal Proceedings against HCM, its respective properties or assets, or, to the knowledge of HCM, any of its respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of HCM, threatened by any Governmental Authority, against HCM, its respective properties or assets, or, to the knowledge of HCM, any of its respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon HCM, nor are any assets of HCM’s respective businesses bound or subject to any Governmental Order, the violation of which would, individually or in the aggregate, reasonably be expected to be material to HCM. As of the date hereof, HCM is in compliance with all applicable Laws in all material respects. Since its formation, HCM has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to HCM.
Section 5.5. SEC Filings. HCM has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 25, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “HCM SEC Filings”). Each of the HCM SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the HCM SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the HCM SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the HCM SEC Filings. To the knowledge of HCM, none of the HCM SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6. Internal Controls; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of HCM’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), HCM has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to HCM, including its consolidated Subsidiaries, if any, is made known to HCM’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting HCM’s principal executive officer and principal financial officer to material information required to be included in HCM’s periodic reports required under the Exchange Act. Since January 20, 2022, HCM has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of HCM’s financial reporting and the preparation of HCM Financial Statements for external purposes in accordance with GAAP.
(b) Each director and executive officer of HCM has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since January 25, 2022, HCM has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The HCM Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of HCM, threatened against HCM by Nasdaq or the SEC with respect to any intention by such entity to deregister the HCM Class A Ordinary Shares or prohibit or terminate the listing of HCM Class A Ordinary Shares on Nasdaq.
(d) The HCM SEC Filings contain true and complete copies of (x) the audited balance sheet as of December 31, 2022, and statement of operations, cash flow and shareholders’ equity of HCM for the period from February 5, 2021 (inception) through December 31, 2022, together with the auditor’s reports thereon, and (y) the unaudited balance sheet as of March 30, 2023, and statement of operations, cash flow and shareholders’ equity of HCM for the three (3)-month period ended March 30, 2023 and for the comparable period ended March 30, 2022 (collectively, the “HCM Financial Statements”). Except as disclosed in the HCM SEC Filings, the HCM Financial Statements (i) fairly present in all material respects the financial position of HCM, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of any unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of HCM have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by HCM to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of HCM. HCM has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Neither HCM (including, to the knowledge of HCM, any employee thereof) nor HCM’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by HCM, (ii) any fraud, whether or not material, that involves HCM’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by HCM or (iii) any written claim or allegation regarding any of the foregoing.
Section 5.7. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of HCM with respect to HCM’s execution or delivery of this Agreement, nor for the consummation of the transactions contemplated hereby, except for (i) the Antitrust Approval, (ii) the filing with the SEC of the Proxy Statement/Registration Statement (and the declaration of the effectiveness thereof by the SEC) and such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, (iii) applicable requirements under the rules and regulations of Nasdaq, (iv) the filing of the Merger Filing Documents in accordance with the Cayman Companies Act, and (v) as otherwise disclosed on Section 5.7 of the HCM Disclosure Letter or Section 4.4 of the Company Disclosure Letter.
Section 5.8. Trust Account. As of the Original Agreement Date, HCM has at least $300,001,809.83 in the Trust Account (including, if applicable, an aggregate of $3,000,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 9, 2021, between HCM and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the HCM SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of HCM holding HCM Ordinary Shares sold in HCM’s initial public offering who shall have elected to redeem their HCM Ordinary Shares pursuant to HCM’s Governing Documents and the underwriters of HCM’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all HCM Share Redemptions. There are no claims or proceedings pending or, to the knowledge of HCM, threatened with respect to the Trust Account. HCM has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of HCM to commence winding up, dissolve or liquidate by reason of the consummation of the transactions contemplated hereby pursuant to HCM’s Governing Documents shall cease to apply, and as of the Effective Time, HCM shall have no obligation whatsoever pursuant to HCM’s Governing Documents to commence winding up, dissolve and liquidate the assets of HCM by reason of the consummation of the transactions contemplated hereby. To HCM’s knowledge, as of the date hereof, following the Effective Time, no HCM Shareholder (in its capacity as such) shall be entitled to receive any amount from the Trust Account except to the extent such HCM Shareholder is exercising an HCM Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, HCM does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to HCM Share Redemptions) will not be available to HCM on the Closing Date.
Section 5.9. Investment Company Act; JOBS Act. HCM is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. HCM constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10. Absence of Changes. Since January 25, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HCM to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the HCM Disclosure Letter, HCM has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by HCM as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against HCM (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of HCM, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the HCM Financial Statements or disclosed in the notes thereto included in the HCM SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the HCM SEC Filings in the ordinary course of business of HCM, or (c) which would not be, or would not reasonably be expected to be, material to HCM.
Section 5.12. Capitalization of HCM.
(a) As of the date hereof, the authorized share capital of HCM is $55,500 divided into (i) 500,000,000 HCM Class A Ordinary Shares, 14,066,906 of which are issued and outstanding as of the date hereof (of which 9,987,500 are held of record by the Sponsor), (ii) 50,000,000 HCM Class B Ordinary Shares, 75,000 of which are issued and outstanding as of the date of Original Agreement Date, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date hereof ((i), (ii) and (iii) collectively, the “HCM Securities”). The foregoing represents all of the issued and outstanding HCM Securities as of the date of the Original Agreement Date. All issued and outstanding HCM Securities (x) have been duly authorized and validly issued and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) HCM’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (z) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, HCM’s Governing Documents or any Contract to which HCM is a party or otherwise bound.
(b) All holders of HCM Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which HCM Class B Ordinary Shares convert into HCM Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Subject to the terms of conditions of the Warrant Agreement, the HCM Warrants will be exercisable (after giving effect to a Business Combination but not accounting for the Warrant Exchange contemplated hereby) for one HCM Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents

($11.50) per share. As of the date hereof, 14,375,000 HCM Ordinary Warrants and 13,000,000 HCM Private Placement Warrants are issued and outstanding. The HCM Warrants are not exercisable until 30 days after the Closing. All outstanding HCM Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of HCM, enforceable against HCM in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) HCM’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, HCM’s Governing Documents or any Contract to which HCM is a party or otherwise bound. Except for HCM’s Governing Documents and this Agreement, there are no outstanding Contracts of HCM to repurchase, redeem or otherwise acquire any HCM Securities. Except as disclosed in the HCM SEC Filings and except for the Registration Rights Agreement, HCM is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to HCM Ordinary Shares or any other equity interests of HCM.
(c) Except as contemplated by this Agreement or the other documents contemplated hereby, HCM has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into, exchangeable or exercisable for or with a value that is linked to HCM Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, the repurchase or redemption of any HCM Securities or the value of which is determined by reference to the HCM Securities, and there are no Contracts of any kind which may obligate HCM to issue, purchase, redeem or otherwise acquire any of its HCM Securities.
(d) HCM has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. HCM is not party to any Contract that obligates HCM to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13. Brokers’ Fees. Except for the fees described on Section 5.13 of the HCM Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by HCM or any of its Affiliates.
Section 5.14. Taxes.
(a) All material Tax Returns required to be filed by or with respect to HCM have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) HCM has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts (taking into account any applicable extensions), and otherwise complied in all respects with all applicable withholding and related reporting requirements.
(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of HCM.
(d) No claim, assessment, collection, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against HCM that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e) No material Tax audit or other examination of HCM is presently in progress, nor has HCM been notified in writing of (nor to the knowledge of HCM has there been) any request or threat for such an audit or other examination.

(f) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of HCM.
(g) HCM has not made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement, conclusive agreement (acuerdo conclusivo) or any similar agreement with any Governmental Authority with respect to any Taxes that would be binding on HCM after the Closing Date.
(h) HCM is not a party to, and does not have any liability under, any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any Contracts entered into in the ordinary course of business not primarily related to Taxes).
(i) HCM (i) is not liable for Taxes of any other Person (other than HCM) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.
(j) No written claim has been made by any Governmental Authority in a jurisdiction where HCM does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k) HCM does not, and has never had, a permanent establishment in any country other than the country of its organization, and is not, and has never been, subject to income Tax in a jurisdiction outside the country of its organization.
(l) HCM has not participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m) HCM will not be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending no or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(n) Neither Sponsor nor, to the knowledge of HCM, any other direct or indirect owner of equity of HCM is a party to or bound by any Contract to sell or exchange any of the PubCo Ordinary Shares to be received in connection with this Agreement or the transactions contemplated hereby (or received as a result of any distribution of PubCo Ordinary Shares that is described in Section 351(c) of the Code or that is otherwise disregarded for U.S. federal income tax purposes).
(o) HCM has not deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant any other Tax legislation related to the COVID-19 pandemic that remains unpaid.
(p) HCM has not taken any action, nor to the knowledge of HCM are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(q) HCM has not (i) entered into any agreement that could be deemed to constitute an “asociación en participación” in terms of article 17-B of the Mexican Federal Tax Code; or (ii) acquired an ongoing business for purposes of article 26(IV) of the Mexican Federal Tax Code.
(r) HCM has not received a CFDI issued by a third party that has been assessed by any taxing Governmental Authority to fall under the scope of Article 69-B of the Mexican Federal Tax Code; provided that if HCM has received such CFDI, either it did not give Tax effects to the associated CFDI or if tax effects were given, it evidenced to the Governmental Authority that the services or goods were effectively provided. The CFDIs issued in favor of HCM support real, bona fide and existing transactions.
(s) HCM has not entered into any transaction that qualifies as an undue acquisition or transfer of Tax losses, as provided by article 69-B Bis of the Mexican Federal Tax Code.
(t) HCM has not outsourced or subcontracted personnel as defined under article 15-D of the Mexican Federal Tax Code.
(u) HCM has not been involved in, part of, or a promoter of, a reportable transaction “esquema reportable” within the meaning of Section Six of the Mexican Federal Tax Code (Código Fiscal de la Federación) and which relates to or involves any of its Subsidiaries or which has resulted in a tax benefit without regard to its reportability.
(v) HCM has not entered nor participated in any transaction or event that may or could be recategorized or reclassified by any Governmental Authority according to their real economic benefit under Article 5-A of the Mexican Federal Tax Code (Código Fiscal de la Federación).
(w) All related-party transactions involving HCM have been conducted at arm’s length in compliance with applicable transfer pricing Laws and principles. HCM has maintained documentation in connection with such related-party transactions (including any applicable transfer pricing studies) as may reasonably be expected to be required or requested by any relevant tax Governmental Authority and filed with the relevant tax Governmental Authority any documentation required by applicable Law.
(x) HCM has complied with all applicable provisions under any FTA used in its import and export operations, whether to apply preferential tariffs or to certify the origin of the exported products for FTA purposes.
Notwithstanding anything to the contrary herein, (i) the representations contained in this Section 5.14 are the sole representations regarding Taxes provided by HCM, and (ii) HCM does not make any representation or warranty with respect to (A) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, or capital loss carryforward (whether federal, state, local or foreign) of HCM, or (B) the ability of HCM to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date.
Section 5.15. Business Activities.
(a) Since formation, HCM has not conducted any business activities other than activities related to HCM’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in HCM’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon HCM or to which HCM is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of HCM or any acquisition of property by HCM or the conduct of business by HCM as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to HCM.
(b) Except for the Original Agreement, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, HCM (i) has no material interests, rights, obligations or liabilities with respect to, (ii) is not party to, bound by and (iii) does not have its assets or property subject to, in each case of (i) – (iii) whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c) As of the date hereof, except for the Original Agreement, this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), HCM is not a party to any Contract with any other Person that would require payments by HCM or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than HCM Transaction Expenses. As of the date hereof, except as set forth in Section 5.15(c) of the HCM Disclosure Letter, there are no amounts outstanding under any Working Capital Loans.

Section 5.16. Nasdaq Stock Market Quotation. The HCM Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “HCMA”. The HCM Ordinary Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCMAW”. HCM is, and since January 25, 2022, has been, in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of HCM, threatened against HCM by Nasdaq or the SEC with respect to any intention by such entity to deregister the HCM Class A Ordinary Shares or HCM Ordinary Warrants or terminate the listing of HCM Class A Ordinary Shares or HCM Ordinary Warrants on Nasdaq. None of HCM or its Affiliates has taken any action in an attempt to terminate the registration of the HCM Class A Ordinary Shares or HCM Ordinary Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.17. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, HCM and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that HCM has made its own investigation of the Company and that neither the Murano Parties nor any of their respective Affiliates, agents or representatives is making, and HCM is not relying upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Murano Parties in Article IV or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Murano Parties or Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by HCM or its representatives) or reviewed by HCM pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to HCM or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Murano Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, HCM understands and agrees that any assets, properties and business of the Murano Parties and the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.18. No Additional Representations or Warranties. Except as provided in this Article V or in any Ancillary Agreement, neither HCM nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Murano Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to any of the Murano Parties or their Affiliates.
ARTICLE VI

COVENANTS OF THE MURANO PARTIES
Section 6.1. Conduct of Business. From the Original Agreement Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Murano Parties shall, and shall cause any Group Companies to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by HCM in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to (A) operate the business of the Company in the ordinary course of business consistent with past practice and (B) preserve intact its current business organization and goodwill and preserve its relationships with employees, customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with the Company or the other Group Companies; provided, that, notwithstanding anything to the contrary in this Agreement, a Group Company may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Group Companies or the health and safety of their respective employees and (ii) the Murano Parties shall, to the extent reasonably practicable, inform HCM of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from HCM with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, the Murano Parties shall not, and shall cause the Group Companies not to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by HCM in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
(a) change or amend the Governing Documents of the Murano Parties or any of the Group Companies or Dutch Entities or form or cause to be formed any new Subsidiary, except as provided in Section 6.6 and Section 6.14;
(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Group Companies’ capital stock or equity interests (including any outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by the Company), except dividends and distributions by a Group Company to the Company or another Group Company;
(c) except for the Sabadell Pledges, issue, sell, pledge, charge, transfer or incorporate a Lien (other than a Permitted Lien) over any shares, interest or beneficiary rights of the Group Companies.
(d) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares, interest, beneficiary rights or series of the Group Companies’ capital stock or equity interests, except for any such transaction by a Group Company that remains a Group Company wholly-owned (directly or indirectly) by the Company after consummation of such transaction;
(e) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of a Group Company, except for (i) the acquisition by a Group Company of any shares of capital stock, membership interests or other equity interests of a Group Company in connection with the forfeiture or cancellation of such interests without payment of any consideration by a Group Company or (ii) transactions between the Company and any other Group Company or between Group Companies;
(f) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) or Section 4.28(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;
(g) sell, assign, transfer, convey, lease, grant a Lien (other than a Permitted Lien) on or otherwise dispose of any material tangible assets or properties of a Group Company, including the Company Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and another Group Company or among Group Companies and (iii) transactions in the ordinary course of business consistent with past practice including the Sabadell Mortgages;
(h) acquire any ownership interest in any real property, other than in the ordinary course of business;
(i) except as otherwise required by existing Company Benefit Plans listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of any Group Company, or hire, promote, demote or terminate the employment of employees of any Group Company, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any Company Benefit Plan, (iv) increase the compensation, incentive opportunity or benefits of any employee, officer, director or other individual service provider, (v) grant any Company Award or other equity-based compensation, (vi) establish any trust or take any other action to secure the payment of any compensation payable by any Group Company or (vii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by any Group Company;
(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, MXN$50,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(k) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of any Group Company for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its other Group Companies or among the wholly owned Group Companies and (iii) extended payment terms for customers in the ordinary course of business;
(l) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any material filed Tax Return, (iii) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes or change any Tax accounting period, (iv) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (v) fail to pay any material Taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (vii) seek or apply for any material Tax ruling, (viii) settle any material claim or material assessment in respect of any Taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of material Taxes;
(m) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(n) except for the Sabadell Refinancing, (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Group Company or guarantee any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Company Real Property, or (B) incurred between the Company and any of the other Group Companies or between any of such Group Companies; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed MXN$50,000,000, except as such obligations become due;
(o) issue any additional shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock or grant any additional equity or equity-based compensation;
(p) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company (other than the Merger);
(q) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than MXN$25,000,000 individually and in the aggregate;
(r) grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to a Group Company, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than nonexclusive or incidental licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);
(s) disclose or agree to disclose to any Person (other than HCM or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of a Group Company other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;
(t) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(t) of the Company Disclosure Letter, in the aggregate;

(u) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of a Group Company as the bargaining representative for any employees of a Group Company;
(v) waive the restrictive covenant obligations of any current or former employee of a Group Company;
(w) limit the right of a Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Group Companies, taken as a whole, in the ordinary course of business consistent with past practice;
(x) make any material change in its financial accounting policies or procedures, except as required by changes in Law or IFRS;
(y) amend in a manner materially detrimental to the Group Companies, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of a Group Company to be conducted in all material respects as conducted on the Original Agreement Date or as contemplated as of the Original Agreement Date;
(z) enter into any related party transactions or Affiliate Agreements other than as expressly permitted under this Agreement (including taking any actions or steps to implement the Reorganization in compliance with Section 6.6(a)); or
(aa) enter into any agreement to do any action prohibited under this Section 6.1.
Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Murano Parties or any Group Company by third parties that may be in the any of the Murano Parties’ or Group Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), the Murano Parties shall, and shall cause the Group Companies to, afford to HCM and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Murano Parties, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Murano Parties as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Murano Parties without the prior written consent of the Murano Parties.
Section 6.3. Preparation and Delivery of Additional Company Financial Statements. As soon as reasonably practicable following the Original Agreement Date, the Company shall deliver to HCM (a) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for the nine -month periods ended September 30, 2022 and September 30, 2021 (collectively, the “Q3 Financial Statements”), (b) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for the 12-month period ended December 31, 2022, together with the auditor’s reports thereon (the “2022 Audited Combined Financial Statements”) and (c) for any quarterly period thereafter ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for such quarter (collectively, the “2023 Financial Statements”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q3 Financial Statements, the 2022 Audited Combined Financial Statements and

the 2023 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the Q3 Financial Statements, the 2022 Audited Combined Financial Statements and the 2023 Financial Statements, as applicable, with the same force and effect as if made as of the Original Agreement Date.
Section 6.4. [Intentionally Omitted].
Section 6.5. Acquisition Proposals. From the Original Agreement Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Murano Parties shall not, and the Murano Parties shall instruct and use reasonable best efforts to cause their representatives acting on their behalf not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group Companies to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group Companies in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the Original Agreement Date, the Murano Parties shall, and the Murano Parties shall instruct and use reasonable best efforts to cause their representatives acting on their behalf to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than HCM and its representatives). Notwithstanding anything to the contrary in this Agreement, the Murano Parties and their respective representatives shall not be restricted pursuant to the foregoing sentences with respect to any actions explicitly contemplated by this Agreement or the Ancillary Agreements.
Section 6.6. Reorganization.
(a) The Reorganization shall be implemented in a manner to maximize tax efficiencies for each of the Parties and the Sponsor, and shall not cause any adverse tax consequences for the shareholders of HCM (including in their capacity as shareholders of PubCo as of the Effective Time). HCM hereby acknowledges and agrees that it has received from the Murano Parties the proposed steps to effect the Reorganization and consents to the steps of the Reorganization, subject to this Section 6.6. From and after the date hereof, the Murano Parties: (a) (i) shall provide HCM and its advisors and representatives with drafts of all documents necessary to effectuate the Reorganization (the “Reorganization Documentation” and each, a “Reorganization Document”), which documents will be subject to HCM’s approval, (ii) to the extent that HCM does not approve of a draft of any Reorganization Document, to use reasonable best efforts to cooperate and consult with HCM and its advisors and representatives in good faith to revise any such Reorganization Document such that HCM approves of the same (and in the absence of such approval by HCM, agrees not to execute any such Reorganization Document or implement any such step contemplated thereunder), and (b) once each of the Reorganization Documents are in agreed form between HCM and Murano Parties, the Murano Parties agree to (i) take, or cause to be taken, as promptly as reasonably practicable, all actions as are necessary to implement the Reorganization (including that the Persons identified in Schedule 6.6 of the Company Disclosure Letter transfer, sell, assign or otherwise dispose of their stake, interest, value, beneficiary rights (derechos fideicomisarios) or other rights in the Group Companies in favor of a Group Company) in order to effect the Reorganization, and (ii) keep HCM reasonably informed with respect to the process of implementing the Reorganization. The Murano Parties shall cause the implementation of the Reorganization to be carried out in accordance with applicable Laws and the Governing Documents of the applicable entities. HCM’s foregoing consent and approval rights with respect to matters contemplated by this Section 6.6(a) shall arise only to the extent such document to effectuate the Reorganization is adverse to the HCM Shareholders.
(b) From and after the Original Agreement Date, the Murano Parties and the Group Companies shall, jointly and severally, indemnify, defend and hold harmless HCM, the Sponsor and their respective Affiliates, and their respective directors, managers, members, officers, employees, successors and assigns, advisors and representatives (collectively, the “HCM Indemnified Persons”), in respect of, and will compensate and reimburse the HCM Indemnified Persons, for and against any Action and Legal Proceeding and any damages, judgments, costs, expenses, liabilities and losses, imposed on, sustained, incurred or suffered by any of them directly or indirectly, arising out of or resulting from any third-party Action or Legal Proceeding regarding or with respect to the Reorganization or its impact on any of the Murano Parties or the Group Companies or their respective assets or operations.

Section 6.7. Listing Application.
(a) Promptly following the date hereof, PubCo and the Company shall prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and HCM shall reasonably cooperate with PubCo and the Company with respect to the Listing Application. The Murano Parties shall use their reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq; (b) PubCo to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Registration Statement Securities to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), HCM shall reasonably cooperate with the Murano Parties with respect thereto.
(b) In preparing the Listing Application, PubCo shall obtain all regulatory approvals required from the Jersey Financial Services Commission and/or the Jersey Registrar of Companies, including (without limitation) such consents and/or approvals required under the Companies (Jersey) Law 1991, as amended, the Control of Borrowing (Jersey) Order 1958, as amended and the Companies (General Provisions) (Jersey) Order 2002, as amended.
Section 6.8. Indemnification and Insurance.
(a) From and after the Effective Time, PubCo agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Group Companies (the “Company Indemnified Parties”) and (y) the Sponsor and each present and former director, officer and Affiliate of Sponsor, HCM and each of their respective Subsidiaries (the “HCM Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, HCM or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, memorandum and articles of association, bylaws, limited liability company agreement or other organizational documents in effect on the Original Agreement Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). For the avoidance of doubt, the right to indemnification pursuant to the preceding sentence in favor of each of the Sponsor and each present and former director, officer and Affiliate of Sponsor, shall be subject to the same limitations as if such D&O Indemnified Party were an officer or director of HCM as of the applicable time. Without limiting the foregoing, PubCo shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of PubCo’s and its Subsidiaries’ (including the Group Companies’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, HCM or their respective Subsidiaries, as applicable, in each case, as of the Original Agreement Date, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, each of the covenants in this Section 6.8.
(b) For a period of six years from the Effective Time, PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by HCM’s, the Group Companies’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to HCM or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by HCM or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2022; provided, however, that (i) PubCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 6.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 6.8.
(d) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and HCM with the post-Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Closing, but so that such indemnification agreements may only indemnify the post Closing directors and officers of PubCo to the extent permitted by Law.
(e) PubCo hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. PubCo hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) PubCo is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) PubCo shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of PubCo’s Governing Documents, any agreement to which PubCo is a party, any vote of the stockholders or the Board of Directors of PubCo, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, PubCo irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. PubCo further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from PubCo shall affect the foregoing and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against PubCo. Notwithstanding anything to the contrary herein, the obligations of PubCo under this Section 6.8(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.
Section 6.9. Post-Closing Directors and Officers of PubCo. Subject to the terms of PubCo’s Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a) the board of directors of PubCo shall consist of seven directors, at least a majority of whom shall be “independent” directors for the purposes of Nasdaq rules, to initially consist of:
(i) the individuals set forth on Section 6.9(a) of the Company Disclosure Letter; and
(ii) one director to be nominated by the Sponsor prior to filing of the Proxy Statement;
in each case, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Effective Time; and
(b) the initial officers of PubCo shall be as set forth on Section 6.9(b) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Effective Time.
Section 6.10. Employee Matters.
(a) Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt an incentive equity plan providing for the issuance of no more than 2,500,000 PubCo Ordinary Shares in a form and substance to be mutually agreed between the Company and HCM prior to the filing of the Registration Statement (the “Incentive Equity Plan”), which Incentive Equity Plan shall become effective upon the Closing Date and with any changes or modifications thereto as the Company and HCM may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or HCM, as applicable). Within two Business Days following the expiration of the 60 day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file a registration statement on Form S-8 (or other applicable form) with respect to the PubCo Ordinary Shares issuable under the Incentive Equity Plan (which shall become effective upon filing), and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.
(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 6.10 are included for the sole benefit of HCM and the Murano Parties, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of HCM, the Murano Parties or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 6.11. Third Party Consents. Prior to the Closing Date, the Murano Parties shall cause the Group Companies to execute and obtain the consents required from third parties, different than those required by the applicable Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement and those required to effect the Reorganization (in accordance with Section 6.6).
Section 6.12. Permits. Prior to the Closing Date, the Murano Parties shall cause the Group Companies to obtain or file the corresponding applications before the relevant Governmental Authorities for the obtention, renewal, assignment, amendment of the Permits listed in Section 6.12 of the Company Disclosure Letter.
Section 6.13. Labor Matters. Prior to the Closing Date, the Murano Parties shall cause the Group Companies to perform all necessary acts in order for the labor structure of the Group Companies to be in compliance with all applicable labor and employment Laws mentioned in Section 4.14(b), including those actions listed in Section 6.13 of the Company Disclosure Letter.
Section 6.14. Transfer and Assignment Documents; Termination of Re-Acquisition Rights. Prior to the Closing Date, Seller and the Murano Parties shall take, or (1) execute and cause to be taken, any Person other than a Group Company, including the Persons listed in Section 6.14 of the Company Disclosure Letter, to transfer, conveyance, assignment, and delivery of the stock, interests, securities and beneficiary rights (derechos fideicomisarios) owned or held by any such Persons in the Group Companies in favor of a Group Company, (2) segregate any assets owned by the Group Companies which are previously approved by HCM (the Contracts implementing the covenants in Section 6.14(1) and Section 6.14(2), the “Transfer and Assignment Documents”) and (3) cause any Person other than a Group Company, including the Persons listed in Section 6.14 of the Company Disclosure Letter to irrevocably and unconditionally waive, cancel or terminate any Lien other than a Permitted Liens, including any re-acquisition rights (derechos de reversion) or similar Liens (the “Re-Acquisition Rights”) that such Persons referred to in Section 6.14 of the Company Disclosure Letter have with respect to the Company Real Properties or any other than the Re-Acquisition Rights pertaining to any Group Company. For purposes of this Section 6.14, the Murano Parties shall execute and shall cause to be executed any and all amendment agreements to the applicable trust agreements of the Group Companies that provide for the irrevocable waiver, cancellation or termination of the Re-Acquisition Rights (the Contracts implementing the covenant provided in this Section 6.14(3) the “Termination Documents”). The Transfer and Assignment Documents and the Termination Documents shall be in terms reasonably satisfactory to HCM.
ARTICLE VII

COVENANTS OF HCM
Section 7.1. Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice HCM shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, HCM (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust

Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (x) pay as and when due all amounts payable to HCM Shareholders pursuant to the HCM Share Redemptions and payable to any recipients of the deferred underwriting commissions, if due, and (y) pay all remaining amounts then available in the Trust Account to HCM for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.2. Nasdaq Listing. From the Original Agreement Date through the Effective Time, HCM shall use reasonable best efforts to ensure HCM remains listed as a public company on Nasdaq.
Section 7.3. No Solicitation by HCM. From the Original Agreement Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, HCM shall not, and shall cause its Subsidiaries not to, and HCM shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the Original Agreement Date, HCM shall, and shall instruct its officers and directors to, and HCM shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.4. HCM Conduct of Business.
(a) During the Interim Period, HCM shall, except as contemplated by this Agreement (including as contemplated by Section 7.6 in connection with one or more Extensions) or the Ancillary Agreements, as required by Law, as set forth on Section 7.4 of the HCM Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, HCM may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of HCM or the health and safety of their respective employees and (ii) HCM shall, to the extent reasonably practicable, inform the Company of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including in connection with one or more Extensions) or the Ancillary Agreements, as required by Law, as set forth on Section 7.4 of the HCM Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), HCM shall not:
(i) seek any approval from the HCM Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of HCM, except as contemplated by this Agreement;
(ii) (x) make or declare any dividend or distribution to the shareholders of HCM or make any other distributions in respect of any of HCM’s share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any shares or series of HCM’s share capital or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, share capital or membership interests, warrants or other equity interests of HCM, other than a redemption of HCM Ordinary Shares required to be made as part of the HCM Share Redemptions;
(iii) Except as may be required in order to reduce any Taxes imposed on Sponsor or its members as a result of the transactions hereunder (so long as any such action does not have a materially adverse impact on the Group Companies) (t) make, change or revoke any material Tax election, (u) amend, modify or otherwise change any filed material Tax Return, (v) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (w) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (x) settle any claim or assessment in respect of a material amount of Taxes, (y) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (z) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of HCM (including, for the avoidance of doubt, the Sponsor);
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (x) in connection with any additional financing arrangements mutually agreed by the parties, (y) in support of the ordinary course operations of HCM or related to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to HCM, or (z) pursuant to any Contract set forth on Section 5.15 of the HCM Disclosure Letter;
(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);
(viii) (A) issue any HCM Securities or rights or securities exercisable or exchangeable for, or convertible into, HCM Securities, (B) grant any options, warrants or other equity-based awards with respect to HCM Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms set forth in any HCM Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix) incur or approve HCM Transaction Expenses in excess of $10,000,000 in the aggregate; or
(x) enter into any agreement to do any action prohibited under this Section 7.4.
(b) During the Interim Period, HCM shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, HCM’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which HCM or its Subsidiaries may be a party.
Section 7.5. HCM Public Filings. From the Original Agreement Date through the Effective Time, HCM will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.6. Extension Elections. The parties agree that HCM shall take all actions under its Governing Documents required to obtain an Extension to January 25, 2024, provided that such Extension will be comprised of nine successive one-month Extensions (and provided that HCM will continue to make such Extensions on a monthly basis as needed).
Section 7.7. Written Objection. If any HCM Shareholder gives to HCM, before the HCM Shareholder Approval is obtained at the HCM Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, HCM shall, following the HCM Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger and the transaction (the “Authorization Notice”) to each such HCM Shareholder who has made a Written Objection.
ARTICLE VIII

JOINT COVENANTS
Section 8.1. Antitrust Approval; Other Filings.
(a) In connection with the transactions contemplated hereby, the Murano Parties and HCM shall (and, to the extent required, shall cause its controlled Affiliates to) (i) use reasonable best efforts to obtain, or cause to be obtained, the Antitrust Approval; (ii) respond promptly to any requests for information made by any Governmental Authority and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby and thereby. Each of the Parties shall, as promptly as practicable and, in no event, later than 60 Business Days after the Original Agreement Date, prepare and file any notifications, filings, registrations, submissions or other materials required or necessary to obtain the Antitrust Approval. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 8.1(a) shall be paid entirely by PubCo or any other Murano Party. Each Party shall comply with any Antitrust Information or Document Requests, as per Section 8.1(b) below.
(b) To the extent not prohibited by Applicable Law and subject to reasonable privilege or confidentiality concerns, each Party shall use reasonable best efforts to (i) cooperate with the other Parties in promptly seeking to obtain the Antitrust Approval, including complying with any Antitrust Information or Document Requests, (ii) promptly notify and furnish the other Parties with copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority, (iii) consult with and permit the other Parties to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Authority and (iv) consider in good faith the views of such other Parties in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 8.1 or the transactions contemplated by this Agreement. No Party shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 8.1 or any transaction contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion. Notwithstanding anything to the contrary, HCM shall have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and for leading all meetings and communications with, any Governmental Authority.
(c) Each Party shall cooperate in good faith with any Antitrust Authority and undertake promptly any and all reasonable actions required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all actions that are reasonable or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the other Parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of a Party or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of a Party and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, effective as of the Closing or such later time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each Party shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party shall keep the other Parties reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and shall promptly furnish to other Parties copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the Parties shall extend any approval period for the Antitrust Approval or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Murano Parties agree to provide HCM and its counsel, and HCM agrees to provide the Murano Parties and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 8.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a) Registration Statement and Prospectus.
(i) As promptly as practicable after the execution of this Agreement, (x) the Parties shall jointly prepare and PubCo shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the HCM Shareholders relating to the HCM Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) PubCo shall prepare (with HCM’s reasonable cooperation (including causing its representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of PubCo Ordinary Shares that are included in the Merger Shares (collectively, the “Registration Statement Securities”). Each Party shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. PubCo also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and HCM shall furnish all information concerning HCM as may be reasonably requested in connection with any such action. Each Party agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of and Party or its respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). HCM will cause the Proxy Statement to be mailed to the HCM Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii) To the extent not prohibited by Law, PubCo will advise HCM, reasonably promptly after PubCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, HCM and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and PubCo shall give reasonable and good faith consideration to any comments made by HCM and its counsel. To the extent not prohibited by Law, PubCo shall provide HCM and its counsel with (A) any comments or other communications, whether written or oral, that PubCo or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of PubCo to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given) including by being given the opportunity to participate with PubCo or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).
(iii) Each Party shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the HCM Shareholders and at the time of the HCM Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time any information relating to any Party or any of its respective Subsidiaries, Affiliates, directors or officers is discovered by a Party, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the HCM Shareholders.
(b) HCM Shareholder Approval. HCM shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to HCM Shareholders in compliance with applicable Law, (ii) duly give notice of and convene and hold an extraordinary general meeting of its shareholders (the “HCM Shareholders’ Meeting”) in accordance with HCM’s Governing Documents and Nasdaq listing rules for a date no later than 45 Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of HCM Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an HCM Share Redemption. HCM shall, through its Board of Directors, unanimously recommend to its shareholders the (A) adoption and approval of this Agreement and the documents (including the Plan of Merger) and transactions (including the Merger) contemplated thereby in accordance with applicable Law and Nasdaq rules and regulations, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) the amendment and restatement of HCM’s Governing Documents, alteration to HCM’s authorized share capital and change of HCM’s name to Murano Global Hospitality Corp.; (D) adoption and approval of any other proposals as reasonably agreed by HCM and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (E) adjournment of the HCM Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of HCM shall not withdraw, amend, qualify or modify its recommendation to the shareholders of HCM that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”); provided, that, prior to obtaining the HCM Shareholder Approval, the Board of Directors of HCM may make a Modification in Recommendation in response to an Intervening Event if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Modification in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach by the Board of Directors of HCM of its fiduciary obligations under applicable Law. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be a Modification in Recommendation. To the fullest extent permitted by applicable Law, (x) HCM agrees to establish a record date for, duly call, give notice of, convene and hold the HCM Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) HCM agrees that if the HCM Shareholder Approval shall not have been obtained at any such HCM Shareholders’ Meeting, then HCM shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional HCM Shareholders’ Meetings in order to obtain the HCM Shareholder Approval. HCM may only adjourn the HCM Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the HCM Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that HCM has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by HCM Shareholders prior to the HCM Shareholders’ Meeting; provided, that the HCM Shareholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the HCM Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three Business Days prior to the Agreement End Date. HCM agrees that it shall provide the holders of HCM Class A Ordinary Shares the opportunity to elect redemption of such HCM Class A Ordinary Shares in connection with the HCM Shareholders’ Meeting, as required by HCM’s Governing Documents.
(c) Company Stockholder Approvals. The Company shall obtain and deliver, and shall cause the Group Companies to obtain and deliver to HCM the Company Stockholder Approvals in accordance with the terms and subject to the conditions of the Group Companies’ Governing Documents.
Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, the Parties shall each, and each shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of the Parties or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Murano Parties under this Section 8.3 will constitute a breach of Section 6.1 or (ii) HCM under this Section 8.3 will constitute a breach of Section 7.4.
Section 8.4. Section 16 Matters. Prior to the Effective Time, the Parties shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the PubCo Ordinary Shares (including derivative securities with respect to PubCo Ordinary Shares) or HCM Ordinary Shares resulting from the transactions contemplated by this Agreement by each officer or director of a Party who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 8.5. Additional Financing. Prior to Closing, the Parties shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the Parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by shall be subject to the Parties’ mutual agreement), including (a) by providing such information and assistance as the another Party may reasonably request (including providing financial statements and other financial data as would be required if filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form F-1 for the resale of securities following the consummation of the transactions contemplated hereby), (b) granting such access to the other Parties and their representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives such Party and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their respective auditors.
Section 8.6. Transaction Litigation. From and after the Original Agreement Date until the earlier of the Closing or termination of this Agreement in accordance with its terms, HCM, on the one hand, and the Murano Parties, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of HCM or the Murano Parties, as applicable, threatened in writing against (a) in the case of HCM, HCM, any of HCM’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (b) in the case of the Murano Parties, the Murano Parties, any of their Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). HCM and the Murano Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Murano Parties, any of their Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of HCM (not to be unreasonably withheld, conditioned or delayed) or (y) HCM, any of HCM’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 8.7. Expense Statements.
(a) At least three Business Days prior to the Closing Date, (i) HCM shall deliver to the Company a written statement (email being sufficient) setting forth HCM’s good faith estimate of each accrued and unpaid HCM Transaction Expense as of the Closing Date and (ii) the Company shall deliver to HCM a written statement (email being sufficient) setting forth the Company’s good faith estimate of each accrued and unpaid Transaction Expense as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers of each payee.
(b) HCM shall use commercially reasonable efforts not to incur HCM Transaction Expenses in excess of $10,000,000 (“HCM Expenses Cap”). The Murano Parties shall use commercially reasonable efforts not to incur Transaction Expenses in excess of $5,000,000 (the “Expenses Cap”). For purposes hereof, any excess of HCM Transaction Expenses above the HCM Expenses Cap shall be the “HCM Expenses Overrun” and any excess of Transaction Expenses above the Expenses Cap shall be the “Company Expenses Overrun”.
(c) If the HCM Expenses Overrun exceeds the Company Expenses Overrun, Sponsor shall forfeit, as promptly as practicable following Closing, for no consideration a number of PubCo Ordinary Shares (with each such PubCo Ordinary Share valued at $10.00 per share), that would, in the aggregate, have a value at least equal to the amount of such excess.
(d) If the Company Expenses Overrun exceeds the HCM Expenses Overrun, the Seller shall forfeit, as promptly as practicable following Closing, for no consideration a number of PubCo Ordinary Shares (with each such PubCo Ordinary Share valued at $10.00 per share), that would, in the aggregate, have a value at least equal to the amount of such excess.
ARTICLE IX

CONDITIONS TO OBLIGATIONS
Section 9.1. Conditions to Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which (save for the HCM Shareholder Approval) may be waived in writing by all of such parties:
(a) the HCM Shareholder Approval shall have been obtained;
(b) the Reorganization shall have been implemented in accordance with Section 6.6(a);
(c) COFECE has issued the Antitrust Approval;
(d) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(e) the deadline for HCM to consummate its initial Business Combination in accordance with its Governing Documents and the Prospectus (as extended by any Extension) shall not have passed;
(f) the size and composition of the Board of Directors of PubCo shall be as contemplated pursuant to Section 6.9 (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), to be effective as of immediately following the Effective Time;
(g) the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Effective Time, PubCo shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of Nasdaq, and PubCo shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on Nasdaq;

(h) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and
(i) if any HCM Shareholder gives to HCM, before the HCM Shareholder Approval is obtained at the HCM Shareholders’ Meeting, a Written Objection in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, at least twenty (20) days shall have elapsed since the date on which the applicable Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act).
Section 9.2. Conditions to Obligations of HCM. The obligations of HCM to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which (save for the New CayCo Shareholder Approval) may be waived in writing by HCM:
(a) the representations and warranties of the Murano Parties contained in this Agreement shall be true and correct in all respects as of the Original Agreement Date, the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date;
(b) each of the covenants of the Murano Parties to be performed as of or prior to the Closing shall have been performed;
(c) each of the consents set forth on Schedule 9.2(c) of the Company Disclosure Letter shall have been obtained and delivered to HCM;
(d) the Company Stockholder Approvals shall have been obtained and delivered to HCM;
(e) the New CayCo Shareholder Approval shall have been obtained and delivered to HCM;
(f) regarding the Owned Real Properties, the Murano Parties shall have obtained and delivered the Certificates of Liens/No Liens to HCM;
(g) the Murano Parties shall have delivered originals of the executed Transfer and Assignment Documents and the Termination Documents to HCM;
(h) the Subscriptions shall have occurred;
(i) the Reorganization and PubCo Reorganization shall have occurred; and
(j) since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing.
Section 9.3. Conditions to the Obligations of the Murano Parties. The obligation of the Murano Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) (i) the representations and warranties of HCM contained in Section 5.12 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of HCM contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HCM’s ability to consummate the transactions contemplated by this Agreement; and
(b) each of the covenants of HCM to be performed as of or prior to the Closing shall have been performed in all material respects.

ARTICLE X

TERMINATION/EFFECTIVENESS
Section 10.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:
(a) by mutual written consent of the Company and HCM;
(b) by the Company or HCM if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if such Party’s breach of this Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering into a Governmental Order that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;
(c) by the Company or HCM if the HCM Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the HCM Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d) by the Company if there has been a Modification in Recommendation;
(e) by written notice to the Company from HCM if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Murano Parties set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Murano Parties through the exercise of their reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by the Company of notice from HCM of such breach, but only as long as the Murano Parties continue to use their reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”) and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless HCM is in material breach hereof;
(f) by HCM if the Company Stockholder Approvals shall not have been obtained within two Business Days after the date hereof;
(g) by HCM if the Process Agent Powers of Attorney are not delivered by the Company and the Seller to HCM within 15 days after the Original Agreement Date; or
(h) by written notice to HCM from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HCM set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating HCM Breach”), except that, if any such Terminating HCM Breach is curable by HCM through the exercise of its reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by HCM of notice from the Company of such breach, but only as long as HCM continues to exercise such reasonable best efforts to cure such Terminating HCM Breach (the “HCM Cure Period”) and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating HCM Breach is not cured within the HCM Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
(i) by the Company or HCM if the Closing Date has not occurred by December 31, 2023 (the “Original End Date”); provided, that if on the Original End Date the conditions to the Closing set forth in Section 9.1(b) or Section 9.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such Original End Date shall automatically be extended, without any action on the part of any party hereto, to January 25, 2024 (the “Extended End Date”) (the Original End Date or the Extended End Date, the “Agreement End Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 10.1(i) if such party’s breach of this Agreement has prevented the consummation of the Closing Date at or prior to such time.

(j) by HCM at any point in time after the date of this Agreement if HCM, in its reasonable discretion, concludes that (i) progress in the construction of the Grand Island I Properties or (ii) progress in the construction of the Grand Island II Property or the efforts to obtain financing that HCM concludes is sufficient to fund the completion of the Grand Island II Property, has not or will not allow for completion of either the Grand Island I Properties or the Grand Island II Property on the timeline communicated to HCM prior to the Original Agreement Date.
Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of any Party, as the case may be, for any willful breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI

MISCELLANEOUS
Section 11.1. Trust Account Waiver. The Murano Parties acknowledge that HCM is a blank check company with the powers and privileges to effect a Business Combination. The Murano Parties further acknowledge that, as described in the prospectus dated January 25, 2022 (the “Prospectus”) available at www.sec.gov, substantially all of HCM assets consist of the cash proceeds of HCM’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of HCM, certain of its public shareholders and the underwriters of HCM’s initial public offering (the “Trust Account”). The Murano Parties acknowledge that they have been advised by HCM that, except with respect to interest earned on the funds held in the Trust Account that may be released to HCM to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if HCM completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if HCM fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to HCM in limited amounts to permit HCM to pay the costs and expenses of its liquidation and dissolution, and then to HCM’s public shareholders; and (iii) if HCM holds a shareholder vote to amend HCM’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 15 months from the closing of HCM’s initial public offering, subject to any Extension or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any HCM Ordinary Shares properly tendered in connection with such vote. For and in consideration of HCM entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Murano Parties hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with HCM; provided, that (x) nothing herein shall serve to limit or prohibit the Murano Parties’ right to pursue a claim against HCM for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for HCM to specifically perform its obligations under this Agreement) so long as such claim would not affect HCM’s ability to fulfill its obligation to effectuate the HCM Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Murano Parties may have in the future against HCM’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2. Waiver. Any Party may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of another Party that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
Section 11.3. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)	If to HCM:

HCM Acquisition Corp.
100 First Stamford Place
Suite 330
Stamford, CT 06902
	Attention:	Shawn Matthews, Chief Executive Officer
James Bond, Chief Financial Officer
	Email:	smatthews@hondiuscapital.com
jbond@hondiuscapital.com

with copies to (which shall not constitute notice):

King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10046
	Attention:	Kevin E. Manz
Timothy P. Fitzsimons
	Email:	kmanz@kslaw.com
tfitzsimons@kslaw.com

Galicia Abogados, S.C.
Torre del Bosque
Blvd. Manuel Avila Camacho, 24, 7th Floor
Lomas de Chapultepec
11000, Mexico City
	Attention:	Arturo Perdomo J.; Roxana Schäfer
	Email:	aperdomo@galicia.com.mx
rschafer@galicia.com.mx

(b)	If to the Murano Parties:

Av. Paseo de las Palmas 1270,
Col. Lomas de Chapultepec,
11000, Mexico City, Mexico
	Attention:	Elías Sacal Cababie, Marcos Sacal Cohen
	Email:	elias@murano.com.mx; marcos@murano.com.mx

with copies to each of (which shall not constitute notice):

Nader, Hayaux & Goebel
Paseo de los Tamarindos No. 400-B, 7th Floor
Bosque de las Lomas, 05120 CDMX, Mexico
	Attention:	Michell Nader Schekaibán
Julián J. Garza Castañeda
	Email:	mnader@nhg.com.mx
jgarza@nhg.com.mx

Clifford Chance US LLP
31 West 52nd Street
New York,
New York 10019
	Attention:	Hugo F. Triaca
	Email:	hugo.triaca@cliffordchance.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (i) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.6, and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (ii) the Sponsor is an intended third-party beneficiary of this Agreement and, amongst other rights, may enforce Section 11.15 as if the Sponsor were a party hereto.
Section 11.6. Expenses. Except as otherwise set forth in this Agreement (including Section 7.6), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Merger.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9. Company and HCM Disclosure Letters. The Company Disclosure Letter and the HCM Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the HCM Disclosure Letter and all Exhibits hereto), (b) the Plan of Merger, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, and the Warrant Assumption Agreement (collectively, the “Ancillary Agreements”) and (c) the Non-Disclosure Agreement, dated as of August 19, 2022, between HCM and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.
Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by HCM and the Company and which makes reference to this Agreement.
Section 11.12. Publicity.
(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of HCM and the Company, which approval shall not be unreasonably withheld by either Party; provided, that no Party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Parties in advance as to its form, content and timing. Disclosures resulting from the Parties’ efforts to obtain the Antitrust Approval and to make any relating filing shall be deemed not to violate this Section 11.12.
Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.14. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 11.14(a). Each Party (other the Company and Seller) hereto hereby consents to service of process in any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.3 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. The Company and the Seller hereby consent and agree that service of process to any of them will be delivered in person or to the agent described below, which the Company and the Seller irrevocably appoint as its agent for the purpose of accepting service of process for any action not only within the State of Delaware, but also any other jurisdiction.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c) THE COMPANY AND THE SELLER HAVE APPOINTED CORPORATION SERVICE COMPANY AS PROCESS AGENT, FOR THE SERVICE OF PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BEFORE THE COURTS OF THE STATE OF DELAWARE AND ANY OTHER JURISDICTION, AND COVENANTS TO MAINTAIN SUCH APPOINTMENT (OR ALTERNATIVE REASONABLY ACCEPTABLE TO HCM) AT ALL TIMES UNTIL ALL OF THE OBLIGATIONS HEREUNDER HAVE BEEN SATISFIED IN FULL OR UPON TERMINATION OF THIS AGREEMENT OR UPON MUTUAL AGREEMENT AMONG THE PARTIES.
Section 11.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a) subject to Section 11.5, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, HCM, ESC, ESAGRUP, PubCo, the Dutch Entities and New CayCo as named parties hereto; and
(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, HCM, ESC, ESAGRUP, PubCo, or New CayCo and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, HCM, ESC, ESAGRUP, PubCo, or New CayCo under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.2 or (b) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation or other agreement and such rights shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18. Legal Representation.
(a) Each of HCM and the Murano Parties hereby agrees on behalf of their directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “K&S Waiving Parties”), that King & Spalding LLP (“K&S”), Galicia Abogados, S.C or Ogier (Jersey) LLP may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than HCM or its Subsidiaries) (collectively, the “K&S WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other K&S Waiving Parties, and each of HCM and the Murano Parties on behalf of itself and the K&S Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to K&S’s, Galicia Abogados, S.C’s and Ogier (Jersey) LLP’s prior representation of the Company, its Subsidiaries or of K&S Waiving Parties. HCM and the each of the Murano Parties, for itself and the K&S Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the K&S WP Group, on the one hand, and K&S, Galicia Abogados, S.C or Ogier (Jersey) LLP, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the K&S WP Group (the “K&S Privileged Communications”), without any waiver thereof. HCM and the each of the Murano Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the K&S Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and HCM and each of the Murano Parties agree not to assert that any privilege has been waived as to the K&S Privileged Communications, by virtue of the Merger.
(b) Each of HCM and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “Clifford Chance Waiving Parties”), that Clifford Chance LLP and/or Clifford Chance US LLP (collectively “Clifford Chance”) or Nader, Hayaux & Goebel may represent the stockholders or holders of other equity interests of the Sponsor or of HCM or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Clifford Chance WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, HCM and its Subsidiaries, or other Clifford Chance Waiving Parties. Each of HCM and the Company, on behalf of itself and the Clifford Chance Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Clifford Chance’s prior representation of the Sponsor, HCM and its Subsidiaries, or other Clifford Chance Waiving Parties. Each of HCM and the Company, for itself and the Clifford Chance Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, HCM, or its Subsidiaries, or any other member of the Clifford Chance WP Group, on the one hand, and Clifford Chance or Nader, Hayaux & Goebel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Clifford Chance WP Group (the “Clifford Chance Privileged Communications”), without any waiver thereof. HCM and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Clifford Chance Privileged Communications, whether located in the records or email server of HCM and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and HCM and the Company agree not to assert that any privilege has been waived as to the Clifford Chance Privileged Communications, by virtue of the Merger.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
HCM ACQUISITION CORP

By:	/s/ Shawn Matthews
Name: Shawn Matthews
Title: Chairman and Chief Executive Officer

ELÍAS SACAL CABABIÉ

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie

ES AGRUPACIÓN, S.A. DE C.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie

MURANO PV, S.A. DE C.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie

MURANO GLOBAL B.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie
Title: Director

Zedra Management B.V.

	By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen
Title: Director

Zedra Management B.V.

	By:	/s/ Bart de Sonnaville
Name: Bart de Sonnaville
Title: Director

MPV INVESTMENT B.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie
Title: Director

Zedra Management B.V.

	By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen
Title: Director

Zedra Management B.V.

	By:	/s/ Bart de Sonnaville
Name: Bart de Sonnaville
Title: Director

MURANO GLOBAL CAYMAN

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie
Title: Director

By:	/s/ Marcos Sacal Cohen
Name: Marcos Sacal Cohen
Title: Director

MURANO GLOBAL INVESTMENTS LIMITED

By:	/s/ David Rudge
Name: David Rudge
Title: Director

By:	/s/ Julio Ortega Molina
Name: Julio Ortega Molina
Title: Director

[Signature Page to A&R Business Combination Agreement]

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ] [ ], 2023, is made and entered into by and among (i) Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (the “Company”), (ii) HCM Investor Holdings, LLC, a Delaware limited liability company (the “Sponsor”), (iii) the existing equityholders of the Company signatories hereto (the “Existing Investors”), and (iv) any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.9 of this Agreement, (collectively, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of March 13, 2023, as amended and restated on [ ] [ ], 2023 (as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, HCM Acquisition Corp., and the other parties thereto;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Existing Investors received ordinary shares, [no par value], of the Company (the “Ordinary Shares”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;
WHEREAS, the Company and the Sponsor desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I.
DEFINITIONS
1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 5.9.
“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.9.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as reasonably necessary to as expeditiously as possible make such determination or conclude such investigation or inquiry.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Block Trade Demanding Holder” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 5.10.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Existing Investors” shall have the meaning given in the Preamble hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.9.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding Ordinary Shares (including Ordinary Shares issued or issuable upon the exercise, settlement or conversion of any share of Ordinary Shares or any other equity security of the Company) held by a Holder immediately following the Closing; (b) any warrants to purchase Ordinary Shares (and any Ordinary Shares issued or issuable upon the exercise of such warrants) held by the Sponsor or its transferees immediately following the Closing; (c) any Additional Holder Ordinary Shares; (d) any Ordinary Shares or any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or held by any person or entity that is, or within the three months prior to such date was, an “affiliate” (as defined in Rule 144) of the Company; and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities (except with respect to (C) below, unless (x) the Holder at issue is, or within the three (3) months prior to such date was, an “affiliate” (as defined in Rule 144) of the Company, and (y) during any time prior to one (1) year after the date the Company files its current Form 10 information with the

Commission) upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have ceased to be outstanding; and (C) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction pursuant to Rule 144 or any successor rule promulgated under the Securities Act or otherwise.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
A. all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Ordinary Shares is then listed;
B. fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);
C. printing, messenger, telephone and delivery expenses;
D. fees and disbursements of counsel for the Company;
E. fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;
F. all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, Underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;
G. the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and
H. in an Underwritten Offering, reasonable fees and expenses of (i) one (1) U.S. counsel, (ii) one (1) Dutch counsel and (iii) one (1) Mexican counselselected by the majority-in-interest of the Demanding Holders (not to exceed, in the aggregate, $350,000 per Underwritten Offering without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed).
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Shelf” shall mean (i) the Form F-1 Shelf or the Form F-1 Shelf (as applicable), (ii) the Form F-3 Shelf or the Form F-3 Shelf (as applicable) or (iii) any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
Article II.
REGISTRATIONS AND OFFERINGS
2.1 Shelf Registration.
2.1.1 Filing. No later than one hundred and eighty (180) days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Shelf to be declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of restrictive legends related to compliance with the federal securities laws set forth on the Registrable Securities to the extent such laws are no longer applicable to such Registrable Securities (or will no longer be applicable in connection with the anticipated transaction) (it being agreed that once the Shelf is effective, such legends may be removed); (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within five (5) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, or (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, public information, manner of sale or similar requirements. The Company’s obligation to remove legends under this Section 2.1.1 is conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as reasonably possible cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 or Form F-3, as applicable, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or an Existing Investor, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as reasonably practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year or if such additional Registrable Securities are equal to or greater than two percent (2%) of the outstanding Ordinary Shares; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.
2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time beginning on the first anniversary of the Closing Date and provided an effective Shelf is on file with the Commission, the Sponsor or an Existing Investor (any such person in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s reasonable consent (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, on the one hand, and Existing Investors on the other hand, may each demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.
2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities); (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, subject to Section 5.10, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such other persons or entities and that can be sold without exceeding the Maximum Number of Securities.
2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or an Existing Investor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Existing Investors or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor or an Existing Investor may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or an Existing Investor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.
2.2 Piggyback Registration.
2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a committed equity facility equity line of capital with a broker-dealer affiliated investment bank or (vi) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than five (5) days) as may be agreed by Holders of at least twenty-five percent (25%) of the outstanding Registrable Securities), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, as to the extent then known, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than two (2) business days) as may be agreed by Holders of at least twenty-five percent (25%) of the outstanding Registrable Securities) after transmission of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall use good faith effort to cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the Ordinary Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:
(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, subject to Section 5.10, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities;
(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, subject to Section 5.10, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A) , the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, subject to Section 5.10, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or
(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.
2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade), each participating Holder and each other Holder who, together with its affiliates, beneficially owns greater than five percent (5%) of the outstanding Ordinary Shares in the aggregate agrees that it shall not Transfer any Ordinary Shares or other publicly listed equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders).
2.4 Block Trades.
2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if the Sponsor or an Existing Investor (in such case, a “Block Trade Demanding Holder”) wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10 million or (y) all remaining Registrable Securities held by the Block Trade Demanding Holder, then such Block Trade Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Block Trade Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Block Trade Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or the issuance of a press release by the applicable Block Trade Demanding Holder or by the Company with respect thereto, the Block Trade Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.
2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Block Trade Demanding Holder pursuant to this Agreement.
2.4.4 The Block Trade Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

Article III.
COMPANY PROCEDURES
3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;
3.1.2 without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by Holders holding at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”). The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, other than those related to transactions set forth in clauses (i) through (v) of Section 2.2.1 (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9 as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10 in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply any relevant information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;
3.1.11 obtain a “comfort letter” from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort letters” as the managing Underwriter may reasonably request;
3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders and (C) deliver any necessary documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;
3.1.14 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, use commercially reasonable efforts to make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;
3.1.17 cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);
3.1.18 file the applicable Registration Statement with FINRA prior to the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and
3.1.19 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information promptly following request for any such Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.
3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) consecutive days, during any 12-month period. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.
3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions, or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period.
3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days following the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Article IV.
INDEMNIFICATION AND CONTRIBUTION
4.1 Indemnification.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, actual, reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, actual, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3 Any person or entity entitled to indemnification herein shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding

(including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

Article V.
MISCELLANEOUS
5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation or in the case of delivery by electronic mail or facsimile at the time of transmission (with evidence of transmission). Any notice or communication under this Agreement must be addressed, if to the Company, to: Murano Global Investments Limited, [•], email: [•], with a copy, which shall not constitute notice, to [•], [•], Attn: [•], email: [•]; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective as set forth in this Section 5.1 with respect to such notice of change of address.
5.2 Assignment; No Third Party Beneficiaries.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Existing Investors, [the Investor Stockholders,] and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Existing Investors shall be permitted to transfer its rights hereunder as the Existing Investors to one or more affiliates or any direct or indirect partners, members or equity holders of such Dura Holder (it being understood that no such transfer shall reduce any rights of such Dura Holder or such transferees), and the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF

DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court.
5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor, its equityholders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares of the Company; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
5.7 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.
5.8 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.9 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each of the Sponsor and Existing Investors (in each case, so long as such Holder, its equityholders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares of the Company), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.
5.10 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include any securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as the Sponsor, its equityholders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares or other equity securities of the Company (or securities convertible into or exchangeable for Ordinary Shares or other equity securities of the Company) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Dura Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
5.13 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

By:
Name:
Title:
HOLDER:

By:
Name:
Title:
HOLDER:

By:
Name:
Title:

Schedule I
Existing Investors
1.[•];
2.[•]; and
3.[•].

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of    , 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among [Newco], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean .]
Accordingly, the undersigned has executed and delivered this Joinder as of the     day of    , 20
HOLDER:
[•]

By:
Name:
Title:
Agreed and Accepted as of    , 20
[NEWCO]

By:
Name:
Title:

EXHIBIT B
FORM OF LOCK-UP AGREEMENT
[MONTH] [DAY], 2023
Murano Global Investments Limited
[ADDRESS]
Re:	Lock-Up Agreement
Ladies and Gentlemen:
This letter agreement is being delivered pursuant to that certain Business Combination Agreement dated as of March 13, 2023, as amended and restated on [ ] [ ], 2023 (as it may be further amended or supplemented from time to time, the “Agreement”), by and among HCM Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, MURANO PV, S.A. de C.V., a Mexican corporation, Elías Sacal Cababie, an individual, ES Agrupación, S.A. de C.V., a Mexican corporation, Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“PubCo”), Murano Global B.V., a Dutch private limited company, MPV Investments B.V., a Dutch private limited company, and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability, which is a direct wholly-owned subsidiary of PubCo. Capitalized terms used herein and not otherwise defined herein shall have such meanings as set forth in the Agreement.
As of the consummation of the transactions contemplated by the Agreement, the undersigned (“Holder”) shall be, the owner of record, or beneficially of, certain ordinary shares of PubCo, [of no par value] (“PubCo Lock-Up Shares”, including any shares convertible or exercisable of or for the PubCo Ordinary Shares). PubCo and the Holder are collectively referred to herein as the “Parties” and individually as a “Party.”
In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and PubCo agree as follows:
1. Except as otherwise set forth in this letter agreement or with the prior written consent of PubCo, Holder shall not Transfer any PubCo Lock-Up Shares until the earliest of (a) one year after the Closing, (b) the date on which the last sale price of PubCo Lock-Up Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (c) the date on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all public shareholders of PubCo having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”). “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
2. Notwithstanding Paragraph 1, Holder shall be permitted to Transfer certain of Holder’s PubCo Lock-Up Shares during the Lock-Up Period as follows:
(a) as a bona fide gift or charitable contribution;
(b) by will or intestate succession to a legal representative, heir, beneficiary or a member of the immediate family (as defined below) of Holder;
(c) to limited partners, co-investors, members, beneficiaries (or the estates thereof) or stockholders of Holder;
(d) to any immediate family of Holder (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);
(e) to any trust for the direct or indirect benefit of Holder or the immediate family of Holder, so long as Holder or such immediate family of Holder retains control of such trust;

(f) to any corporation, partnership, limited liability company, trust or other entity that controls, or is controlled by or is under common control with, Holder or the immediate family of Holder;
(g) by operation of law, such as pursuant to a qualified domestic order, court order or an order of a regulatory agency, divorce settlement, divorce decree or separation agreement; or
(h) pursuant to a bona fide third party tender offer, merger, consolidation, equity purchase or other similar transaction or series of related transactions involving a change of control of PubCo (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which Holder may agree to Transfer PubCo Lock-Up Shares in connection with such transaction or series of related transactions, or vote any PubCo Lock-Up Shares in favor of such transaction or series of related transactions); provided, that in the event such transaction or series of related transactions is not completed, the PubCo Lock-Up Shares shall remain subject to the restrictions contained in this letter agreement;
provided, that any such Transfer pursuant to the above clauses shall not involve a disposition for value; provided, further, with respect to any such Transfer above, (1) each donee, trustee, distributee, or transferee, as the case may be, shall execute a joinder to this letter agreement evidencing such donee’s, trustee’s, distributee’s, or transferee’s agreement to become a party hereto and be bound by and subject to the terms and provisions of this letter agreement to the same effect, and (2) no filing by any party under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a Governmental Authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.
3. In addition, the restrictions in Paragraph 1 shall not apply to:
(a) the exercise (including by net or cashless exercise) of stock options granted pursuant to PubCo’s equity incentive plans or warrants or any other securities existing as of the date hereof, which securities are convertible into or exchangeable or exercisable for PubCo Lock-Up Shares; provided, that such restrictions shall apply to any shares of PubCo Lock-Up Shares issued upon such exercise, exchange or conversion;
(b) the Transfer or surrender to PubCo of any PubCo Lock-Up Shares to cover tax withholdings upon a vesting event or settlement, as applicable, of any equity award under any of PubCo’s equity incentive plans; provided, that the underlying PubCo Lock-Up Shares shall continue to be subject to the restrictions set forth in this letter agreement;
(c) the Transfer of any PubCo Lock-Up Shares purchased or received by Holder, including on the open market, following the date hereof;
(d) Transfer of PubCo Lock-Up Shares to PubCo pursuant to any contractual arrangement that provides PubCo with an option to repurchase such shares in connection with the termination of Holder’s employment with PubCo (or any of its Subsidiaries), as applicable; and
(e) the establishment or modification of any contract, instruction or plan (a “Plan”), if permitted by PubCo (such permission not to be unreasonably withheld, conditioned, delayed or applied asymmetrically to Holder as compared to any other employee of PubCo), that satisfies all of the applicable requirements of Rule 10b5-1 of the Exchange Act; provided that the securities subject to the Plan may not be sold until the end of the Lock-Up Period (except to the extent otherwise allowed hereunder).
4. If any Transfer is made or attempted contrary to the provisions of this letter agreement, such purported Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the applicable PubCo Lock-Up Shares as one of its equity holders for any purpose.
5. To the extent that PubCo provides consent or notice to any holder of PubCo Lock-Up Shares (or securities exercisable for PubCo Lock-Up Shares) who is party to any lock-up agreement entered into in connection with the transactions contemplated by the Agreement that it will waive the restrictions on Transfer for all or any portion of such holder’s PubCo Lock-Up Shares, then PubCo agrees to simultaneously waive the restrictions on Transfer under this Agreement for the same percentage of Holder’s PubCo Lock-Up Shares (e.g., if PubCo waived the restrictions on Transfer for 10% of any other holder’s PubCo Lock-Up Shares, then PubCo would waive the restrictions on Transfer for 10% of Holder’s PubCo Lock-Up Shares). PubCo will provide prompt written notice of any waiver pursuant to this Paragraph 5 to Holder (and in any event, in advance of the effective time of such waiver). Notwithstanding the foregoing, this Paragraph 5 shall not apply to: (i) any waivers pursuant to Paragraph 1 for reasons of a personal emergency or hardship affecting any holder as determined by the Board of Directors of PubCo in good faith or (ii) any waivers of the lock-up provisions in the bylaws of PubCo.
6. During the Lock-Up Period, each certificate (if any) or book-entry evidencing any PubCo Lock-Up Shares owned by Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG MURANO GLOBAL INVESTMENTS LIMITED (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
7. This letter agreement shall be effective upon Closing and shall terminate on the date on which the Lock-Up Period ends.
8. Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of PubCo Lock-Up Shares except in compliance with the foregoing restrictions.
9. THIS LETTER AGREEMENT and all claims or causes of action based upon, arising out of or related to this LETTER Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
10. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by PubCo and Holder. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
11. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto. Any attempted assignment of this letter agreement not in accordance with the terms of this Paragraph 11 shall be null and void ab initio.
12. This letter agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this letter agreement. Nothing in this letter agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.
13. Sections 1.3 (Construction), 11.8 (Headings; Counterparts), 11.13 (Severability), 11.14 (Consent to Jurisdiction and Service of Process; Waiver of Jury Trial) and 11.15 (Enforcement) of the Agreement are incorporated herein by reference and shall apply to this letter agreement, mutatis mutandis.
[Signature Pages Follow]

Very truly yours,

HOLDER:

[ ]

By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:

PUBCO:
MURANO GLOBAL INVESTMENTS LIMITED

By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

EXHIBIT C
FORM OF RESIGNATION
[•] de [•] de 2023
[•], 2023
Asamblea de Accionistas de	Shareholders’ Meeting of
[denominación de la Sociedad]	[name of Group Company]

Estimados señores:	Dear sirs:

Por este medio presento a ustedes mi renuncia voluntaria, expresa, incondicional e irrevocable al cargo [presidente/secretario/miembro del Consejo de Administración/comisario] de [denominación legal de la Sociedad] (la “Sociedad”).
I hereby submit my voluntary, express, unconditional, and irrevocable resignation as [chairman/secretary/member of the Board of Directors/statutory auditor] of [legal name of Company] (the “Company”).

En términos de las leyes aplicables, esta renuncia surtirá sus efectos en la misma fecha en que la Asamblea de Accionistas de la Sociedad la acepte y, en su caso, designe a la(s) persona(s) que reemplazarán al suscrito en el desempeño de las funciones de que se trata.

Pursuant to applicable laws, this resignation shall become effective on the date in which the Company’s Shareholders’ Meeting accepts it and, appoints the individual(s) who shall occupy such position, as applicable.

Asimismo, en este acto reconozco y hago constar que a esta fecha: (a) no existe contraprestación, honorarios o cantidad alguna pendiente de ser cubierta ni obligación a mi favor a cargo de la Sociedad pendiente de cumplimiento con motivo de mi cargo de [presidente/secretario/miembro/ comisario del Consejo de Administración/comisario] de la Sociedad, y (b) no existe ninguna reclamación o acción en contra de la Sociedad, los miembros del Consejo de Administración y/o los accionistas de la Sociedad. Derivado de lo anterior, en este acto renuncio a cualquier derecho, reclamación, responsabilidad o acción en contra de la Sociedad por los conceptos antes mencionados, motivo por el cual extiendo el finiquito más amplio que en derecho proceda a favor de la Sociedad.

Furthermore, I hereby acknowledge and certify that as of this date; (a) there are no fees, pending consideration or amount to be paid, nor any other outstanding obligation of the Company in my favor to be fulfilled in connection with the performance of my position as [chairman/secretary/member of the Board of Directors/ statutory auditor] of the Company, and (b) I have no claim of any nature against the Company, its directors or shareholders. Therefore, I hereby irrevocably waive any right, claim, liability or action against the Company in regards to the concepts above mentioned, and grant the broadest release permitted by law in favor of the Company.

[sigue página de firma / signature page follows]
Atentamente, / Sincerely,

[Name]
[Position]

EXHIBIT D
FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Warrant Assumption Agreement”) is entered into as of [•] [•], 2023 by and among Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“PubCo”), HCM Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“HCM”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and [Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company and (collectively, “Computershare”).] This Warrant Assumption Agreement shall be effective as of the closing of the Business Combination (as defined below) (such time, the “Effective Time”).
WHEREAS, capitalized terms used but not otherwise defined in this Warrant Assumption Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below);
WHEREAS, HCM and Continental have previously entered into that certain Warrant Agreement, dated as of January 20, 2022 (the “Warrant Agreement”), governing the terms of HCM’s outstanding warrants (the “Warrants”) to purchase shares of Class A ordinary shares, par value $0.0001 per share, of HCM (“HCM Class A Ordinary Shares”);
WHEREAS, HCM entered into a Business Combination Agreement, dated March 13, 2023, as amended and restated on [•] [•], 2023 (as further amended, modified or supplemented, the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), by and among HCM, PubCo, Murano PV, S.A. de C.V., a Mexican corporation (the “Company”), Elías Sacal Cababie, an individual, ES Agrupación, S.A. de C.V., a Mexican corporation (together with Elías Sacal Cababie, the “Seller”), Murano Global B.V., a Dutch private limited company, MPV Investment B.V., a private limited liability company under Dutch law, and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo”), pursuant to which, among other things, New CayCo shall merge with and into HCM (the “Merger”), with HCM surviving the merger as a direct wholly-owned subsidiary of PubCo;
WHEREAS, pursuant to the terms of the Business Combination Agreement and Section 4.5 of the Warrant Agreement, each Warrant (other than any Warrant held by HCM Investor Holdings, LLC) that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire HCM Class A Ordinary Shares and shall automatically convert into and represent, immediately following the Effective Time, a right to acquire ordinary shares, [of no par value], of PubCo (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement;
WHEREAS, as a result of the foregoing, the parties hereto wish for HCM to assign to PubCo all of HCM’s rights and interests and obligations in and under the Warrant Agreement and for PubCo to accept such assignment, and assume all of HCM’s obligations thereunder, in each case, effective as of the Effective Time;
WHEREAS, effective as of the Effective Time, (i) PubCo wishes to appoint [Computershare] to serve as successor Warrant Agent and Transfer Agent (each as defined in the Warrant Agreement) under the Warrant Agreement and (ii) in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended and restated, to [Computershare], and [Computershare] wishes to assume all of such rights, interests and obligations and PubCo wishes to approve such assignment and assumption; and
WHEREAS, effective as of the Effective Time, PubCo wishes to amend and restate the Warrant Agreement in the form attached hereto as Exhibit A.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. Assignment and Assumption of Warrant Agreement. HCM hereby assigns, and PubCo hereby accepts and assumes, effective as of the Effective Time, all of HCM’s rights, interests and obligations in, and under the Warrant Agreement and with respect to the Warrants. Subject to the terms of the Warrant Agreement, the Converted Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the Warrants shall continue in full force and effect and all of HCM’s obligations existing thereunder at the time immediately prior to the Effective Time shall be valid and enforceable as against PubCo upon consummation of the Merger and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

2. Appointment of Successor Warrant Agent and Transfer Agent. PubCo hereby appoints [Computershare] to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and [Computershare] hereby accepts and assumes, effective as of the Effective Time, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and with respect to the Warrants, as Warrant Agent and Transfer Agent; provided, that, [Computershare] shall not assume any of Continental’s liabilities and obligations under the Warrant Agreement arising prior to the Effective Time.
3. Replacement Instruments. From and after the Effective Time, upon request by any holder of a Warrant, PubCo shall issue a new instrument representing a Converted Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement.
4. Amendment and Restatement of Warrant Agreement. Pursuant to Section 9.8 of the Warrant Agreement, effective as of the Effective Time, the Warrant Agreement shall be amended and restated in the form attached hereto as Exhibit A.
5. Governing Law. This Warrant Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.
6. Counterpart. This Warrant Assumption Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Warrant Assumption Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Warrant Assumption Agreement by such party.
7. Successors and Assigns. All the covenants and provisions of this Warrant Assumption Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.
8. Entire Agreement. This Warrant Assumption Agreement and the Warrant Agreement, as hereby amended and restated, constitute the entire agreement, and supersedes (from and after the Effective Time) all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
9. Indemnification. PubCo agrees to indemnify, defend and hold [Computershare] harmless from and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Warrant Assumption Agreement, except as a result of [Computershare]’s fraud, gross negligence, willful misconduct or bad faith (which fraud, gross negligence, bad faith, or willful misconduct must be determined by a judgment of a court of competent jurisdiction).
10. Effectiveness. This Warrant Assumption Agreement shall be null and void and of no effect if the Business Combination Agreement is terminated pursuant to and in accordance with its terms.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Warrant Assumption Agreement as of the date and year first written above.
HCM ACQUISITION CORP.

By:
	Name:	Shawn Matthews
	Title:	Chairman and Chief Executive Officer
MURANO GLOBAL INVESTMENTS LIMITED

By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:
[COMPUTERSHARE], INC. [COMPUTERSHARE] TRUST COMPANY, N.A., On behalf of both entities]

By:
Name:
Title:
[Signature Page to Warrant Assumption Agreement]

[Exhibit A
Amended and Restated Warrant Agreement]

EXHIBIT E
FORM OF AMENDED AND RESTATED BYLAWS OF THE COMPANY
MURANO PV, S.A. DE C.V.
BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

CHAPTER I NAME, DOMICILE, NATIONALITY, PURPOSE AND TERM	CAPITULO I DENOMINACIÓN, DOMICILIO, NACIONALIDAD, OBJETO Y DURACIÓN

FIRST. The name of the company is MURANO PV, which name shall be followed by the words “Sociedad Anónima de Capital Variable” or the abbreviation, “S.A. de C.V.” (hereinafter referred to as the “Company”).
PRIMERA. La Sociedad se denominará MURANO PV, cuya denominación irá seguida de las palabras “Sociedad Anónima de Capital Variable” o de su abreviatura, “S.A. de C.V.” (en lo sucesivo, la “Sociedad”).

SECOND. The Company’s corporate purpose is:	SEGUNDA. El objeto de la Sociedad es:

1. The incorporation or participation in any type of companies and associations, , and trusts, whether commercial or civil, national or foreign, as well as the acquisition, by any means, of shares, assets, equity interests or rights, as well as to exercise the corporate and economic rights derived from such participation, and to buy, vote, sell, transfer, subscribe, hold, use, encumber, dispose of, modify or auction, under any title, any kind of shares, equity interests, beneficiary rights and participations of all kind of entities according to applicable law, as may be necessary or convenient for the development of the corporate purpose of the Company.

1. La constitución o participación en cualquier tipo de sociedades y asociaciones, fideicomisos, ya sean civiles o mercantiles, mexicanas o extranjeras. así como la adquisición, por cualquier medio, de acciones, activos, partes sociales o derechos, así como ejercer los derechos corporativos y económicos derivados de dicha participación y comprar, votar, vender, transmitir, suscribir, mantener, utilizar, gravar, disponer de, modificar o subastar, bajo cualquier título, cualquier clase de acciones, partes sociales, derechos y participaciones de toda clase de entidades, de conformidad con la legislación aplicable, según sea necesario o conveniente para el desarrollo del objeto social de la Sociedad.

2. The acquisition, possession, lease, of all kinds of touristic centers, restaurants, cafeterias, bars, canteens, cabarets, discos, dance halls, hotels, social and sports clubs, touristic marinas, golf courses and any other sports activity, as well as any kind of grocery and beverage outlets, with wine and liquor service

2. La adquisición, posesión, arrendamiento, de toda clase de centros turísticos, restaurantes, cafeterías, bares, cantinas, cabarets, discotecas, salones de baile, hoteles, clubes sociales y deportivos, marinas turísticas, campos de golf y de cualquier otra actividad deportiva, así como de cualquier calase de expendios de comestibles y bebidas, con servicio de vinos y licores.

3. Issue or sell shares, equity interests, bonds, certificates, and any securities listed or not in securities’ markets.	3. Ser emisora o enajenante de acciones, partes sociales, bonos, certificados, títulos valor listados o no en mercados bursátiles.

4. The purchase, sale, lease, disposition and commercialization in general, by any legal means, of real property and goods that is necessary for its corporate purpose.	4. La compra, venta, arrendamiento, disposición y comercialización en general, por cualquier medio legal, de los bienes muebles e inmuebles que sean necesarios para la realización de su objeto social.

5. Obtain, acquire, develop, market, make improvements, use, grant and receive licenses, or have under any legal title all kinds of patents, trademarks,	5. Obtener, adquirir, desarrollar, comercializar, hacer mejoras, utilizar, otorgar y recibir licencias, o disponer bajo cualquier título legal de toda clase de patentes,

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
invention certificates, trade names, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyright, options and preferences on them, either in Mexico or abroad.

marcas, certificados de invención, nombres comerciales, modelos de utilidad, diseños industriales, secretos industriales y cualesquiera otros derechos de propiedad industrial, así como derechos de autor, opciones sobre ellos y preferencias, ya sea en México o en el extranjero.

6. The issuance, subscription, endorsement or guarantee of all types of negotiable instruments and obligations, whether assumed by the Company or third parties, and the execution of all types of credit transactions, including acting as joint obligor¸ aval and/or guarantor.

6. La emisión, suscripción, endoso o garantía de todo tipo de títulos de crédito y obligaciones ya sean asumidas por la Sociedad o terceros, y la celebración de todo tipo de operaciones de crédito, incluyendo obligarse como obligado solidario, aval, y/o fiador.

7. Obtain loans and credits of any nature for the fulfillment of the purpose of the Company, as well as become a guarantor of third parties, in the way it deems appropriate, either through the granting of real or personal guarantees.

7. Obtener préstamos y créditos de cualquier naturaleza para el cumplimiento del objeto de la Sociedad, así como constituirse en garante de terceros, en la forma que juzgue conveniente ya sea a través del otorgamiento de garantías reales o personales.

8. Enter into all kinds of agreements, contracts and documents, including without limitation, broker, purchase and sale, supply, marketing, distribution, consignment, agency, commission, mortgage, bailment, barter, lease, sublease, management, services, construction, technical assistance, consulting, commercialization, joint venture, association and other agreements, as may be necessary or appropriate in order for the Company to carry out its corporate purpose.

8. Celebrar toda clase de convenios, contratos y documentos, incluyendo sin limitación, contratos de corretaje, compraventa, suministro, comercialización, distribución, consignación, agencia, comisión, hipoteca, comodato, permuta, arrendamiento, subarrendamiento, administración, servicios, construcción, asistencia técnica, consultoría, comercialización, asociación en participación (joint ventures), asociación y otros contratos, según sea necesario o apropiado para que la Sociedad lleve a cabo su objeto social.

9. Obtain and grant all types of financings, loans or credits, and issue debentures, bonds, commercial paper, market certificates, ordinary participation certificates and other evidence of indebtedness, with or without a personal or in rem guaranty, including without limitation, pledge, mortgage, security interest, trust or any other legal form.

9. Obtener y otorgar todo tipo de financiamientos, créditos o préstamos, y emitir obligaciones, bonos, papel comercial, certificados de mercado, certificados de participación ordinarios y otras evidencias de endeudamiento, con o sin una garantía real o personal, incluyendo sin limitar, prenda, hipoteca, garantía real, fideicomiso o de cualquier otra forma legal.

10. Subject to applicable law, to obtain, acquire, possess, use, enjoy, exploit and dispose, through any legal title, of all kinds of concessions, permits, licenses, authorizations, franchises, author´s rights, copyrights, patents, trademarks, trade-names as well as any other industrial and intellectual property rights, including international, local, municipal or federal environmental license, as may be necessary in order to fulfill its corporate purpose.

10. Sujeto a la legislación aplicable, obtener, adquirir, poseer, utilizar, disfrutar, explotar y disponer, por medio de cualquier título legal, de toda clase de concesiones, permisos, licencias, autorizaciones, franquicias, derechos de autor, patentes, marcas registradas, nombres comerciales, así como cualesquier otros derechos de propiedad industrial o intelectual, incluyendo licencias ambientales internacionales, locales, municipales o federales, según sea necesario para cumplir con su objeto social.

11. Hire and receive from the entities that are a part of the same corporate group as the Company, specialized services, including asset management services,	11. Contratar y recibir de las entidades que forman parte del mismo grupo empresarial que la Sociedad, servicios especializados, incluyendo servicios de

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
accounting services and management services in general, as long as such are not comprised within the present corporate purpose and do not correspond to the predominant economic activity of the Company and are provided only by entities that have the registration referred to in Article 15 of the Federal Labor Law.

administración de activos, servicios de contabilidad y servicios de administración en general, siempre y cuando éstos no se encuentren comprendidos dentro del presente objeto social y no correspondan a la actividad económica preponderante de la Sociedad y los mismos sean prestados solo por empresas que cuenten con el registro a que se refiere el artículo 15 de la Ley Federal del Trabajo.

12. Act as attorney-in-fact or agent for all types of individuals or companies, national or foreign, whether as representative, intermediary or in any other capacity.	12. Actuar como apoderado o agente para todo tipo de personas físicas o sociedades, nacionales o extranjeras, ya sea como representante, intermediario o en cualquier otro carácter.

13. The execution of all legal acts and the execution of all contracts or agreements that are necessary or convenient for the realization of its corporate purpose.	13. La ejecución de todos los actos jurídicos y la celebración de todos los contratos o convenios que sean necesarios o convenientes para la realización de su objeto social.

THIRD. The Company’s domicile will be Mexico City, Mexico. However, the Company may establish agencies or branches inside the United Mexican States or abroad, as well as set forth conventional domiciles for specific contractual purposes.

TERCERA. El domicilio de la Sociedad será la Ciudad de México, México, pero la Sociedad podrá establecer agencias o sucursales dentro o fuera de los Estados Unidos Mexicanos, así como designar domicilios convencionales con propósitos contractuales determinados.

FOURTH. The term of the Company will be indefinite.	CUARTA. La duración de la Sociedad será indefinida.

FIFTH. The Company is organized under the laws of the United Mexican States. Any foreigner who, either at the time of incorporation of the Company or at any future date, acquires stock or an interest in the Company, shall be deemed by the sole fact to be a Mexican national for matters pertaining to such interest or stock and it is understood that he agrees not to invoke the protection of his government, under the penalty of forfeiting to the Mexican Nation the acquired interest or stock if he breaches that agreement.

QUINTA. La Sociedad se constituye conforme a las leyes de los Estados Unidos Mexicanos. Todo extranjero que en el acto de la constitución o en cualquier tiempo ulterior, adquiera un interés o participación social en la Sociedad se considerará, por ese simple hecho, como mexicano respecto de uno y otra y se entenderá que conviene en no invocar la protección de su gobierno bajo la pena, en caso de faltar a su convenio, de perder dicho interés o participación en beneficio de la Nación.

SIXTH. The capital stock of the Company is variable, represented by ordinary, registered shares, each with a par value of $1.00 (One Peso 00/100 Mexican Currency). The minimum fixed portion of the capital stock without right of withdrawal is the amount of $50,000.00 (Fifty Thousand Pesos 00/100 Mexican Currency), which shall be represented by Series “A” shares. The variable capital stock is for an unlimited amount and shall be represented by Series “B” shares.

SEXTA. El capital de la Sociedad es variable, representado por acciones ordinarias, nominativas, con valor nominal de $1.00 (Un Peso 00/100 Moneda Nacional) cada una. El capital mínimo sin derecho a retiro es la cantidad de $50,000.00 (Cincuenta Mil Pesos 00/100 Moneda Nacional) y estará representado por acciones de la Serie “A”. El capital social variable será por cantidad ilimitada y estará representado por acciones de la Serie “B”.

The capital stock may be increased as a result of future contributions of the shareholders, the admission of new	El capital social será susceptible de aumento por aportaciones posteriores de los accionistas, admisión de

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
shareholders or capitalization. The capital stock may be decreased by partial or total withdrawal of contributions; the increases or decreases shall be carried out in accordance with the provisions of this chapter and the applicable provisions of Chapter VIII of the General Law of Commercial Companies. All increase or decrease in the variable portion of the capital stock may be made pursuant to a resolution adopted at an ordinary general shareholders’ meeting and it shall be duly recorded in the Variations of Capital Registry Book that the Company shall maintain pursuant to Article 219 of the General Law of Commercial Companies.

nuevos accionistas o capitalización. El capital social podrá disminuirse por retiro parcial o total de las aportaciones; los aumentos o disminuciones se realizarán de conformidad con lo estipulado en este capítulo y con las disposiciones aplicables del capítulo VIII de la Ley General de Sociedades Mercantiles. Todo aumento o disminución en la parte variable del capital social podrá ser resuelta por resolución adoptada en una asamblea general ordinaria de accionistas y deberá inscribirse en el Libro de Registro de Variaciones de Capital que la Sociedad deberá llevar, según lo dispuesto por el Artículo 219 de la Ley General de Sociedades Mercantiles.

CHAPTER II CAPITAL STOCK AND SHARES	CAPITULO II CAPITAL SOCIAL Y ACCIONES

SEVENTH. All shares shall have the same value and shall confer the same rights and obligations to their holders within the corresponding share Series. Subject to the above limitations, all shares representing the capital stock may be subscribed or acquired by individuals or companies of any nationality.

SÉPTIMA. Todas las acciones tendrán el mismo valor y conferirán a sus tenedores iguales derechos y obligaciones dentro de la Serie de acciones respectiva. Sujeto a las limitaciones anteriores, las acciones representativas del capital social podrán ser suscritas o adquiridas por personas físicas o sociedades de cualquier nacionalidad.

EIGHTH. Only the individuals or entities in whose name appear in the Shares´ Registry Book referred to in Clause Eleventh of these By-Laws, may exercise the rights derived from the shares issued by the Company.

OCTAVA. Sólo las personas físicas o morales a cuyo nombre estén inscritas las acciones de que se trate en el Libro de Registro de Acciones a que se refiere la Cláusula Décima Primera de estos Estatutos, podrán ejercer los derechos que se deriven de los títulos que amparen acciones de la Sociedad.

NINTH. The temporary and permanent share certificates shall comply with the provisions of Article 125 of the General Law of Commercial Companies and they shall contain the full text of Clause Fifth of these By-Laws; the permanent share certificates shall have consecutively numbered coupons for the payment of dividends and the exercise of any rights that require the surrendering of coupons.

NOVENA. Los certificados provisionales y los títulos definitivos de acciones deberán contener todos los requisitos establecidos en el Artículo 125 de la Ley General de Sociedades Mercantiles y contendrán el texto íntegro de la Cláusula Quinta de estos Estatutos; tratándose de títulos definitivos, contendrán cupones numerados para el pago de dividendos y para el ejercicio de los derechos que requieran la entrega de cupones.

TENTH. Until the permanent share certificates are issued, temporary share certificates may be issued covering any number of shares. Both the temporary and the permanent share certificates shall bear the signatures of two members of the Board of Directors or the Sole Director, as applicable.

DÉCIMA. Mientras se entregan los títulos definitivos, se podrán expedir certificados provisionales que amparen cualquier cantidad de acciones. Los certificados provisionales y los títulos definitivos de acciones llevarán la firma de dos miembros del Consejo de Administración o del Administrador Único, según corresponda.

ELEVENTH. The Company shall have a Shares´ Registry Book, wherein all transactions concerning the subscription, acquisition or transfer of stock shall be recorded.	DÉCIMA PRIMERA. La Sociedad contará con un Libro de Registro de Acciones, en el que se inscribirán todas las operaciones de suscripción, adquisición o transmisión de que sean objeto las acciones

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
representativas del capital social.

The transfer and/or encumbrance of the shares representing the capital stock of the Company by any shareholder shall require approval at a general ordinary shareholders’ meeting.	La transmisión y/o gravamen de las acciones representativas del capital de la Sociedad por cualquier accionista requerirá aprobación en una asamblea general ordinaria de accionistas.

TWELFTH. The Company shall consider the person whose name is recorded in the Shares´ Registry Book referred to in Clause Eleventh of these By-Laws to be the owner of the stock registered in his name.
DÉCIMA SEGUNDA. La Sociedad considerará como dueña de las acciones representativas del capital social a la persona registrada como tal en el Libro de Registro de Acciones a que se refiere la Cláusula Décima Primera de estos Estatutos.

THIRTEENTH. If the capital stock is increased by contribution of new capital, the shareholders shall have preemptive rights to subscribe the new shares, issued, on a pro rata basis based on the number of shares owned by each shareholder when exercising said right. The shareholders may exercise this preemptive right during the term and under the conditions established for this purpose by the Shareholders Meeting that declared the increase, said term shall not be less than 15 (fifteen) calendar days, reckoned from the date of publication of the relevant notice in the electronic system “Publications of Corporations” (Publicaciones de Sociedades Mercantiles) implemented by the Ministry of Economy, or any other system that is applied by law.

DÉCIMA TERCERA. En caso de aumento del capital social mediante nuevas aportaciones, los accionistas tendrán derecho de preferencia para suscribir las nuevas acciones que se emitan, en proporción al número de las acciones de que sean propietarios al momento de ejercer su derecho. Los accionistas deberán ejercer su derecho de preferencia dentro del término y bajo las condiciones que fije para tal objeto la Asamblea de Accionistas que resolviere el aumento del capital, en la inteligencia de que el término no podrá ser menor de 15 (quince) días calendario y se computará a partir de la fecha de publicación del aviso correspondiente en el sistema electrónico “Publicaciones de Sociedades Mercantiles” implementado por la Secretaría de Economía, o cualquier otro sistema que aplique por ley.

Such publication shall not be necessary if all the shareholders were present at the Shareholders’ Meeting approving the capital increase, in which case, the term to exercise the preemptive right shall start as from the date of the corresponding Shareholders’ Meeting. If all or part of the shares is left unsubscribed, such shares shall be offered for subscription, on a pro rata basis, considering the number of shares held immediately before the capital increase, to the shareholders that exercised their preemptive right, for them to, within an additional term of 15 (fifteen) calendar days, confirm their subscription. If the shareholders do not exercise their preemptive right on all or part of the unsubscribed shares, such shares may be offered for subscription to third parties, if so approved by the applicable Shareholders’ Meeting. Issued shares that are left unsubscribed, within the term approved by the Shareholders’ Meeting, shall be cancelled and the increase of the capital stock shall be cancelled, unless it is decided in such Shareholders’ Meeting to keep the shares in the treasury of the Company for its future offering or sale.

Dicha publicación no será necesaria si todos los accionistas estuvieron presentes en la Asamblea de Accionistas en la que se aprobó el aumento de capital, en cuyo caso, el plazo para ejercer el derecho de preferencia comenzará en la fecha de la Asamblea de Accionistas correspondiente. Si todas o parte de las acciones no son suscritas, dichas acciones serán ofrecidas para suscripción, de forma proporcional, considerando el número de acciones en propiedad inmediatamente antes del aumento de capital, a los accionistas que hayan ejercido su derecho de preferencia, con el fin de que, dentro de un plazo adicional de 15 (quince) días naturales, confirmen su suscripción. Si los accionistas no ejercen su derecho de preferencia sobre todas o parte de las acciones no suscritas, dichas acciones pueden ser ofrecidas para suscripción a terceros, en caso de que así lo apruebe la Asamblea de Accionistas correspondiente. Las acciones emitidas que no sean suscritas dentro del plazo aprobado por la Asamblea de Accionistas serán canceladas y se cancelará el aumento del capital social, salvo que en dicha Asamblea de Accionistas se decida mantener las acciones en la tesorería de la Sociedad para su futura oferta o venta.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

FOURTEENTH.	DÉCIMA CUARTA.

(a) The Extraordinary Shareholders’ Meeting shall resolve any reduction, including by redemption, to the fixed portion of the capital stock as well as the consequent amendment to the By-laws, in accordance with Article 182 (one hundred eighty-two) of the General Law for Commercial Entities. The Ordinary Shareholders’ Meeting shall resolve any reduction to the variable portion of the capital stock, including by redemption, without other formalities than those established in these By-Laws and Chapter Eight of the General Law for Commercial Entities. In any case, reimbursements may be carried out against capital stock or other reimbursable line items of the Company’s equity (capital contable).

(a) La Asamblea Extraordinaria de Accionistas resolverá sobre cualquier reducción, incluyendo por amortización o reembolso, de la parte fija del capital social, con la consecuente reforma a los Estatutos Sociales, de conformidad con el artículo 182 (ciento ochenta y dos) de la Ley General de Sociedades Mercantiles. La Asamblea Ordinaria de Accionistas resolverá sobre cualquier reducción a la parte variable del capital social, incluyendo por amortización o reembolso, sin otras formalidades distintas de aquellas establecidas en los Estatutos Sociales y en el Capítulo Octavo de la Ley General de Sociedades Mercantiles. En cualquier caso, se pueden realizar reembolsos en contra del capital social u otras partidas reembolsables del capital contable de la Sociedad.

(b) The amortization and/or reimbursement of shares as well as the capital reductions to absorb losses will be carried out among the shareholders in proportion to the number of paid in shares each one holds in the Company. The amortization or reimbursement is subject to prior approval from the Shareholders’ Meeting in accordance with these Bylaws.

(b) La amortización y/o reembolso de acciones, así como las reducciones de capital para absorber pérdidas serán realizadas entre los accionistas en proporción al número de acciones pagadas de las que cada uno es titular en la Sociedad. La amortización o reembolso está sujeto a la previa aprobación de la Asamblea de Accionistas de conformidad con estos Estatutos Sociales.

(c) Only shares paid in full may be redeemed or amortized. Shares that have been redeemed or amortized will be cancelled.	(c) Solamente las acciones íntegramente pagadas pueden ser reembolsadas o amortizadas. Las acciones que hayan sido reembolsadas o amortizadas serán canceladas.

CHAPTER III SHAREHOLDERS MEETINGS	CAPITULO III ASAMBLEAS DE ACCIONISTAS

FIFTEENTH. The General Shareholders Meeting has the supreme authority of the Company (“Shareholders’ Meeting”). The General Shareholders Meeting shall be Ordinary or Extraordinary; they shall always be held in the corporate domicile, except for force majeure, an acts of god. Extraordinary Shareholders Meetings will be called to transact any of the business referred to in Article 182 of the General Law of Commercial Companies; all others will be Ordinary Shareholders Meetings, including increases and decreases in the variable portion of the capital stock.

DÉCIMA QUINTA. La asamblea general de accionistas es el órgano supremo de la Sociedad (“Asamblea de Accionistas”). Las asambleas generales de accionistas son ordinarias y extraordinarias; todas se celebrarán en el domicilio social, salvo caso fortuito o causa de fuerza mayor. Las que se reúnan para tratar cualquiera de los asuntos a que se refiere el Artículo 182 de la Ley General de Sociedades Mercantiles serán asambleas extraordinarias, todas las demás, serán asambleas ordinarias de accionistas, incluyendo aumentos y disminuciones en la parte variable del capital social.

SIXTEENTH. Ordinary General Shareholders Meeting shall be held at least once each year within the first 4 (four) months following the end of the fiscal year to transact the business listed on the agenda and the

DÉCIMA SEXTA. La Asamblea General Ordinaria de Accionistas se reunirá por lo menos una vez al año, dentro de los 4 (cuatro) meses siguientes a la clausura del ejercicio social, para tratar los asuntos incluidos en el

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
matters referred to in Article 181 of the General Law of Commercial Companies.	Orden del Día y los asuntos mencionados en el Artículo 181 de la Ley General de Sociedades Mercantiles.

General Shareholders Meetings shall be called by the Board of Directors, by its Chairman, by its Secretary or by any two Directors or by the Sole Director, on request of shareholders pursuant to Articles 184 and 185 of the General Law of Commercial Companies, or by the Statutory Auditor pursuant to Article 166, section VI of said law.

Las Asambleas Generales de Accionistas serán convocadas por el Consejo de Administración, por su Presidente, por su Secretario o por dos de los Consejeros o el Administrador Único; también a solicitud de accionistas en los términos de los Artículos 184 y 185 de la Ley General de Sociedades Mercantiles, o por el Comisario, de acuerdo con la fracción VI del Artículo 166 de dicha ley.

SEVENTEENTH. The calls for General Shareholders Meetings shall contain the Agenda specifying the points to be discussed and shall be published in the electronic system “Publications of Corporations” or the one replacing it, at least 15 (fifteen) calendar days prior to the date of the meeting.

DECIMA SÉPTIMA. Las convocatorias para las Asambleas Generales de Accionistas contendrán el Orden del Día, especificando claramente los puntos a tratar, y deberán ser publicadas en el sistema electrónico “Publicaciones de Sociedades Mercantiles” o aquel que lo sustituya, cuando menos con 15 (quince) días calendario de anticipación a la fecha de la Asamblea.

No call shall be necessary whenever all of the shares are present or represented at the moment of voting.	No se requerirá convocatoria alguna cuando, al momento de las votacione,s se encuentre representada la totalidad del capital social.

EIGHTEENTH. The shareholders may be represented in the meetings through a representative holding a power of attorney or by a proxy-letter.	DÉCIMA OCTAVA. Los accionistas podrán hacerse representar en las asambleas por apoderado que cuente con un poder general o especial, o mediante apoderado designado mediante carta poder.

In order to be admitted to the meetings, the shareholders must be duly recorded as such in the Shares’ Registry Book that the Company must maintain pursuant to Article 128 of the General Law of Commercial Companies and Clause Eleventh of these By-Laws.

Para ser admitidos a las asambleas, los accionistas deberán estar inscritos en el Libro de Registro de Acciones que la Sociedad debe llevar conforme al Artículo 128 de la Ley General de Sociedades Mercantiles y la Cláusula Décima Primera de estos Estatutos.

The Shareholders’ Meetings may be held through conference calls, videoconference or any other means of telecommunications as set forth in the call for the relevant meeting, provided that the resolutions adopted by a meeting so held shall be confirmed in writing by the participants thereof.

Las Asambleas de Accionistas podrán celebrarse mediante conferencias telefónicas, videoconferencias o cualesquier otros medios de telecomunicaciones de conformidad con lo establecido en la convocatoria para la sesión correspondiente, en el entendido que las resoluciones adoptadas en dicha Asamblea de Accionista celebrada de ese modo deberán ser confirmadas por escrito por los participantes en la misma.

NINETEENTH. Ordinary and Extraordinary General Shareholders Meetings shall be presided by the Chairman of the Board of Directors, or in his absence, by the Secretary, or the person elected by majority of votes of the shares represented at the meeting.

DÉCIMA NOVENA. Las asambleas generales ordinarias y extraordinarias de accionistas serán presididas por el Presidente del Consejo de Administración o, en su ausencia, por el Secretario o, en ausencia de ambos, por la persona que designe la asamblea por mayoría de votos de las acciones representadas en la asamblea de accionistas de que se trate.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

The Secretary of the Board of Directors shall act as Secretary at the Shareholders Meetings; in his absence, the person elected by a majority of votes of the shares represented at the meeting will act as such. The Chairman shall appoint, among the persons present, one or more Tellers, who will determine the existence of the required quorum.

El Secretario del Consejo de Administración actuará como secretario de las asambleas de accionistas; en su ausencia, lo hará la persona designada por la asamblea por mayoría de votos de las acciones representadas en la asamblea de accionistas de que se trate. El presidente nombrará uno o más escrutadores de entre los presentes, para que determinen si existe o no, quórum legal necesario.

TWENTIETH. An Ordinary General Shareholders Meeting shall be considered legally convened, in view of a first call, whenever at least 50% (fifty per cent) of the Company’s capital stock is represented thereat; in the case of a second call, Ordinary General Shareholders Meetings shall be considered legally convened, regardless of the number of the shares represented.

VIGÉSIMA. Las Asambleas Generales Ordinarias de Accionistas se considerarán legalmente instaladas, en virtud de primera convocatoria, si se encuentra representado cuando menos el 50% (cincuenta por ciento) del capital social; en caso de segunda o ulterior convocatoria, las asambleas generales ordinarias se considerarán legalmente instaladas cualquiera que sea el número de acciones representadas.

Extraordinary General Shareholders Meetings shall be considered legally convened in view of a first call, whenever, at least, 75% (seventy five per cent) of the capital stock is represented. In the case of a second or subsequent call, Extraordinary General Shareholders Meetings shall be considered legally convened if, at least, 50% (fifty percent) of the capital stock is represented.

Las Asambleas Generales Extraordinarias de Accionistas se considerarán legalmente instaladas, en virtud de primera convocatoria si está representado, cuando menos, el 75% (setenta y cinco por ciento) del capital social. En caso de segunda o ulterior convocatoria, las Asambleas Generales Extraordinarias de Accionistas se considerarán legalmente instaladas si en ellas está representado, cuando menos, el 50% (cincuenta por ciento) del capital social.

TWENTY FIRST.  Resolutions adopted at the Ordinary General Shareholders Meetings, may be validly adopted by the vote of the holders of the majority of shares that represent the Company’s capital stock at the meeting, on the first or subsequent call.

VIGÉSIMA PRIMERA. Las resoluciones de las Asambleas Generales Ordinarias de Accionistas serán válidas si se aprueban por el voto de la mayoría de las acciones que estuvieren representadas en la asamblea, ya sea en primera o ulteriores convocatorias.

Resolutions adopted at the Extraordinary General Shareholders Meetings may be validly adopted, by the vote of the holders of at least 50% (fifty percent) of the shares that represent the Company’s capital stock, on the first or subsequent call.

Las resoluciones de las Asambleas Generales Extraordinarias de Accionistas serán válidas si se aprueban por el voto de las acciones que representen cuando menos el 50% (cincuenta por ciento) del capital social, bien sea en primera o ulteriores convocatorias.

According to provisions of Article 178 of the General Law of Commercial Companies, the resolutions adopted by the unanimous vote of the shareholders representing all the shares with voting rights, without holding a Shareholders Meeting shall have, for all legal effects, the same validity as if they were adopted by the shareholders in a General Shareholders Meeting, as long as the resolutions are confirmed in writing.

De conformidad con las disposiciones del Artículo 178 de la Ley General de Sociedades Mercantiles, las resoluciones adoptadas por unanimidad de votos de los accionistas que representen la totalidad de las acciones con derecho a voto, sin celebrarse Asamblea de Accionistas tendrán, para todos los efectos legales, la misma validez que si hubieren sido adoptadas por los accionistas en una Asamblea General de Accionistas, siempre que estas resoluciones se confirmen por escrito.

TWENTY SECOND. The minutes of Shareholders	VIGÉSIMA SEGUNDA. Las actas de las Asambleas

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
Meetings shall be transcribed in the Minute Book. A file shall be formed for each meeting wherein copies of the minutes, the Attendance List signed by all the shareholders present at the meeting and the Teller, the proxies exhibited, and, if applicable, copies of published calls and documents that were submitted to the meeting, such as reports of the Board of Directors and Statutory Auditors, financial statements of the Company and other such documents are filed.

de Accionistas serán transcritas en el Libro de actas respectivo. De cada asamblea se formará un expediente en el que se conservarán ejemplares del acta y de la lista de asistencia a la asamblea firmada cada uno de los accionistas y por el escrutador, y, en su caso, las cartas, la copia de las publicaciones en las que haya aparecido la convocatoria para la asamblea y, copias de los informes del Consejo y de los comisarios, los estados financieros de la Sociedad y cualesquiera otros documentos que hubieren sido sometidos a la consideración de la asamblea.

When it is not possible to transcribe the minutes of a Shareholders Meeting in the minute book, they shall be formalized with a notary public. The minutes of Extraordinary Shareholders Meetings shall be recorded in the protocol of a notary public.

Si el acta de alguna asamblea no puede ser transcrita en el libro correspondiente, la misma será protocolizada ante notario público. Las actas de asambleas extraordinarias se protocolizarán ante notario público.

The minutes of all Shareholders Meetings and affidavits concerning those meetings that could not be held for lack of a quorum shall be signed by the persons who chaired and recorded at the meeting.
Todas las actas de Asambleas de Accionistas, así como las constancias respecto de las que no se hubieren podido celebrar por falta de quórum, serán firmadas por el Presidente y el Secretario de la Asamblea.

CHAPTER IV MANAGEMENT AND SUPERVISION	CAPITULO IV ADMINISTRACION Y VIGILANCIA

TWENTY THIRD. The Company will be managed by a Board of Directors or a Sole Director, as determined by the Ordinary General Shareholders Meeting. In the event the Company is managed by a Board of Directors, two or more proprietary members will compose the Board of Directors and the Ordinary General Shareholders Meeting may appoint alternate members of the Board, in the understanding that alternate members may substitute any proprietary member, unless the General Shareholders Meeting provides otherwise. It will not be necessary to be a shareholder of the Company in order to be a member of the Board of Directors, either proprietary or alternate.

VIGÉSIMA TERCERA. La administración de la Sociedad estará a cargo de un Consejo de Administración o un Administrador Único según lo determine la Asamblea General Ordinaria de Accionistas. En caso de que sea administrada por un Consejo de Administración, éste estará integrado por dos o más miembros propietarios designados por la Asamblea General Ordinaria de Accionistas, la cual decidirá si se nombran miembros suplentes, en el entendido que los miembros suplentes podrán sustituir a cualquier miembro propietario, salvo que la Asamblea General Ordinaria determine lo contrario. No será necesario ser accionista de la Sociedad para ser miembro del Consejo de Administración, ya sea propietario o sustituto.

The Sole Director or the members of the Board of Directors, as the case may be, will fulfill their duties for an undefined term. However, they may be removed at any time by resolution of the General Shareholders Meeting.

Los miembros del Consejo de Administración o Administrador Único desempeñarán sus puestos por tiempo indeterminado pudiendo ser removidos de sus cargos en cualquier momento por resolución de la Asamblea General Ordinaria de Accionistas.

TWENTY FOURTH. Each shareholder or group of shareholders owning at least 25% (twenty five percent) of the capital stock shall be entitled to name one (1) proprietary member and, as the case may be, the respective alternate.

VIGÉSIMA CUARTA. Cada accionista o grupo de accionistas que sea titular por lo menos del 25% (veinticinco por ciento) del capital social, tendrán derecho a nombrar a un Consejero Propietario y, en su caso al respectivo suplente.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

TWENTY FIFTH. Each year, the Board of Directors shall elect a Chairman among its members. Furthermore, the Board of Directors shall appoint a Secretary who need not be a member of the Board.
VIGÉSIMA QUINTA. Cada año, el Consejo de Administración designará, de entre sus miembros, al Presidente de dicho Consejo. Además, el Consejo designará un Secretario, quien podrá o no ser miembro del propio Consejo.

In the event the Company is managed by a Sole Director, any reference made in these By-Laws to the Board of Directors as a body will be understood as referring to the Sole Director. Likewise, any reference to the Secretary of the Board of Directors will be understood as a reference to the Secretary non-member of the Board of Directors.

En caso de que la Sociedad sea administrada por un Administrador Único, cualquier referencia en estos estatutos al Consejo de Administración se entenderá como una referencia al Administrador Único. Asimismo, cualquier referencia hecha en los presentes estatutos al Secretario del Consejo de Administración se entenderá hecha también con respecto al Secretario no miembro del Consejo de Administración.

TWENTY SIXTH. The Board of Directors shall hold meetings whenever called by the Chairman, the Secretary, or any two Directors. The Board of Directors may, in the first meeting held after the end of each fiscal year, set dates for the meetings to be held during that fiscal year.

VIGÉSIMA SEXTA. El Consejo de Administración celebrará sesiones cuando sea convocado al efecto por su Presidente o por el Secretario o por cualesquiera dos miembros del propio Consejo. El Consejo de Administración podrá determinar, en la primera sesión que celebre después de la clausura de cada ejercicio social, las fechas para la celebración de las sesiones que hayan de verificarse durante el ejercicio social de que se trate.

The Board of Directors Meetings shall be called by means of a written notice with acknowledgement of receipt given to all of the members at least 15 (fifteen) calendar days before the date set for the meeting.

Las convocatorias a las sesiones del Consejo de Administración serán por medio de un aviso por escrito con acuse de recibo, que deberán entregarse a todos los Consejeros por lo menos 15 (quince) días calendario antes de la fecha fijada para la reunión.

No call shall be required when all of the Directors or their respective alternates are present.	No se requerirá convocatoria alguna cuando todos los Consejeros Propietarios o sus respectivos Suplentes se encuentren presentes.

TWENTY SEVENTH. The Board of Directors shall hold meetings at the corporate domicile or in any other place within or outside Mexico. The minutes of a Board of Directors’ Meeting will be recorded in the corresponding minutes book and shall be signed by all members thereat.

VIGÉSIMA SÉPTIMA. El Consejo de Administración celebrará sus sesiones en el domicilio social; sin embargo, si el propio Consejo así lo resuelve, podrá sesionar en lugar distinto a dicho domicilio o fuera de México. Las actas de las sesiones del Consejo de Administración serán transcritas en el libro respectivo y serán firmadas por todos los asistentes.

The Board of Directors’ Meetings may be held through conference calls, videoconference or any other means of telecommunications as set forth in the call for the relevant meeting, provided that the resolutions adopted by a meeting so held shall be confirmed in writing by the participants thereof.

Las sesiones de Consejo de Administración podrán celebrarse mediante conferencias telefónicas, videoconferencias o cualesquier otros medios de telecomunicaciones de conformidad con lo establecido en la convocatoria para la sesión correspondiente, en el entendido que las resoluciones adoptadas en dicha sesión de Consejo celebrada de ese modo deberán ser confirmadas por escrito por los participantes de la misma.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

TWENTY EIGHTH. In order for the Board of Directors’ Meeting to be legally convened, a majority of the Directors or their respective alternates shall always be present.
VIGÉSIMA OCTAVA. Para que las sesiones del Consejo de Administración se consideren legalmente constituidas, se requerirá en todo caso la asistencia de cuando menos la mayoría de sus miembros propietarios o sus respectivos suplentes.

The Board of Directors shall adopt its resolutions by the majority vote of the directors present, whether proprietary or alternate. The Chairman shall have no casting vote.
El Consejo de Administración tomará sus resoluciones por mayoría de votos de los Consejeros presentes, ya sean éstos miembros propietarios o miembros suplentes en funciones. El Presidente no tendrá voto de calidad.

According to provisions of Article 143 of the General Law of Commercial Companies, the resolutions adopted, without holding a Board of Directors Meeting, by the unanimous vote of the members of the Board or their respective alternates, shall have the same validity as if they were adopted at a Board of Directors’ Meeting, as long as the resolutions so adopted are confirmed in writing.

De conformidad con las disposiciones del Artículo 143 de la Ley General de Sociedades Mercantiles, las resoluciones tomadas fuera de Sesión del Consejo de Administración, por unanimidad de votos de sus miembros, sean estos propietarios o suplentes en funciones, tendrán para todos los efectos legales, la misma validez que si hubieren sido adoptadas en Sesión del Consejo de Administración, siempre que dichas resoluciones se confirmen por escrito.

TWENTY NINTH. The Sole Director or, if applicable, the Board of Directors shall have the amplest authority to administer and direct the business of the Company as well as to dispose of its properties. Without limiting the generality of the foregoing, the Sole Director or the Board of Directors, as the case may be, shall have the following authority:

VIGÉSIMA NOVENA. El Administrador Único o, en su caso, el Consejo de Administración, tendrán las más amplias facultades para administrar y dirigir los negocios de la Sociedad, y para disponer de sus bienes. Sin limitar la generalidad de lo anterior, el Administrador Único o el Consejo de Administración, según sea el caso, en forma enunciativa más no limitativa, gozarán de las siguientes facultades:

1.- A general power of attorney for lawsuits and collections in the terms of the first paragraph of Section 2554 of the Civil Code for the Federal District, with all those general and special powers which may require special clause in accordance with Section 2587 of the same Code and the corresponding provisions of articles 2554 and 2587 which may govern in the Federal Civil Code and the Civil Codes of other States of Mexico. The power hereby granted can be exercised before all federal, state, municipal, state-owned corporations, companies with government participation, administrative, military, labor and judicial authorities. Without limiting the generality of the foregoing, this power expressly grants authorization to initiate all kinds of judicial actions and appeals and to desist therefrom, including the action of “amparo”; to participate at judicial auctions and to adjudicate properties in favor of the grantor of this power of attorney; to submit criminal accusations, cooperate with the General Attorney and submit all kinds of evidence; to grant criminal pardons and to desist from criminal accusations; to enter into judicial agreements; to

1.- Poder general para pleitos y cobranzas en los términos del primer párrafo del Artículo 2554 del Código Civil para el Distrito Federal, con inclusión de todas aquellas facultades generales y especiales que requieran poder o cláusula especial, en los términos del Artículo 2587 del mismo Código y sus correlativos de los Artículos 2554 y 2587 de los que rigen en el Código Civil Federal y en los Códigos de todos los Estados de los Estados Unidos Mexicanos. El poder que se otorga podrá ejercitarse ante toda clase de autoridades, ya sean federales, estatales, municipales, organismos descentralizados o empresas de participación estatal, administrativas, militares, laborales y judiciales. Sin limitar la generalidad de lo anterior, el presente poder otorgar facultades expresas para intentar toda clase de juicios y recursos y desistir de ellos, incluso el juicio de “amparo”; para formular posturas en subastas, pujas y adjudicarse bienes en favor de la mandante; para presentar denuncias y querellas, coadyuvar con el Ministerio Público y presentar toda clase de pruebas, otorgar el perdón del ofendido y desistir de las querellas;

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
submit controversies to the decision of arbitrators and to settle conventional procedures; to become a witness in direct or cross examinations; to execute individual or collective labor agreements. The above authorizations are mentioned only in an enunciating fashion, but not in a limited one.

celebrar convenios judiciales; someter juicios a la decisión de árbitros y para pactar procedimientos convencionales; articular y absolver posiciones; celebrar contratos individuales o colectivos de trabajo. Las facultades anteriores, se mencionan solamente en forma enunciativa, más no limitativa.

2.- A general power of attorney for acts of administration, pursuant to the provisions of the second paragraph of Section 2554 of the Civil Code for the Federal District and its correlatives in force in the Federal Civil Code and all of the States of Mexico.

2.- Poder general para actos de administración, en los términos del segundo párrafo del artículo 2554 del Código Civil para el Distrito Federal y sus correlativos de los que rigen en el Código Civil Federal y en todos los Estados de los Estados Unidos Mexicanos.

3.- A general power of attorney for acts of ownership in terms of the third paragraph of Section 2554 of the Civil Code for the Federal District and its correlatives in force in the Federal Civil Code and all of the States of Mexico.

3.- Poder general para ejercer actos de dominio en los términos del tercer párrafo del artículo 2554 del Código Civil para el Distrito Federal y sus correlativos de los que rigen en el Código Civil Federal y en todos los Estados de los Estados Unidos Mexicanos.

4.- A general power of attorney to subscribe, guarantee and endorse negotiable instruments and to perform financial activities, pursuant to Article 9 of the General Negotiable Instruments and Credit Transaction Law.
4.- Poder para suscribir, avalar y endosar títulos de crédito y celebrar operaciones financieras, en los términos del Artículo 9 de la Ley General de Títulos y Operaciones de Crédito.

5.- A power of attorney to manage, authorize the opening or cancellation of bank accounts in name of the Company and designate the persons who will sign against them.	5.- Poder para manejar, autorizar la apertura o cancelación de cuentas bancarias a nombre de la Sociedad y designar a las personas que habrán de girar en contra de ellas.

6.- To appoint the CEO, CFO, General Manager, Assistant Managers and other directing officers, as well as officers, agents and employees of the Company, determine their authority, working conditions and compensations, and remove them from their posts.

6.- Poder para designar al Director General (CEO), Director de Finanzas (CFO), Gerente General, Sub-Gerentes y demás funcionarios administrativos, así como Apoderados, Agentes y Empleados de la Sociedad, determinar sus poderes, condiciones de trabajo y remuneraciones, y removerlos de sus cargos.

7.- To prepare and adopt internal labor regulations.	7.- Preparar y adoptar reglamentos internos de trabajo.

8.- To perform all the acts authorized by the corporate By-Laws or resulting from the same.	8.- Realizar todos los actos autorizados por los estatutos sociales o que sean consecuencia de los mismos.

9.- To call the Shareholders Meetings and carry out its resolutions; and	9.- Convocar a Asambleas de Accionistas y llevar a cabo sus resoluciones; y

10.- To delegate its authority, to one or more persons, either partially or totally and with authority withholding, and to confer on behalf of the individuals they deem pertinent the special or general powers pursuant to sections one, two, three, four, and five above, as well as to revoke the powers that the Board of Directors or the

10.- Delegar sus facultades, a una o más personas, ya sea total o parcialmente y con reserva de su ejercicio, y conferir en favor de las personas que estimen pertinente los poderes especiales o generales en los términos de los incisos uno, dos, tres, cuatro y cinco que anteceden, así como revocar los poderes que el Administrador Único o

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
Sole Directors or their agents granted.	el Consejo de Administración o los apoderados llegaren a otorgar.

THIRTIETH. The General Director and all of the Directors and Directors, in its case, shall have the powers that were conferred on them at the time of their designation as such and which from time to time may be broadened or restricted by express resolution of the General Shareholders Meeting or the Board of Directors.

TRIGÉSIMA. El Director General y el o los Directores y Gerentes, en su caso, tendrán las facultades que se les confieran al ser designados, mismas que en todo caso podrán ser ampliadas o restringidas por acuerdo expreso de la Asamblea General de Accionistas o del Consejo de Administración.

THIRTY FIRST. The supervision of the Company’s operations shall be vested in one or more Statutory Auditors, each of which may have his respective alternate if the General Ordinary Shareholders Meeting so determines. The Statutory Auditors and their alternates need not be shareholders; they shall hold office for a term of 1 (one) year and may be reelected for successive terms of office; they shall continue to discharge their duties until their successors take office. For this purpose, 1 (one) year is deemed to be the period between one Annual Ordinary General Shareholders Meeting and the following such meeting.

TRIGÉSIMA PRIMERA. La vigilancia de las operaciones de la Sociedad estará a cargo de uno o más Comisarios, cada uno de los cuales podrán tener su respectivo suplente si así lo acuerda la Asamblea General Ordinaria de Accionistas. Los Comisarios Propietarios y sus Suplentes, podrán o no ser accionistas, durarán en su puesto 1 (un) año y podrán ser reelectos indefinidamente, pero en todo caso continuarán en el desempeño de sus cargos hasta que las personas designadas para sustituirlos tomen posesión de sus cargos. Para los fines citados, un año se contará de la fecha de una Asamblea General Ordinaria Anual de Accionistas a la de la siguiente de la misma especie.

The Statutory Auditors from time to time may request the Secretary of the Board of Directors to issue a certified copy of the minutes of any Shareholders Meeting or meeting of the Board of Directors.
Los Comisarios en cualquier tiempo, podrán solicitar al Secretario del Consejo de Administración, copia certificada de cualquiera de las actas de Asambleas de Accionistas o de sesiones del Consejo de Administración.

THIRTY SECOND. Each Statutory Auditor shall have the powers and obligations imposed on him by Article 166 of the General Law of Commercial Companies.	TRIGÉSIMA SEGUNDA. Cada Comisario tendrá las facultades y obligaciones que le impone el Artículo 166 de la Ley General de Sociedades Mercantiles.

THIRTY THIRD. The members of the Board of Directors and the Statutory Auditor shall not have the obligation to guarantee the performance of their duties, except if the General Shareholders Meeting which appoint them resolves otherwise; the guaranty they grant, in its case, will not be canceled until the General Shareholders Meeting has approved their duties during the period in which they performed their positions.

TRIGÉSIMA TERCERA. Los miembros del Consejo de Administración y los Comisarios de la Sociedad no tendrán la obligación de garantizar el desempeño de sus cargos, salvo que la Asamblea General de Accionistas que los designe establezca otra cosa; la garantía que otorguen, en su caso, no será cancelada sino después de que la Asamblea General de Accionistas haya aprobado sus gestiones durante el periodo que hayan estado en funciones.

THIRTY FOURTH. The members of the Board of Directors and the Statutory Auditors shall keep absolute confidentiality with respect to the information and the issues that come to their knowledge by reason of their position in the Company, when such information or issues are not for public nature.

TRIGÉSIMA CUARTA. Los miembros del Consejo de Administración y los Comisarios deberán guardar absoluta confidencialidad respecto la información y los asuntos que tengan conocimiento con motivo de su cargo en la Sociedad, cuando dicha información o asuntos no sean de carácter público.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
CHAPTER V FISCAL YEAR, FINANCIAL INFORMATION AND PROFITS AND LOSSES	CAPITULO V EJERCICIOS SOCIALES, INFORMACIÓN FINANCIERA Y UTILIDADES Y PÉRDIDAS

THIRTY FIFTH. Fiscal years will go through January 1st until December 31st of each year.	TRIGÉSIMA QUINTA. Los ejercicios sociales correrán del 1 de enero al 31 de diciembre de cada año.

THIRTY SIXTH. Within 4 (four) months following the closing date of each fiscal year, a report embodying the information provided for in Article 172 of the General Law of Commercial Companies shall be prepared and submitted to the Annual Ordinary General Shareholders Meeting.

TRIGÉSIMA SEXTA. Dentro de los 4 (cuatro) meses siguientes a la fecha de cierre de cada ejercicio social, se preparará un reporte que incluya la información prevista en el Artículo 172 de la Ley General de Sociedades Mercantiles, el cual deberá ser sometido a la aprobación de la Asamblea General Ordinaria Anual de Accionistas.

THIRTY SEVENTH. Subject to all applicable legal provisions, each year the Shareholders Meeting shall indicate a percentage that shall not be less than 5% (five percent) of the net earnings to be set aside to form the Legal Reserve Fund, until such time as said fund is equivalent to at least one-fifth (1/5) of the capital stock. This fund shall be reestablished in the same manner whenever it is diminished for any reason. The allocation of the rest of the net earnings shall be at the discretion of the Shareholders Meeting.

TRIGÉSIMA SÉPTIMA. Con sujeción a las disposiciones legales aplicables, anualmente se separará de las utilidades netas el porcentaje que la Asamblea de Accionistas señale para formar el fondo de reserva legal, que no podrá ser menor del 5% (cinco por ciento), hasta que dicho fondo equivalga por lo menos a la quinta (1/5) parte del capital social. Este fondo deberá ser reconstituido de la misma manera cuando disminuya por cualquier motivo. La aplicación del resto de las utilidades netas quedará a discreción de la Asamblea.

THIRTY EIGHTH. Losses of the Company shall be borne by the shareholders on a pro rata basis up to the payment in full of their shares. Consequently, the holders of paid-in stock shares have no further responsibility for the corporate liabilities.

TRIGÉSIMA OCTAVA. Los accionistas serán responsables por las pérdidas de la Sociedad en proporción a las acciones que posean, pero su responsabilidad queda limitada al pago del capital social. En consecuencia, los tenedores de acciones liberadas no tendrán ulterior responsabilidad alguna por las obligaciones sociales.

The founders of the Company do not have any special interest in the profits of the Company.	Los accionistas fundadores de la Sociedad no tienen ninguna participación especial en las utilidades de la Sociedad.

CHAPTER VI DISSOLUTION AND LIQUIDATION	CAPITULO VI DISOLUCIÓN Y LIQUIDACIÓN

THIRTY NINTH. The Company shall be dissolved in any of the cases provided in Article 229 of the General Law of Commercial Companies.	TRIGÉSIMA NOVENA. La Sociedad se disolverá en cualquiera de los casos previstos en el Artículo 229 de la Ley General de Sociedades Mercantiles.

FORTIETH. Once the dissolution of the Company shall be declared, the same shall be put into liquidation, which will be entrusted to one or more liquidators who must act jointly, as decided by the General Shareholders Meeting.

CUADRAGÉSIMA. Declarada la disolución de la Sociedad, ésta se pondrá en estado de liquidación, la cual estará a cargo de uno o más liquidadores que deberán obrar conjuntamente, según decida la Asamblea General de Accionistas.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
FORTY FIRST. The liquidators will represent the Company with powers of attorney of domain, administration and lawsuits and collections, including, without limitation, all those authorities that require power of attorney or special clause, unless the General Shareholders Meeting limits its authorities.

CUADRAGÉSIMA PRIMERA.  Los liquidadores representarán a la sociedad con facultades de dominio, de administración y para pleitos y cobranzas, sin limitación alguna, con inclusión de todas aquellas facultades que requieran poder o cláusula especial, a menos que la Asamblea General de Accionistas limite sus facultades.

FORTY SECOND. The liquidators will proceed to the liquidation and distribution of the product of the same among the shareholders, on a pro rata basis based on the number of shares then held by each, in accordance with the Articles 241 and other relatives of the General Law of Commercial Companies.

CUADRAGÉSIMA SEGUNDA.  Los liquidadores procederán a la liquidación y a la distribución del producto de ésta entre los accionistas en proporción al número de sus acciones, de acuerdo con los Artículos 241 y demás relativos de la Ley General de Sociedades Mercantiles.

CHAPTER VII GENERAL PROVISIONS	CAPITULO VII DISPOSICIONES GENERALES

FORTY THIRD. The shareholders shall not be in any case responsible for the obligations of the Company and they will only be liable for the amount of the capital stock subscribed or acquired by them.
CUADRAGÉSIMA TERCERA.  Los accionistas no serán en caso alguno responsables por las obligaciones de la Sociedad y solamente responderán hasta por el monto del capital social suscrita o adquirida por ellos.

FORTY FOURTH. For matters not otherwise foreseen in these bylaws, the provisions of the General Law of Commercial Companies shall apply. In the event of a controversy between the Company and its shareholders, or else, between the shareholders for matters in connection with the Company, they expressly submit to the competent courts located of Mexico City, waiving any other jurisdiction that may correspond to them due to their current or future domicile or for any other reason.

CUADRAGÉSIMA CUARTA. En todo lo no previsto específicamente en estos Estatutos, se aplicarán las disposiciones conducentes de la Ley General de Sociedades Mercantiles. En caso de cualquier controversia entre la Sociedad y sus accionistas, o bien, entre los accionistas por cuestiones relativas a la Sociedad, la primera y los segundos se someten expresamente a la jurisdicción de los tribunales competentes de la Ciudad de México, renunciado a cualquier otro fuero que pudiera corresponderles en razón de su domicilio actual o futuro o por cualquier otra razón.

EXHIBIT F
FORM OF PROCESS AGENT POWER OF ATTORNEY
[A SER OTORGADO ANTE NOTARIO PÚBLICO EN MÉXICO/TO BE GRANTED
BEFORE A MEXICAN NOTARY PUBLIC]
PRIMERA. [Elías Sacal Cababié/ ES Agrupación, S.A. de C.V.] (el “Poderdante”) CONFIERE Y OTORGA en favor de la sociedad denominada [nombre del Agente del Proceso] (el “Apoderado”), un PODER IRREVOCABLE para PLEITOS Y COBRANZAS, especial en cuanto a su objeto, pero tan amplio como sea necesario en los términos de los artículos dos mil quinientos cincuenta y tres y dos mil quinientos cincuenta y cuatro, primer párrafo del Código Civil Federal y sus artículos correlativos en los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos y la Ciudad de México, para que, en su nombre y representación, el Apoderado, a través de cualquiera de sus funcionarios, representantes, apoderados o empleados, actuando individual o conjuntamente, actúe como representante del Poderdante, y reciba en su nombre y representación, toda clase de avisos, notificaciones, comunicaciones, resoluciones, sentencias y emplazamientos de cualquier naturaleza en relación con cualquier demanda, acción, procedimiento o juicio, incluyendo sin limitación alguna procedimientos judiciales, administrativos o arbitrales, derivados de o relacionados con el Contrato de Combinación de Negocio (Business Combination Agreement), de fecha 13 de marzo de 2023, celebrado entre HCM Acquisition Corp, el Poderdante, [Elías Sacal Cababié o ES Agrupación, S.A. de C.V.], Murano Global B.V., MPV Investment B.V., Murano Global Cayman y Murano P.V., S.A. de C.V. (según el mismo sea modificado de tiempo en tiempo, el “Contrato de Combinación de Negocio”), así como cualquier otro contrato, convenio, acuerdo, instrumento, pagaré, documento o transacción que se derive de, o relacione con, el Contrato de Combinación de Negocio; en el entendido de que el Apoderado no requiere de aviso o consentimiento del Poderdante para ejercer este poder y que cualquier notificación, aviso, comunicación, resolución, sentencia o emplazamiento será considerada como una notificación personal al Poderdante para todos los efectos legales.
SEGUNDA. El Poderdante señala como domicilio convencional para recibir cualquiera de las notificaciones o emplazamientos antes citados el ubicado en [dirección del Agente del Proceso], o cualquier otro domicilio que en el futuro designe el Apoderado.
TERCERA. El poder especial que se otorga es irrevocable de conformidad con el artículo dos mil quinientos noventa y seis del Código Civil Federal y sus artículos correlativos en los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos y de la Ciudad de México, por ser un medio para cumplir con una obligación contraída por el Poderdante conforme al Contrato de Combinación de Negocio.
CUARTA. El poder especial que se confiere en este acto estará vigente en tanto el Contrato de Combinación de Negocio permanezca vigente y/o existan y se concluyan definitivamente cualquier reclamación, acción o litigio en relación con dicho contrato y/o cualquier otro contrato o documento referido en el Contrato de Combinación de Negocio.
QUINTA. Los gastos, honorarios, derechos o impuestos que se generen con motivo del otorgamiento de este poder correrán a cargo del Poderdante.